    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1997
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

  WILSONS THE LEATHER EXPERTS INC.                  Minnesota                           5651                 41-1839933
  GUARANTORS:
  WILSONS LEATHER HOLDINGS INC.                     Minnesota                           5651                 41-1838394
  WILSONS CENTER, INC.                              Minnesota                           5651                 41-1840154
  ROSEDALE WILSONS, INC.                            Minnesota                           5651                 06-1240330
  RIVER HILLS WILSONS, INC.                         Minnesota                           5651                 41-1711590
  BERMANS THE LEATHER EXPERTS INC.                  Delaware                            5651                 41-1580755
  WILSONS HOUSE OF SUEDE, INC.                      California                          5651                 95-1576546
  WILSONS TANNERY WEST, INC.                        California                          5651                 95-4175734
  WILSONS LEATHER OF ALABAMA INC.                   Alabama                             5651                 41-1712339
  WILSONS LEATHER OF CONNECTICUT INC.               Connecticut                         5651                 06-1112410
  WILSONS LEATHER OF FLORIDA INC.                   Florida                             5651                 41-1728910
  WILSONS LEATHER OF GEORGIA INC.                   Georgia                             5651                 36-3747480
  WILSONS LEATHER OF INDIANA INC.                   Indiana                             5651                 62-1320269
  WILSONS LEATHER OF IOWA INC.                      Iowa                                5651                 41-1714107
  WILSONS LEATHER OF LOUISIANA INC.                 Louisiana                           5651                 72-1272462
  WILSONS LEATHER OF MARYLAND INC.                  Maryland                            5651                 36-3788264
  WILSONS LEATHER OF MASSACHUSETTS INC.             Massachusetts                       5651                 95-3931368
  WILSONS LEATHER OF MICHIGAN INC.                  Michigan                            5651                 36-3785904
  WILSONS LEATHER OF NEW JERSEY INC.                New Jersey                          5651                 41-1750883
  WILSONS LEATHER OF NEW YORK INC.                  New York                            5651                 36-3886689
  WILSONS LEATHER OF NORTH CAROLINA INC.            North Carolina                      5651                 04-2634270
  WILSONS LEATHER OF OHIO INC.                      Ohio                                5651                 95-4112843
  WILSONS LEATHER OF PENNSYLVANIA INC.              Pennsylvania                        5651                 95-3750365
  WILSONS LEATHER OF RHODE ISLAND INC.              Rhode Island                        5651                 06-1095955
  WILSONS LEATHER OF TENNESSEE INC.                 Tennessee                           5651                 41-1750897
  WILSONS LEATHER OF TEXAS INC.                     Texas                               5651                 75-2509217
  WILSONS LEATHER OF VIRGINIA INC.                  Virginia                            5651                 62-1220241
  WILSONS LEATHER OF WEST VIRGINIA INC.             West Virginia                       5651                 95-3761888
  WILSONS LEATHER OF WISCONSIN INC.                 Wisconsin                           5651                 41-1713169
  WILSONS LEATHER OF ARKANSAS INC.                  Arkansas                            5651                 41-1754836
  WILSONS LEATHER OF DELAWARE INC.                  Delaware                            5651                 52-1380392
  WILSONS LEATHER OF MISSISSIPPI INC.               Mississippi                         5651                 41-1848726
  WILSONS LEATHER OF MISSOURI INC.                  Missouri                            5651                 41-1750899
  WILSONS LEATHER OF SOUTH CAROLINA INC.            South Carolina                      5651                 57-0993516
  WILSONS LEATHER OF VERMONT INC.                   Vermont                             5651                 41-1689726
  WILSONS INTERNATIONAL INC.                        Minnesota                           5651                 41-1577526
(Eact name of the Registrants x             (State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
asspecified in their charters)               incorporation or organization)  Classification Code Number) Identification No.)

                            7401 BOONE AVENUE NORTH
                        BROOKLYN PARK, MINNESOTA 55428
                                (612) 391-4000
  (Address, including ZIP Code, and telephone number, including Area Code, of the Registrants' principal executive offices)

                                DAVID L. ROGERS
                                   PRESIDENT
                       WILSONS THE LEATHER EXPERTS INC.
                            7401 BOONE AVENUE NORTH
                        BROOKLYN PARK, MINNESOTA 55428
                                (612) 391-4000
(Name, address, including ZIP Code, and telephone number, including Area Code, of agent for service)

                                  COPIES TO:
                                  KRIS SHARPE
                             RAMONA L. BASKERVILLE
                              FAEGRE & BENSON LLP
                              2200 NORWEST CENTER
                         MINNEAPOLIS, MINNESOTA 55402
                                (612) 336-3000

  Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                                        PROPOSED
                                                           PROPOSED      MAXIMUM
                                              AMOUNT       MAXIMUM      AGGREGATE   AMOUNT OF
          TITLE OF EACH CLASS OF               TO BE    OFFERING PRICE  OFFERING   REGISTRATION
        SECURITIES TO BE REGISTERED         REGISTERED   PER NOTE(1)    PRICE(1)      FEE(2)
-----------------------------------------------------------------------------------------------
11 1/4% Series B Senior Notes due 2004....  $75,000,000      100%      $75,000,000   $22,728
-----------------------------------------------------------------------------------------------
Subsidiary Guarantees of the11 1/4% Series
 B Senior Notes due 2004..................      --            --           --           --

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(1) Estimated solely for the purpose of calculating the registration fee under
    Rule 457.
(2) Pursuant to Rule 457(n), no separate registration fee is payable with respect to the subsidiary guarantees.

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1997

PROSPECTUS

                                      LOGO

                               OFFER TO EXCHANGE
                     11 1/4% SERIES B SENIOR NOTES DUE 2004
           FOR ALL OUTSTANDING 11 1/4% SERIES A SENIOR NOTES DUE 2004

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                NEW YORK CITY TIME, ON    , 1997 UNLESS EXTENDED

                                  -----------

  Wilsons The Leather Experts Inc. ("Wilsons" or the "Company") is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 11 1/4% Series B Senior Notes due 2004 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 11 1/4% Series A Senior Notes due 2004 (the "Private Notes"), of which $75,000,000 in aggregate principal amount was issued on August 18, 1997 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and
(ii) holders of the Exchange Notes will generally not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an Indenture (as defined) governing the Private Notes and the Exchange Notes. The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Senior Notes." See "The Exchange Offer" and "Description of Senior Notes."

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 11 1/4% per annum and the interest thereon will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 1998. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (August 18, 1997). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 P.M., New York City time, on    , 1997,
unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to 5:00 P.M., New York City Time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Private Notes being tendered for exchange. Private Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Private Notes, the Company will promptly return all previously tendered Private Notes to the holders thereof.

                                  -----------

                   THE DATE OF THIS PROSPECTUS IS    , 1997.

(Continued from prior page)

  The Senior Notes may be redeemed, in whole or in part, at any time on or after August 15, 2001, at the option of the Company, at the redemption prices set forth herein, plus, in each case, accrued and unpaid interest to the date of redemption. In addition, at any time prior to August 15, 2000, the Company may, at its option, redeem up to 25% of the aggregate principal amount of the Senior Notes at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of a public offering of the Company's common stock, provided that at least 75% of the original aggregate principal amount of the Senior Notes remains outstanding immediately after the occurrence of such redemption. See "Description of Senior Notes--Optional Redemption."

  The Senior Notes will be general unsecured obligations of the Company and will rank senior in right of payment to all existing and future subordinated Indebtedness (as defined herein) of the Company and will rank pari passu in right of payment with all other current and future unsubordinated Indebtedness of the Company. The Senior Notes will be unconditionally guaranteed on a senior basis (the "Guarantees") by each of the Company's domestic Subsidiaries (as defined herein) (the "Guarantors"). The Guarantees will be senior unsecured obligations and will rank senior in right of payment to all existing and future Indebtedness of the Guarantors that is subordinated to such Guarantees and will rank pari passu in right of payment with all other current and future unsubordinated obligations of the Guarantors. An indirect Subsidiary of the Company is the borrower under the Senior Credit Facility (as defined herein), and the Company and its other direct and indirect domestic Subsidiaries are guarantors under the Senior Credit Facility. Such borrowings and guarantees are secured by substantially all of the assets of the Company and the respective Guarantors. Accordingly, the Senior Notes and the Guarantees will be effectively subordinated to all obligations under the Senior Credit Facility and the guarantees of such loans to the extent of the value of the assets securing such loans and guarantees. As of August 2, 1997, on a pro forma basis (as described herein), there would have been $43.9 million of senior Indebtedness outstanding under the Senior Credit Facility (consisting solely of outstanding letters of credit) and there would have been no other senior Indebtedness and no subordinated Indebtedness outstanding. The terms of the Indenture (as defined herein) will permit the Company and the Guarantors to incur additional Indebtedness, subject to certain limitations. See "Description of Senior Notes."

  In the event of a Change of Control (as defined herein), holders of the Senior Notes will have the right to require the Company to make an offer to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of Senior Notes--Repurchase at the Option of Holders--Change of Control."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes

(Continued from prior page)

were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Prior to the Exchange Offer, there has been no public market for the Senior Notes. The Company does not intend to list the Exchange Notes on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Senior Notes will develop. To the extent that a market for the Senior Notes does develop, the market value of the Senior Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Senior Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Established Public Market and Restrictions on Resale."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of this Prospectus. See "Plan of Distribution."

  The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "The Exchange Offer."

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in each global note representing the Exchange Notes will be shown on, and

(Continued from prior page)

transfers thereof will be effected only through, records maintained by the Depository and its participants. After the initial issuance of any such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "The Exchange Offer--Book-Entry Transfer" and "Description of Senior Notes--Book Entry, Delivery and Form."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S FUTURE FINANCIAL POSITION, BUSINESS STRATEGY, BUDGETS, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "INTEND," "ESTIMATE," "ANTICIPATE," "BELIEVE," "SHOULD," "PLANS" OR "CONTINUE" OR THE NEGATIVE THEREOF OR VARIATIONS THEREON OR SIMILAR TERMINOLOGY. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, OR PERSONS ACTING ON ITS BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and consolidated financial statements and pro forma financial information (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the "Company" or "Wilsons" mean Wilsons The Leather Experts Inc. and its Subsidiaries, including the Predecessor Companies, and all references to the "Predecessor Companies" mean Wilsons Center, Inc., Rosedale Wilsons, Inc. and their subsidiaries prior to the acquisition of such companies by the Company from CVS New York, Inc. (formerly Melville Corporation) ("CVS") on May 26, 1996 (the "Acquisition"). Unless otherwise indicated, references to the Company's fiscal year refer to the year ended on the Saturday closest to January 31, which for the most recent fiscal year end was February 1, 1997. Unless indicated, references to 1996 in this Prospectus refer to the twelve months ended February 1, 1997. The fiscal year of the Predecessor Companies prior to the Acquisition ended on December 31. When information is indicated to be on a "pro forma" basis, such information gives effect to: (i) the Restructuring (as defined herein); (ii) the Acquisition, accounted for under the purchase method of accounting; (iii) the initial public offering of the Company's common stock and common stock purchase warrants consummated on June 2, 1997 (including the subsequent exercise of the underwriter's overallotment option) and the application of the net proceeds therefrom; and (iv) the offering of the Private Notes (the "Offering") and the application of the net proceeds therefrom, in each case, with respect to statement of operations data, as if such events had occurred on January 28, 1996 (except the Restructuring which is as of the date it occurred) and, with respect to balance sheet data, as of the date presented. See "Pro Forma Unaudited Consolidated Financial Statements."

                                  THE COMPANY

  Wilsons is the leading specialty retailer of men's and women's leather outerwear, apparel and accessories in the United States. The Company's nationwide network of 452 retail stores is located in 44 states and the District of Columbia and England. The Company offers quality leather products under several formats: "Wilsons The Leather Experts," the Company's traditional mall-based store, offers a full range of moderately priced merchandise, while "Tannery West" and "Georgetown Leather Design" are mall-based stores offering a more targeted line of upscale merchandise. As of August 2, 1997, Wilsons operated 12 airport stores, which focus on selling accessories to business travelers and tourists, and 440 mall-based stores. The Company supplements its mall-based operations with holiday stores and seasonal kiosks during its peak selling period from October through December and plans to open approximately 200 holiday stores and 100 kiosks in 1997. For the twelve months ended August 2, 1997, the Company generated net sales of $410.0 million and Adjusted EBITDA (as defined herein) of $31.4 million.

  Wilsons offers an extensive selection of quality merchandise at affordable prices, with a consistent focus on customer service through its staff of sales associates trained in leather types, quality and care. The Company offers more than 6,000 stock keeping units ("SKUs") of men's and women's leather apparel and leather accessories such as gloves, handbags, wallets, briefcases, planners and computer cases. Wilsons offers quality merchandise at affordable prices to provide value for its customers and to develop a loyal customer base. The Company believes it can offer lower prices than its competitors for merchandise of comparable quality due to its integrated global sourcing capability, merchandising strategy, and efficient, cost-effective distribution system. Wilsons' mall-based stores average approximately 2,000 square feet in size and are located primarily in high-traffic regional shopping malls with a merchandising strategy targeted to the demographics and buying patterns of the surrounding population. Management believes the Company's global sourcing, nationwide store network, value-based quality merchandise and strong customer service combine to provide the Company with competitive advantages over other mall-based leather retailers, and contribute to attractive cash flow margins.

  Wilsons has increased its Adjusted EBITDA from $15.0 million for the fiscal year ended December 31, 1994 to $31.4 million for the twelve-month period ended August 2, 1997, a compound annual growth rate of approximately 33%. Over the same period, the Company's Adjusted EBITDA margin has increased from 3.2% to 7.7%, primarily as a result of the Company's: (i) Restructuring; (ii) vertically-integrated global product sourcing; (iii) merchandising strategy; and (iv) distribution system.

  Restructuring. As part of a program to enhance the Company's profitability and improve its portfolio of stores, management closed 156 stores, between January 1, 1995 and May 25, 1996, that had not achieved targeted cash flow levels, wrote off an amount of goodwill and certain other non-productive assets and recorded charges for certain related lease obligations (the "Restructuring"). As part of the Restructuring, in 1995 the Company recorded a Restructuring charge of $134.3 million related to store closings and the write-off of goodwill and other intangibles, and an asset impairment charge of $47.9 million related to the write-off of certain assets. Following the Restructuring, the Company maintained its geographically diverse store base and improved its financial results, which management believes positions the Company for future revenue and cash flow growth.

  Vertically-Integrated Global Product Sourcing. Wilsons' integrated global product sourcing network allows the Company to design, purchase leather for, and contract for the manufacturing of most of the apparel and accessories sold in its stores. In 1996, Wilsons contracted for the manufacture of approximately
1.8 million leather garments, which management believes makes the Company the largest leather apparel purchaser in the world. This volume purchasing and vertical integration provides Wilsons with greater operational control and flexibility resulting in reduced order lead times, increased responsiveness to changing consumer preferences and fashion trends, and the ability to offer its customers better value by providing quality products at competitive prices.

  Merchandising Strategy. Since 1992, Wilsons has reduced its sourcing time from approximately 120 days to approximately 90 days by more closely integrating the Company's designers and merchandisers with its extensive contract manufacturing sources. This reduced sourcing time results in more successful product lines, efficient inventory management and the reduced need for markdowns on merchandise at the end of the selling season. The benefits of the reduced sourcing time are enhanced by the Company's newly implemented merchandise information system. This system is designed to improve the quality and availability of merchandising data to allow management to better analyze merchandise trends and adjust its merchandising strategies.

  Distribution System. Management believes the Company has a significant competitive advantage by virtue of its ability to manage the flow of its merchandise from the sourcing of leather through the sale of its apparel and accessories in the Company's retail stores. Wilsons' merchandise is shipped directly from the contract manufacturers to the Company's state-of-the-art distribution center. Wilsons has also redesigned and automated its distribution center to more efficiently process merchandise. As a result, approximately 40% of the merchandise received in the distribution center is sent directly to the Company's stores through cross-docking, which allows for more efficient handling and more timely delivery of inventory and reduced distribution expense.

BUSINESS STRATEGY

  Wilsons' objectives are to gain additional market share, strengthen its position as the largest specialty retailer of leather outerwear, apparel and accessories in the United States and increase the cash flow and profitability of the Company. Key elements of the Company's business strategy include:

  Promote the Company's Leather Expertise. The Company has built its image as "The Leather Experts" by offering its customers an extensive selection of affordably priced quality leather merchandise and expertise in the unique properties and care of leather merchandise. The Company provides ongoing training for its sales associates in leather types, quality and care to develop the associates' leather expertise and to deliver a high level of customer service.

  Maximize Merchandising Opportunities Through Vertical Integration. Wilsons' operations integrate the design of leather merchandise, the development and sourcing of new leather textures, colors and finishes, and the contract manufacturing and importation of goods to efficiently deliver merchandise to its stores. The Company believes that its vertical integration gives it several competitive advantages over other mall-based leather retailers, including the ability to:

  .  Reduce the amount of cash needed to maintain optimal inventory levels;
  .  Better manage order lead times and delivery schedules;
  . Change its merchandise mix and respond more rapidly to fashion trends and consumer demand;
  . Purchase leather and contract for manufacturing at favorable prices; and . Reorder faster selling merchandise within the same selling season.

  Create Brand Recognition. Over 80% of Wilsons' products are sold under its proprietary brand names, including Wilsons the Leather Experts(TM), Tannery West(R), Georgetown Leather Design(R), Berman Buckskin(TM), Adventure Bound(R), Maxima(R), Open Road(TM) and M. Julian(R), which are trademarks and registered trademarks of the Company. These proprietary brand name products typically generate higher gross margins than other products offered by the Company. This branding permits the Company to provide unique merchandise not sold by other retailers. In addition to its own brands, Wilsons also selectively offers designer brands such as Guess?(R), Jones New York(R), Kenneth Cole(R), Andrew Marc(R) and Bosca(R), which brand names and registered trademarks are the property of their respective holders. The combination of Wilsons' brands with these designer brands is intended to enhance the value of the Company's brands and the breadth and depth of Wilsons' selection.

REVENUE AND CASH FLOW GROWTH STRATEGY

  Wilsons seeks to strengthen its market position and improve its operating results by focusing on higher margin products, further reducing costs, increasing comparable store sales and selectively growing its store base. The improved profitability of the Company's store base and stronger cash flow margins following the Restructuring have positioned Wilsons to take advantage of future growth opportunities. Key elements of Wilsons' growth strategy include:

  Continue to Enhance Profit Margins. Wilsons strives to increase its operating margins by: (i) emphasizing higher margin accessories in its mall-based stores' merchandise mix and opening additional airport stores that primarily focus on accessories; (ii) fully utilizing the Company's recently upgraded merchandise information system to better match store style allocations to customer purchasing patterns and thereby reduce markdowns; (iii) increasing productivity in the Company's distribution center and by further leveraging administrative expenses; and (iv) improving the utilization of its outlet stores to efficiently sell slower moving products.

  Increase Comparable Store Sales. Wilsons is implementing programs to improve its comparable store sales. These programs include: (i) maintaining a broad assortment of classic, functional merchandise while offering merchandise reflecting current fashion trends to attract customers into its stores; (ii) improving sales associates' productivity by offering incentives to improve their sales per hour and more closely monitoring their performance; and (iii) altering display of merchandise in the stores during non-peak selling seasons to emphasize accessories.

  Increase Store Base. The Company plans to increase the number of its stores and continue to open and operate holiday stores and seasonal kiosks during its peak selling season. The increase in stores is expected to come from the opening of new stores utilizing the following formats:

  . Mall-Based Stores. Wilsons currently plans to open 12 to 17 new traditional mall-based stores per year in markets or regional malls that management believes offer growth opportunities and significant profit potential.

  . Airport Stores. High traffic business traveler and tourist locations offer significant growth opportunities for the Company. These locations generally offer more accessories, including travel luggage and executive accessories. These stores typically generate higher revenue per square foot and are subject to less seasonal variation than traditional mall-based stores. Wilsons has opened 12 airport locations since 1993 and currently plans to open at least six airport stores per year for the next several years.

  . Seasonal Concepts. Wilsons has developed the expertise required to successfully open holiday stores and seasonal kiosks that operate in malls for three to four months each year. Typically, holiday stores temporarily occupy vacant store space in malls where the Company does not operate a traditional store. Holiday stores allow the Company to evaluate the potential of new markets and malls as permanent locations for new Wilsons' mall-based stores. Seasonal kiosks are generally designed to complement and enhance the operation of the traditional Wilsons stores in the same mall. Wilsons currently plans to open approximately 200 holiday stores and 100 seasonal kiosks in 1997.

The Company is also exploring the use of different store concepts, layouts and merchandise offerings within its portfolio of mall-based stores and may also consider wholesaling opportunities that fit its distribution strategy.

                                    GENERAL

  The Company was organized as a Minnesota corporation in May 1996 to acquire all of the issued and outstanding capital stock of Wilsons Center, Inc. (the "Wilsons Shares"), the holding company of the Predecessor Companies. On May 26, 1996, the Company, which was ultimately owned by management and an investor group, acquired the Wilsons Shares from CVS, the parent company to the Predecessor Companies. See "The Acquisition." The Company's principal executive offices are located at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428 and its telephone number is (612) 391-4000.

  Wilsons' common stock is traded on the Nasdaq National Market under the symbol "WLSN." The closing share price of the common stock on October 1, 1997 was $11.50 per share.

                               THE EXCHANGE OFFER

The Exchange Offer........  The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $75,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer."

                            Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. (See, e.g., Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991), collectively, the "No-Action Letters.") Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters.

                            Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes."

Registration Rights         The Private Notes were sold by the Company on
Agreement.................  August 18, 1997 to BancAmerica Securities, Inc.
                            (the "Initial Purchaser") pursuant to a Purchase
                            Agreement, dated August 14, 1997, by and among the Company, the Initial Purchaser and the Guarantors
                            (the "Purchase Agreement"). Pursuant to the
                            Purchase Agreement, the Company, the Initial
                            Purchaser and the Guarantors entered into a Registration Rights Agreement, dated as of August
                            18, 1997 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The
                            Exchange Offer is intended to satisfy certain of such rights, which, except as otherwise noted under "Description of Senior Notes--Registration Rights;
                            Liquidated Damages," will terminate with regard to Private Notes exchanged for Exchange Notes upon the consummation of the Exchange Offer. See "The
                            Exchange Offer--Termination of Certain Rights."

Expiration Date...........  The Exchange Offer will expire at 5:00 p.m., New
                            York City time, on      , 1997, unless the Exchange
                            Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
Exchange Notes and the      The Exchange Notes will bear interest from and
Private Notes.............  including the date of issuance of the Private Notes
                            (August 18, 1997). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."

Conditions to the           The Exchange Offer is subject to certain customary
Exchange Offer............  conditions that may be waived by the Company. The
                            Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--
                            Conditions."

Procedures for Tendering
Private Notes.............  Each holder of Private Notes wishing to accept the
                            Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation, to Norwest Bank Minnesota, National Association, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in the No-Action Letters (see "The Exchange Offer-- Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or
                            Item 508, as applicable, of Regulation S-K of the Commission, and (v) such holder is not an

                            "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
Beneficial Owners.........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery         Holders of Private Notes who wish to tender their
Procedures................  Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed
                            Delivery Procedures."

Acceptance of the Private
Notes and Delivery of the   Subject to the satisfaction or waiver of the
Exchange Notes............  conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights.........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                            Exchange Offer--Withdrawal of Tenders."

Certain Federal Income
Tax Consequences..........  For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent............
                            Norwest Bank Minnesota, National Association, is serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

  The Exchange Offer applies to $75,000,000 in aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights, except as otherwise noted under "Description of Senior Notes--Registration Rights; Liquidated Damages," will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Senior Notes."

Issuer......................  Wilsons The Leather Experts Inc.

Securities Offered..........  $75,000,000 principal amount of 11 1/4% Series B
                              Senior Notes due 2004.

Maturity Date...............  August 15, 2004.

Interest Payment Dates......  February 15 and August 15, commencing on February
                              15, 1998.

Mandatory Sinking Fund or
Redemption..................
                              None.

Optional Redemption.........  The Senior Notes may be redeemed, in whole or in part, at any time on or after August 15, 2001, at the option of the Company, at the redemption prices set forth herein, plus, in each case, accrued and unpaid interest to the date of redemption. In addition, at any time prior to August 15, 2000, the Company may, at its option, redeem up to 25% of the aggregate principal amount of the Senior Notes at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of a public offering of the Company's common stock, provided that at least 75% of the original aggregate principal amount of the Senior Notes remains outstanding immediately after the occurrence of such redemption.

Change of Control...........  In the event of a Change of Control, holders of the Senior Notes will have the right to require the Company to make an offer to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Ranking/Guarantees..........  The Senior Notes will be general unsecured obligations of the Company and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company and will rank pari passu in right of payment with all other current and future unsubordinated Indebtedness of the Company. The payment of principal and interest on the Senior Notes will be fully and unconditionally guaranteed
                              (the "Guarantees") on a joint and several basis by each of the Company's domestic Subsidiaries (the "Guarantors"). The Guarantees will be senior unsecured obligations and will rank senior in right of payment to all existing and future Indebtedness of the Guarantors that is subordinated to such Guarantees and will rank pari passu in right of payment with all other current and future unsubordinated obligations of the Guarantors. An indirect Subsidiary of the Company, Wilsons Leather Holdings Inc. ("WLHI"), is the borrower under the Senior Credit Facility, and the Company and its other direct and indirect domestic Subsidiaries are guarantors under the Senior Credit Facility. Such borrowings and guarantees are secured by substantially all of the assets of the Company and the respective Guarantors. Accordingly, the Senior Notes and the Guarantees will be effectively subordinated to all obligations under the Senior Credit Facility and the guarantees of such loans to the extent of the value of the assets securing such loans and guarantees. As of August 2, 1997, on a pro forma basis, there would have been $43.9 million of senior Indebtedness outstanding under the Senior Credit Facility (consisting solely of outstanding letters of credit) and there would have been no other senior Indebtedness and no subordinated Indebtedness outstanding. The terms of the Indenture pursuant to which the Senior Notes will be issued will permit the Company and the Guarantors to incur additional Indebtedness, subject to certain limitations. See "Description of Senior Notes."

Certain Covenants...........  The Indenture will, among other things, limit the ability of the Company and its Subsidiaries to: incur additional Indebtedness; make certain restricted payments; make certain investments; grant liens on assets; sell assets; enter into transactions with Affiliates; issue Capital Stock of Subsidiaries; and merge, consolidate or transfer substantially all of their assets.

Global Notes................  The Senior Notes initially will be represented by a global note or notes in fully registered form and will be deposited with a custodian for, and registered in the name of a nominee of, DTC. Beneficial interests in a global note will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Institutional "accredited investors" that are not Qualified Institutional Buyers ("QIBs") will receive certificates for the Senior Notes owned by them, which cannot be transferred through the facilities of DTC, except to QIBs and institutional "accredited investors."

Registration Rights;
Liquidated Damages..........
                              Under certain circumstances, the Company may be required to cause to become effective under the Securities Act a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the resale of the Senior Notes and keep such Shelf Registration Statement effective until two years after the effective date thereof. In the event the registration requirements are not met, a Registration Default shall be deemed to have occurred and specified Liquidated Damages will become payable with respect to the Senior Notes until such Registration Default has been cured.

Use of Proceeds.............  The Company will not receive proceeds from the
                              Exchange Offer. The net proceeds to the Company from the issuance and sale of the Private Notes were approximately $72.1 million. The Company intends to use the net proceeds as follows: (i) $56.5 million were used to repurchase its outstanding 10.0% Senior Secured Subordinated Note (the "CVS Note") and pay accrued interest thereon; and (ii) $15.6 million will be used for general corporate purposes, including capital expenditures and additional store openings.

Risk Factors................  See "Risk Factors" for a discussion of certain factors that should be considered by holders of the Private Notes in evaluating the Exchange Offer, including factors affecting forward-looking statements.

     SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

  The following tables present summary historical and pro forma consolidated financial data of the Company, which should be read in conjunction with the consolidated historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary historical consolidated financial data as of February 1, 1997 and for the period from inception (May 26, 1996) to February 1, 1997 have been derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The summary consolidated financial data as of December 31, 1994 and 1995, for the years ended December 31, 1994 and 1995 and for the five-month period ended May 25, 1996 have been derived from the consolidated financial statements of the Predecessor Companies audited by KPMG Peat Marwick LLP. The consolidated financial data for the five-month period ended May 27, 1995 and for the eight months ended January 27, 1996 have been derived from unaudited consolidated financial statements of the Predecessor Companies. The consolidated financial data for the twenty-seven week period ended August 3, 1996 have been derived from unaudited financial statements of the Predecessor Companies (seventeen weeks ended May 25, 1996) and from financial statements of the Company audited by Arthur Andersen LLP (ten weeks ended August 3, 1996). The consolidated financial data for the twenty-six week period ended August 2, 1997 have been derived from unaudited consolidated financial statements of the Company. The pro forma statement of operations data, the store operations data and the balance sheet data as of and for the periods set forth below are unaudited. In the opinion of management, the unaudited information contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of operations for the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996, for the period from inception (May 26, 1996) to February 1, 1997, and for the twenty-seven weeks and twenty-six weeks ended August 3, 1996 and August 2, 1997, respectively, are not necessarily indicative of the results of operations for the entire year. Prior to the Acquisition, the Predecessor Companies were operated as part of CVS. The historical consolidated financial data presented herein reflect certain periods during which the Company did not operate as an independent company. Such information, therefore, may not reflect the results of operations or the financial condition of the Company which would have resulted had the Company operated as an independent company during such earlier reporting periods, and are not necessarily indicative of the Company's future results or financial condition.

     SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA
                   (IN MILLIONS EXCEPT STORE AND RATIO DATA)

                                                                                                    COMBINED
                                    PREDECESSOR COMPANIES                  COMPANY               COMPANIES(/3/)  COMPANY
                         ----------------------------------------------- -----------             -------------- ---------
                                                                         PERIOD FROM                             TWENTY-
                           YEARS ENDED       FIVE MONTHS        EIGHT     INCEPTION      PRO                       SIX
                          DECEMBER 31,          ENDED          MONTHS     (MAY 26,   FORMA (/1/)                  WEEKS
                         ----------------  ----------------     ENDED     1996) TO   YEAR ENDED   TWENTY-SEVEN    ENDED
                                           MAY 27,  MAY 25,  JANUARY 27, FEBRUARY 1, FEBRUARY 1,  WEEKS ENDED   AUGUST 2,
                          1994     1995     1995     1996       1996        1997      1997(/2/)  AUGUST 3, 1996   1997
                         -------  -------  -------  -------  ----------- ----------- ----------- -------------- ---------
STATEMENT OF OPERATIONS
 DATA:
Net sales..............  $ 474.6  $ 462.4  $ 124.7  $ 109.6    $ 367.6     $ 345.1     $ 422.6       $108.2      $ 93.4
Costs and expenses:
 Cost of goods sold,
 buying and occupancy
 costs.................    329.4    317.0     99.9     86.2      238.5       222.1       285.2         90.9        84.2
 Selling, general and
  administrative
  expenses.............    130.2    114.9     45.9     34.8       76.4        75.8       102.4         41.3        36.5
 Depreciation and
  amortization.........     22.3     21.4      9.0      4.7       13.3         1.0         1.4          3.8         0.9
 Restricted stock
  compensation
  expense..............      --       --       --       --         --          1.5        10.0          --          0.9
 Restructuring and
  asset impairment
  charges..............      --     182.2      --       --       182.2         --          --           --          --
                         -------  -------  -------  -------    -------     -------     -------       ------      ------
Income (loss) from
 operations............     (7.3)  (173.1)   (30.1)   (16.1)    (142.8)       44.7        23.6        (27.8)      (29.1)
Interest expense, net..      8.4     10.4      3.4      1.6        7.4         5.3        10.3          2.4         1.9
                         -------  -------  -------  -------    -------     -------     -------       ------      ------
Income (loss) before
 income taxes..........    (15.7)  (183.5)   (33.5)   (17.7)    (150.2)       39.4        13.3        (30.2)      (31.0)
Income tax provision
 (benefit).............     (3.1)   (10.1)    (5.5)    (6.6)      (4.6)       15.5         9.3        (11.1)      (11.2)
                         -------  -------  -------  -------    -------     -------     -------       ------      ------
Net income (loss)......  $ (12.6) $(173.4) $ (28.0) $ (11.1)   $(145.6)    $  23.9     $   4.0       $(19.1)     $(19.8)
                         =======  =======  =======  =======    =======     =======     =======       ======      ======
OTHER DATA:
Adjusted EBITDA (/4/)..  $  15.0  $  30.5  $ (21.1) $ (11.4)   $  52.7     $  47.2     $  35.0       $(24.0)     $(27.3)
Capital expenditures...     20.7     10.1      2.9      3.6        7.5         5.9         9.3          4.3         2.6

                                                COMBINED ACTUAL PRO FORMA(/1/)
                                                --------------- --------------
LATEST TWELVE MONTHS ENDED AUGUST 2, 1997:
Net sales......................................     $410.0          $410.0
Adjusted EBITDA (/4/)..........................       31.4            31.4
Cash interest expense (/5/)....................        2.0             9.9
Ratio of Adjusted EBITDA/cash interest expense
 (/6/).........................................       15.7x            3.2x
Ratio of total long-term debt/Adjusted EBITDA
 (/7/).........................................        2.0x            2.4x

                                                                                                          COMBINED
                                    PREDECESSOR COMPANIES                        COMPANY               COMPANIES(/3/)  COMPANY
                         ----------------------------------------------------- -----------             -------------- ---------
                                                                               PERIOD FROM                             TWENTY-
                          YEARS ENDED                                 EIGHT     INCEPTION      PRO                       SIX
                         DECEMBER 31,      FIVE MONTHS ENDED         MONTHS     (MAY 26,   FORMA (/1/)                  WEEKS
                         ---------------   --------------------       ENDED     1996) TO   YEAR ENDED   TWENTY-SEVEN    ENDED
                                           MAY 27,     MAY 25,     JANUARY 27, FEBRUARY 1, FEBRUARY 1,  WEEKS ENDED   AUGUST 2,
                          1994     1995      1995        1996         1996        1997      1997(/2/)  AUGUST 3, 1996   1997
                         ------   ------   --------    --------    ----------- ----------- ----------- -------------- ---------
STORE DATA:
Traditional stores:
 Open at end of period..    628      548          567         480      494         461         461          477           452
 Net sales per square
  foot for stores open
  entire year........... $  340   $  373          --          --       --          --         $389          --            --
 Change in comparable
  store sales (/8/).....   (5.1)%   (1.5)%        4.4%        3.9%    (3.1)%      (2.7)%      (1.3)%        0.0%        (5.8)%
Peak number of seasonal
 stores during period...    135      227          --          --       227         376         376          --            --


                                                           COMPANY
                                                       ---------------
                                                       AUGUST 2, 1997
                                                       ---------------
                                                                 PRO
                                                       ACTUAL  FORMA (/1/)(/9/)
                                                       ------- -------
BALANCE SHEET DATA:
Cash and cash equivalents............................. $  24.1 $  39.8
Working capital.......................................    76.3    90.4
Total assets..........................................   140.0   158.6
Total long-term debt (/7/)............................    62.5    75.0
Shareholders' equity..................................    33.5    37.9

--------
(1) See "Pro Forma Unaudited Consolidated Financial Statements."
(2) The pro forma period for the year ended February 1, 1997 includes results of operations for 53 weeks.
(3) The twenty-seven weeks ended August 3, 1996 represent a period which combines the results of operations of the Predecessor Companies prior to the Acquisition from January 28, 1996 through May 25, 1996, and the Company after the Acquisition from May 26, 1996 through August 3, 1996.
(4) EBITDA represents income (loss) from operations, plus depreciation and amortization. Adjusted EBITDA represents EBITDA plus Restricted Stock (as defined herein) compensation expense and Restructuring and asset impairment charges. Adjusted EBITDA in 1995 and for the eight months ended January 27, 1996 includes the Restructuring and asset impairment charges of $182.2 million. Adjusted EBITDA for the period from inception (May 26, 1996) to February 1, 1997, pro forma for the year ended February 1, 1997 and for the twenty-six weeks ended August 2, 1997 includes the Restricted Stock compensation expense of $1.5 million, $10.0 million and $0.9 million, respectively. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow or as a measure of liquidity or as an alternative to net earnings as indicative of operating performance. Adjusted EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt.
(5) Cash interest expense represents net interest expense less non-cash interest on the CVS Note and amortization of deferred financing fees.
(6) This ratio differs from the Fixed Charge Coverage Ratio as defined under the Indenture. See "Description of Senior Notes."
(7) Actual total long-term debt includes $1.2 million of accrued interest on the CVS Note that was paid upon repurchase of the CVS Note on August 18, 1997. Total long-term debt does not include $43.9 million of outstanding letters of credit as of August 2, 1997.
(8) Comparable store sales means sales generated by stores open at least one full year.
(9) The pro forma balance sheet data as of August 2, 1997 reflects the pro forma adjustments for the Offering and the application of the net proceeds therefrom.

                                 RISK FACTORS

  Prospective investors in the Exchange Notes should consider carefully the following risk factors, in addition to the other information contained in this Prospectus concerning the Company and its business, before investing in the Exchange Notes offered hereby. In addition, this Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Overview," "--Business Strategy," "--Growth Strategy," "--Vertically Integrated Operations," "--Store Formats,""--Marketing and Advertising," "-- Distribution," "--Management Information Systems" and "Pro Forma Unaudited Consolidated Financial Statements," as well as in the Prospectus generally. The Company's actual results could differ materially from those anticipated in or suggested by such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

LEVERAGE AND DEBT SERVICE; CAPITAL REQUIREMENTS

  The Company and the Guarantors have and will continue to have substantial Indebtedness and significant debt service obligations, especially during periods of seasonal borrowings under the Senior Credit Facility, which reached peaks of $48.2 million in outstanding borrowings and $60.9 million in outstanding letters of credit during the third and second quarters, respectively, of 1996. On a pro forma basis, the Company's consolidated Indebtedness and stockholders' equity as of August 2, 1997 would have been $118.9 million (which includes the Senior Notes and $43.9 million of outstanding letters of credit) and $37.9 million, respectively. Of such total debt, $43.9 million (outstanding letters of credit) would have been secured Indebtedness effectively ranking senior to Guarantees of the Senior Notes. In addition, subject to the restrictions contained in the Senior Credit Facility and the Indenture, the Company and the Guarantors may incur additional Indebtedness from time to time to finance acquisitions, for capital expenditures and for other purposes. At August 2, 1997 on a pro forma basis, the restrictions imposed under the Indenture would have permitted the Company and the Guarantors to incur up to an additional $12.0 million in Indebtedness under the Senior Credit Facility plus an additional $6.0 million of capital leases or purchase money debt effectively ranking senior to the Senior Notes and the Guarantees, immediately after consummation of the Offering. See "Capitalization," "Pro Forma Unaudited Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company's level of consolidated Indebtedness will have several important effects on its future operations, including: (i) a substantial portion of the Company's consolidated cash flow from operations must be dedicated to the payment of interest on its Indebtedness and will not be available for other purposes; (ii) covenants contained in the Senior Credit Facility require the Company and the Guarantors to meet certain financial tests; (iii) such covenants, the Indenture and certain other restrictions may limit the Company's ability to borrow additional funds or dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities; and (iv) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be impaired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Senior Notes" and "Description of Senior Credit Facility."

  The Company's ability to meet its consolidated debt service obligations and reduce its Indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and financial, business and other factors affecting the operations of the Company, many of which are beyond its control, including those identified as "Risk Factors" herein. Based upon the current and anticipated level of operations, the Company believes, however, that its consolidated cash flow from operations, together with amounts available under the Senior Credit Facility and remaining net proceeds from the sale of the Senior Notes, should be adequate to meet its anticipated requirements for working capital, capital expenditures and interest payments until expiration of the facility in 1999, when the Company expects to extend or replace such facility. There can be no assurance, however, that the Company's business will continue to generate consolidated cash flow at or above current levels. If the Company is unable to generate sufficient consolidated cash flow from operations in the future to service its consolidated debt, it may be required to refinance all or a portion of existing debt, including the Senior Notes, or to obtain additional financing. There can be no assurance that the Senior Credit Facility will be extended or replaced upon expiration thereof, or that any such refinancing would be possible, that any additional financing could be obtained or that any refinancing or additional financing would be on terms which are favorable to the Company. The inability to obtain additional financing or refinancing on favorable terms could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability.

EFFECTIVE SUBORDINATION OF SENIOR NOTES

  WLHI has the ability to borrow up to $150.0 million on a revolving credit basis under the Senior Credit Facility, subject to borrowing base limitations, with a $90.0 million sublimit for letters of credit. As of August 2, 1997, there was approximately $43.9 million outstanding under the Senior Credit Facility, consisting solely of letters of credit. The Senior Credit Facility (including borrowings and outstanding letters of credit) and guarantees thereof by the Company and its domestic Subsidiaries are secured by liens on substantially all of the assets of the Company and the Guarantors. Accordingly, the lenders under the Senior Credit Facility will have claims with respect to the assets constituting collateral for any Indebtedness (including outstanding letters of credit) thereunder that will be satisfied prior to the unsecured claims of holders of the Senior Notes. See "Description of Senior Credit Facility." In addition, the Indenture does not prohibit, although it restricts, the Company and the Guarantors from incurring additional secured Indebtedness. See "Description of Senior Notes." The Senior Notes will be effectively subordinated to the Senior Credit Facility and any other secured Indebtedness, to the extent of such security interests. In the event of a default on the Senior Notes or a bankruptcy, liquidation or reorganization of the Company or any Guarantor, the assets subject to such security interests will be available to satisfy obligations of the secured debt before any payment could be made on the Senior Notes or the Guarantees. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of Senior Notes upon an acceleration of the Senior Notes. To the extent that the value of such collateral is insufficient to satisfy such secured Indebtedness, amounts remaining outstanding on such secured Indebtedness would be entitled to share pari passu with the Senior Notes and other unsecured, unsubordinated claimants (including trade creditors) with respect to any other assets of the Company and the Guarantors. At August 2, 1997, on a pro forma basis, the Senior Notes would have been effectively subordinated to $43.9 million of secured Indebtedness, with increases in such amounts expected as the Company approaches its peak seasonal consolidated borrowings under the Senior Credit Facility.

HOLDING COMPANY STRUCTURE

  Because the Company conducts substantially all of its operations through its Subsidiaries, it is required to rely entirely upon payment from its Subsidiaries for the funds necessary to meet its obligations, including the payment of interest on and principal of the Senior Notes. The ability of the Subsidiaries to make such payments will be subject to, among other things, applicable state laws and the payment limitations in the Senior Credit Facility. Claims of creditors of the Company's Subsidiaries will generally have priority as to the assets of such Subsidiaries over the claims of creditors of the Company.

  Although the Guarantees provide the holders of the Senior Notes with a direct claim against the assets of the Guarantors, enforcement of the Guarantees against any Guarantor would be subject to certain "suretyship" defenses available to guarantors generally, and such enforcement would also be subject to certain defenses available to the Subsidiary Guarantors in certain circumstances. See "--Fraudulent Conveyance Risks." Although the Indenture contains waivers of most "suretyship" defenses, there can be no assurance that those waivers would be enforced by a court in a particular case. To the extent that the Guarantees are not enforceable for any reason, the Senior Notes and Guarantees would be effectively subordinated to all liabilities of the Guarantors, including trade payables of such Guarantors. In addition, the Senior Credit Facility contains covenants limiting the Subsidiaries' ability to pay dividends and make advances to the Company. Except with respect to the Guarantees, none of the Subsidiaries are obligated or required to pay any amounts due pursuant to the Senior Notes or to make funds available therefor in the form of dividends or advances to the Company. The Senior Credit Facility will generally permit Subsidiaries to pay dividends in amounts sufficient to pay interest on the Senior Notes; however, such dividends may not be paid in the event of a payment default under the Senior Credit Facility. The payment of dividends to the Company by its Subsidiaries is also contingent upon the earnings of those Subsidiaries and board approval of those Subsidiaries.

DECLINE IN COMPARABLE STORE SALES; LOSSES

  The Company's comparable store sales declines were 5.8% for the first two quarters of 1997, and 1.3%, 1.5%, 5.1% and 13.8% during 1996, 1995, 1994 and
1993, respectively. The comparable store sales decrease for the twenty-six week period ended August 2, 1997 was primarily attributable to less low-priced clearance merchandise associated with fewer closed stores in the immediately preceding quarter compared to the period one year earlier. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company believes that the comparable store sales decline for the year 1996 was primarily the result of weak demand for the Company's current fashion merchandise in the fourth quarter in the midwest area of the United States. The Company believes that the declines from 1993 through 1995 were primarily attributable to an industry-wide decline in sales of retail leather apparel, and outerwear in general, and due in part to a shift in consumer discretionary spending away from apparel. Continuation of comparable store sales declines could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability.

  As part of the Restructuring, the Company incurred non-recurring Restructuring and asset impairment charges aggregating $182.2 million in October 1995, which resulted in a net loss of $173.4 million for 1995. The Company incurred a net loss of $12.6 million in 1994, due in large part to:
(i) decreases in comparable store sales; (ii) increases in cost of goods sold and buying and occupancy costs; and (iii) an increase in operating expenses associated with the 40 new stores opened in 1993 and the 31 Georgetown Leather Design stores acquired in 1993.

  As a result of the completion of the Offering and the immediate vesting of the remaining shares of Restricted Stock, the Company will be required to record a non-cash, after-tax charge of $8.5 million ($900,000 of which was recorded in the twenty-six weeks ended August 2, 1997) that will be partially offset by an extraordinary after-tax gain arising from the repurchase of the CVS Note of $3.8 million. Such net charge will significantly and adversely impact the Company's income (loss) from operations and net income (loss) for the fiscal quarter ending November 1, 1997 and for the fiscal year ending January 31, 1998. There can be no assurance that the Company will not incur additional losses in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGING FASHION TRENDS AND CONSUMER PREFERENCES

  The Company's sales and profitability depend upon the continued demand by its customers for leather apparel and accessories. The Company believes that its success depends in large part upon its ability to anticipate, gauge and respond in a timely manner to changing consumer demands and fashion trends and upon the appeal of leather to the Company's customers. When leather apparel is not generally in fashion (as was the case in the early 1990s), the Company's results of operations are adversely affected. There can be no assurance that the demand for leather apparel or accessories will not decline or that the Company will be able to anticipate, gauge and respond to changes in fashion trends. A decline in the demand for leather apparel and accessories or a misjudgment in fashion trends by the Company could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability.

ADVERSE ECONOMIC CONDITIONS AND CONSUMER SHOPPING PATTERNS

  The Company's sales could be adversely affected by a weak retail environment. Apparel retailers are subject to general economic conditions and purchases of apparel may decline at any time, especially during recessionary periods. In addition, the Company's financial performance is also sensitive to changes in consumer spending trends and shopping patterns. Wilsons' stores are located primarily in enclosed regional malls. Consequently, the ability of Wilsons to sustain or increase its level of sales is dependent in part on the continued popularity of malls as shopping destinations and the ability of malls or tenants and other attractions to generate a high volume of customer traffic. Mall traffic may be adversely affected by, among other things, economic downturns, the closing of anchor department stores, weather, accessibility to strip malls or alternative shopping formats (such as catalogs) and changes in consumer preferences and shopping patterns, all of which are beyond the Company's control. A decrease in the volume of mall traffic and shifts in consumer discretionary spending to other products or a general reduction in the level of such spending could adversely affect the Company. The foregoing factors could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability.

SEASONALITY

  A significant portion of the Company's sales is generated in the period from October through December (55.6% for the twelve months ended February 1, 1997), which includes the holiday selling season. During the period from the day after Thanksgiving through January 4, 1997, the Company generated 34.9% of its sales. Net sales are generally lowest during the period from April through July. The Company typically does not become profitable, if at all, until the fourth quarter of a given year. As a result, the Company's annual results of operations have been, and will continue to be, heavily dependent on the results of operations from October through December. Given the seasonality of the business, misjudgments in fashion trends or unseasonably warm or severe weather during the Company's peak selling season in a given year could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability. The Company's results of operations may also fluctuate significantly as a result of a variety of other factors, including merchandise mix, the timing and level of markdowns and promotions, the net sales contributed by seasonal stores, timing of certain holidays and the number of shopping days and weekends between Thanksgiving and Christmas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Inflation."

POTENTIAL INABILITY TO FUND REPURCHASE OF SENIOR NOTES UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to require the Company to repurchase all or a portion of such holder's Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Senior Notes tendered by holders thereof. Further, the provisions of the Indenture may not afford holders of Senior Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of Senior Notes, if such transaction does not result in a Change of Control. In addition, the terms of the Senior Credit Facility limit the ability of the Guarantors to pay dividends to the Company and therefore would limit the Company's ability to purchase any Senior Notes and also identify certain events that would constitute a Change of Control, as well as certain other events with respect to the Company or certain of its Subsidiaries, that would constitute an event of default under the Senior Credit Facility. Any future credit agreements or other agreements relating to other Indebtedness to which the Company or the Guarantors become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company could seek the consent of its lenders to the purchase of Senior Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowing, the Company would remain effectively prohibited from purchasing Senior Notes. In such case, the Company's failure to purchase tendered Senior Notes would constitute an Event of

Default (as defined) under the Indenture, which would, in turn, constitute a further default under the Senior Credit Facility and may constitute a default under the terms of other Indebtedness that the Company or the Guarantors may enter into from time to time. See "Description of Senior Credit Facility" and "Description of Senior Notes--Repurchase at the Option of Holders--Change of Control."

RESTRICTIONS IMPOSED BY TERMS OF SENIOR CREDIT FACILITY AND INDENTURE

  The Senior Credit Facility and the Indenture contain numerous operating covenants that will limit the discretion of management with respect to certain business matters, and which will place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments or investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Senior Credit Facility also contains financial covenants that require the Company to meet a minimum fixed charge coverage ratio, maintain a minimum net worth and limit capital expenditures. See "Description of Senior Credit Facility" and "Description of Senior Notes-- Certain Covenants." A failure to comply with the obligations contained in the Senior Credit Facility or the Indenture could result in an event of default under the Senior Credit Facility or an Event of Default under the Indenture that, if not cured or waived, could permit acceleration of the relevant debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. Other indebtedness of the Company could contain amortization and other prepayment provisions, or financial or other covenants, more restrictive than those applicable to the Senior Credit Facility and the Senior Notes. The foregoing factors could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability.

FRAUDULENT CONVEYANCE RISKS

  If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or any Guarantor as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that any Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee, and that, at the time of such incurrence, such Guarantor (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with the Guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then such court, subject to applicable statutes of limitation, could void such Guarantor's obligations under its Guarantee, subordinate such Guarantee to other Indebtedness of such Guarantor, or take other action detrimental to the holders of the Senior Notes.

  The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts (including contingent obligations) is greater than the fair value of all of that company's property or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent obligations) as they become absolute and matured. Moreover, regardless of solvency, a court could void an incurrence of Indebtedness, including the Senior Notes and the Guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate Indebtedness, including the Senior Notes and the Guarantees, to the claims of all existing and future creditors on similar grounds.

  There can be no assurance as to what standard a court would apply in order to determine whether a Guarantor was "insolvent" upon consummation of the sale of the Senior Notes or whether one or more Guarantors were "insolvent" upon the incurrence of the Guarantees or that, regardless of the method of valuation, a court would not determine that or one or more Guarantors was insolvent as a result of the foregoing.

LIMITED OPERATING HISTORY AS A STAND-ALONE COMPANY

  The Predecessor Companies were owned and controlled by CVS through May 25, 1996. Certain administrative functions, including treasury, tax, external financial reporting, real estate, legal, risk management and employee benefits administration, were performed by CVS prior to the Acquisition. In addition, as a subsidiary of CVS, the Company borrowed and obtained letters of credit under credit facilities obtained by CVS at better rates than the Company could have obtained on its own. Accordingly, operation of Wilsons as an independent company may involve certain additional risks, including risks associated with managing such functions independently, the risk of increased general, administrative and borrowing costs and the risk of increased costs and difficulties in securing store locations and negotiating store leases without guarantees by CVS or an affiliate of CVS. There can be no assurance that such costs will not materially exceed historical levels or that other unforeseen costs or difficulties in entering into leases will not arise following the Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS OF FOREIGN CONTRACT MANUFACTURING AND IMPORTING

  The Company imports most of its products from independent foreign contract manufacturers located primarily in the Far East. Many of the Company's domestic vendors import a substantial portion of their merchandise from abroad. Risks inherent in foreign sourcing include economic and political instability, transportation delays and interruptions, restrictive actions by foreign governments, the laws and policies of the United States affecting the importation of goods, including duties, quotas and taxes, trade and foreign tax laws, fluctuations in currency exchange rates, and the possibility of boycotts or other actions prompted by domestic concerns regarding foreign labor practices or other conditions beyond the Company's control. In 1996, Wilsons sourced more than 60% of its leather apparel from contract manufacturers located in The People's Republic of China, which currently has Most Favored Nation ("MFN") trading status with the United States. Although the United States recently renewed China's MFN status, the issue faces minority opposition in the two major political parties in the United States. Furthermore, China's MFN status must be renewed annually and there can be no assurance that such MFN status will continue as political conditions in the United States and China evolve. Loss of MFN status by China or by any other country from which Wilsons sources goods, or any imposition of new or additional duties, quotas or taxes, could result in significantly higher leather purchase and production costs for Wilsons and, as a result, could negatively impact profitability, sale prices or demand for leather merchandise. The Company's future performance will be subject to such factors, which are beyond its control, and such factors could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability. See "Business--Product Design, Development and Sourcing."

COMPETITION

  The retail leather apparel and accessories industry is highly competitive. Wilsons competes with a broad range of other retailers, including other specialty leather apparel and accessories stores, department stores, mass merchandisers and discounters, many of which have greater financial and other resources than Wilsons. Increased competition may reduce sales, increase operating expenses and decrease profit margins. Management believes that the principal bases upon which Wilsons competes are selection, price, style, quality, store location and service. The Company also competes for site locations and sales associates in certain circumstances. There can be no assurance that the Company will be able to compete successfully in the future. The inability of Wilsons to compete effectively could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability. See "Business--Competition."

RISKS ASSOCIATED WITH FUTURE GROWTH

  The Company's growth prospects are dependent upon a number of factors, including, among other things, economic conditions, establishment and growth of new selling channels, competition, consumer preferences and demand for leather apparel, growth in the leather apparel and accessories market, the retail environment in general, financing and working capital needs, the ability of the Company to negotiate store leases on favorable terms, the extended lead times required to negotiate airport store leases, the availability of suitable new store locations, the ability to develop new merchandise and the ability to hire and train qualified sales associates. There can be no assurance that the Company will be able to effectively realize its plans for future growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

PRICE AND AVAILABILITY OF RAW MATERIAL

  Leather comprises approximately two-thirds of the garment cost of leather apparel. As a result, the Company's gross margin levels are influenced by the price of leather. The supply of leather is influenced by worldwide meat consumption, and the demand for leather is influenced primarily by the leather shoe, furniture and auto upholstery markets. The availability and price of leather may fluctuate significantly. Fluctuations in the availability and price of leather or other raw materials used by the Company could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company will be highly dependent upon the efforts of Joel Waller, Chairman and Chief Executive Officer of Wilsons, David Rogers, President and Chief Operating Officer of Wilsons, and other members of Wilsons' senior management. Their experience and worldwide contacts in the leather industry significantly benefit the Company. Although the Company has entered into employment agreements with Messrs. Waller and Rogers, such agreements do not contain any restrictions on competition. In addition, the Restricted Stock held by management vested immediately upon repurchase of the CVS Note, and these officers currently have no other long-term incentives in place. The Company is evaluating other long-term incentives for key personnel, but there is no assurance that Messrs. Waller, Rogers or other members of executive management will not leave the Company. The loss of the services of any of these individuals could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability. The Company does not maintain key-man life insurance on any of its executive officers. See "Management."

ABSENCE OF ESTABLISHED PUBLIC MARKET AND RESTRICTIONS ON RESALE

  As of the date hereof, the only registered holder of Private Notes is Cede & Co., as the nominee of DTC. The Company believes that, as of the date hereof, such holder is not an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to the Offering, there had been no market for the Senior Notes and there can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offering, Resales and Trading through Automatic Linkages (PORTAL) market. The Exchange Notes are new securities for which there is currently no market. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. The Company has been advised by the Initial Purchaser that it intends to make a market in the Exchange Notes, as well as the Private Notes, as permitted by applicable laws and regulations; however, the Initial Purchaser is not obligated to do so and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Therefore, there can be no assurance that an active market for the Notes will develop. See "The Exchange Offer" and "Plan of Distribution."

CONTROL BY CURRENT SHAREHOLDERS

  The Company's directors and executive officers beneficially own, in the aggregate, 55.6% of the Company's outstanding shares of common stock. If these shareholders vote together as a group, they will be able to control the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to determine the outcome of certain actions that require shareholder approval, including the adoption of amendments to the Company's Amended Articles of Incorporation, and certain mergers, sales of assets and other business acquisitions or dispositions. Each shareholder that is subject to the Shareholder Agreement (as defined herein) has agreed to vote all of the voting shares of common stock held by such shareholder in favor of the election to the Board of Directors of two individuals who will be nominated by a vote of a majority of the outstanding shares of common stock held by the employees and their permitted transferees (as defined in the Shareholder Agreement) and, upon the vote of a majority of the outstanding shares of common stock held by the employees and their permitted transferees, to remove or replace such directors. Such voting requirement shall terminate upon the earlier of: (i) the completion of an underwritten public offering of the Company's common stock with gross proceeds to the Company of at least $20.0 million or (ii) the general termination of the Shareholder Agreement, which termination will be no later than May 25, 1998. Joel N. Waller, Chairman of the Board and Chief Executive Officer of the Company, and David L. Rogers, President and Chief Operating Officer of the Company, currently own a majority of the outstanding shares of common stock held by the employees and their permitted transferees, and are therefore able to nominate two directors. See "Certain Transactions--Shareholder Agreement."

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on August 18, 1997 (the "Closing Date") to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on August 18, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date, and (iii) use its best efforts to consummate the Exchange Offer within 30 days after the date on which the Registration Statement was declared effective by the Commission. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. See, e.g., the No-Action Letters. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the date of this Prospectus. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will generally not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights, except as otherwise noted under "Description of Senior Notes--Registration Rights; Liquidated Damages," will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Senior Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $75,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 11 1/4% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1998. Holders of Exchange Notes will receive interest on February 15, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private

Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other terms of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  Generally, and except as noted under "Description of Senior Notes-- Registration Rights; Liquidated Damages," all rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes who participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 180 days from the date of this Prospectus and (iv) to provide copies of the latest version of this Prospectus to broker-dealers upon their request for a period of up to 180 days after the date of this Prospectus.

LIQUIDATED DAMAGES

  In the event of a Registration Default (as defined in the Registration Rights Agreement), the Company is required to pay Liquidated Damages (as defined in the Registration Rights Agreement) to each holder of Transfer Restricted Securities (as defined below), during the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Senior Notes constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Senior Notes with respect to each subsequent 90-day period during which the Registration Default continues, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Senior Notes. Transfer Restricted Securities shall mean each Senior Note until (i) the date on which such Senior Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Senior Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Senior Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Senior
Note is distributed to the public pursuant to Rule 144 under the Securities Act. Except as otherwise noted under "Description of Senior Notes-- Registration Rights; Liquidated Damages," the filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Senior Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT

  Norwest Bank Minnesota, National Association, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:                 In Person:
Norwest Bank Minnesota, National Association     Corporate Trust Services
Corporate Trust Operations                       Northstar East Building
P.O. Box 1517                                    12th Floor
Minneapolis, MN 55488-1517                       608 Second Avenue South
                                                 Minneapolis, Minnesota
By Hand or Overnight Delivery:                   By Facsimile (for Eligible Institutions only):
Norwest Bank Minnesota, National Association     (612) 667-4927
Corporate Trust Operations
Norwest Center                                   Confirm Receipt of Guaranteed
Sixth and Marquette                               Delivery by Telephone:
Minneapolis, MN 55479-0113                       (612) 667-9764

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 905 under the Securities Act,
(iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                THE ACQUISITION

  The Company was organized to acquire all of the issued and outstanding capital stock of Wilsons Center, Inc., the holding company of the Predecessor Companies (the "Wilsons Shares"). In May 1996, the Company, which was ultimately owned by management and an investor group, acquired the Wilsons Shares for $67.8 million plus a warrant issued to CVS exercisable for 1,350,000 shares of common stock, with an exercise price of $.60 per share (the "CVS Warrant") and a second warrant issued to CVS exercisable for up to 1,080,000 shares of common stock, with an exercise price of $.60 per share, (the "Manager Warrant") in the following two-step transaction. First, CVS received: (i) $2.0 million in cash; (ii) the $55.8 million CVS Note; (iii) the CVS Warrant; (iv) the Manager Warrant; (v) 4,320,000 shares of common stock; and (vi) 7,405 shares of Series A Preferred Stock ("Series A Preferred") in consideration for the transfer to the Company of the Wilsons Shares. Thereafter, Leather Investors Limited Partnership I, a Minnesota limited partnership ("Limited Partnership I"), and Leather Investors Limited Partnership II, a Minnesota limited partnership ("Limited Partnership II" and together with Limited Partnership I, the "Limited Partnerships"), for each of which Lyle Berman and Morris Goldfarb were the general partners, respectively purchased from CVS the 4,320,000 shares of common stock and the 7,405 shares of Series A Preferred for an aggregate consideration of $10.0 million. On May 27, 1997, the 7,405 shares of Series A Preferred were exchanged for 617,083 shares of the Company's common stock. Upon completion of the Company's initial public offering, the Limited Partnerships automatically dissolved, and the shares of common stock held by them were distributed to their partners based on their respective interests in the Limited Partnerships. See "Certain Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

  As part of the Acquisition, management purchased 1,080,000 shares of restricted stock (the "Restricted Stock"). As of August 2, 1997, 198,018 shares of such Restricted Stock had vested. The remaining shares of Restricted Stock vested immediately upon repurchase of the CVS Note and accrued interest thereon on August 18, 1997, and the Manager Warrant lapsed at the same time. See "Use of Proceeds," "Management" and "Certain Transactions."

                                USE OF PROCEEDS

  The Company will not receive proceeds from the Exchange Offer.

  The net proceeds to the Company from the issuance and sale of the Private Notes were approximately $72.1 million. The Company intends to use the net proceeds as follows: (i) on August 18, 1997, $56.5 million were used to repurchase the CVS Note and pay accrued interest thereon and (ii) $15.6 million will be used for general corporate purposes, including capital expenditures and additional store openings. The Company acquired the CVS Note at a discount from its principal amount. See "Certain Transactions-- Subordinated CVS Note."

                                CAPITALIZATION

  The following table sets forth the consolidated cash and capitalization of the Company as of August 2, 1997 and the pro forma consolidated cash and capitalization of the Company as of August 2, 1997 adjusted to reflect the issuance of the Senior Notes and the application of the net proceeds therefrom. See "Use of Proceeds."

  The information presented below should be read in conjunction with the historical and pro forma consolidated financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this Offering Memorandum.

                                                              AUGUST 2, 1997
                                                            -------------------
                                                             ACTUAL   PRO FORMA
                                                            --------  ---------
                                                              (IN THOUSANDS)
Cash and cash equivalents.................................  $ 24,091  $ 39,800
                                                            ========  ========
Short-term debt:
  Senior Credit Facility(/1/).............................  $      0  $      0
                                                            ========  ========
Long-term debt:
  CVS Note................................................    61,311       --
  Accrued interest on CVS Note............................     1,160       --
  Senior Notes due 2004...................................       --     75,000
                                                            --------  --------
   Total long-term debt...................................    62,471    75,000
                                                            --------  --------
Shareholders' equity(/2/)(/3/):
  Common stock, $.01 par value; 45,000,000 shares
   authorized, 9,532,083 shares issued and outstanding....        95        95
  Additional paid-in capital(/4/).........................    29,339    37,850
  Retained earnings(/4/)..................................     4,062        25
  Cumulative translation adjustment.......................       (43)      (43)
                                                            --------  --------
   Total shareholders' equity.............................    33,453    37,927
                                                            --------  --------
   Total capitalization...................................  $ 95,924  $112,927
                                                            ========  ========

--------
(1) Does not include $43.9 million of outstanding letters of credit as of August 2, 1997. For the period from inception (May 26, 1996) through February 1, 1997, the peak borrowings and letters of credit outstanding under the Senior Credit Facility were $48.2 million and $60.9 million, respectively.
(2) Except as set forth in the consolidated financial statements or as otherwise indicated herein, the share and per share data contained in this Prospectus, in addition to the pro forma adjustments referred to elsewhere, (i) reflect the conversion as of June 2, 1997 of all of the Company's issued and outstanding Class A common stock, Class B common stock and Class C common stock (together, the "Class Stock") and all of the Class Stock to be issued and outstanding upon exercise of the CVS Warrant and options under the Company's 1996 Stock Option Plan (the "1996 Option Plan") into a single class of common stock of the Company as a result of the Company's initial public offering, and (ii) reflect a 0.9-for-one reverse split of the Company's common stock, effected October 11, 1996.
(3) Does not include: (i) 197,900 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.88 per share and 802,100 shares of common stock reserved for issuance pursuant to the 1996 Option Plan, as of August 2, 1997; (ii) 1,350,000 shares of common stock issuable upon exercise of the CVS Warrant; (iii) 110,000 shares of common stock issuable upon exercise of underwriter warrants issued in the Company's initial public offering; and
    (iv) 1,265,000 shares issuable upon exercise of the redeemable common stock purchase warrants issued in the Company's initial public offering (the "Redeemable Warrants"). See "Management" and "Certain Transactions."
(4) Pro forma retained earnings reflects the $3.8 million extraordinary gain on the early extinguishment of debt, net of tax, which will be recorded as a result of the repurchase of the CVS Note. Pro forma retained earnings and additional paid-in capital also reflect the $8.5 million Restricted Stock compensation charge that will be recorded as a result of the vesting of the remaining shares of Restricted Stock upon the repurchase of the CVS Note ($900,000 of such charge was recorded in the twenty-six weeks ended August 2, 1997).

    SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

  The following tables present selected historical and pro forma consolidated financial data of the Company, which should be read in conjunction with the consolidated historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of February 1, 1997 and for the period from inception (May 26, 1996) to February 1, 1997 have been derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The selected consolidated financial data as of December 31, 1993, 1994 and 1995, for the years ended December 31, 1993, 1994 and 1995 and for the five-month period ended May 25, 1996 have been derived from the consolidated financial statements of the Predecessor Companies audited by KPMG Peat Marwick LLP. The consolidated financial data, as of December 31, 1992, for the year ended December 31, 1992, for the five-month period ended May 27, 1995 and for the eight months ended January 27, 1996 have been derived from unaudited consolidated financial statements of the Predecessor Companies. The consolidated financial data for the twenty-seven week period ended August 3, 1996 have been derived from unaudited financial statements of the Predecessor Companies (seventeen weeks ended May 25, 1996) and from financial statements of the Company audited by Arthur Andersen LLP (ten weeks ended August 3,
1996). The consolidated financial data for the twenty-six week period ended August 2, 1997 have been derived from unaudited consolidated financial statements of the Company. The pro forma statement of operations data, the store operations data and the balance sheet data as of and for the periods set forth below are unaudited. In the opinion of management, the unaudited information contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of operations for the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996, for the period from inception (May 26, 1996) to February 1, 1997, and for the twenty-seven weeks and twenty-six weeks ended August 3, 1996 and August 2, 1997, respectively, are not necessarily indicative of the results of operations for the entire year. Prior to the Acquisition, the Predecessor Companies were operated as part of CVS. The historical consolidated financial data presented herein reflect certain periods during which the Company did not operate as an independent company. Such information, therefore, may not reflect the results of operations or the financial condition of the Company which would have resulted had the Company operated as an independent company during such earlier reporting periods, and are not necessarily indicative of the Company's future results or financial condition.

  SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA (IN
     MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS AND STORE AND RATIO DATA)

                                                                                                                      COMBINED
                                       PREDECESSOR COMPANIES                              COMPANY                  COMPANIES(/3/)
                      ----------------------------------------------------------------- -----------                --------------
                       COMPANY
                      ------------
                                                                               EIGHT
                                                                              MONTHS
                                                                               ENDED    PERIOD FROM
                                                            FIVE MONTHS     JANUARY 27,  INCEPTION       PRO
                        YEARS ENDED DECEMBER 31,               ENDED           1996      (MAY 26,    FORMA(/1/)
                      ---------------------------------   ----------------  -----------  1996) TO    YEAR ENDED     TWENTY-SEVEN
                                                          MAY 27,  MAY 25,              FEBRUARY 1,  FEBRUARY 1,    WEEKS ENDED
                       1992    1993     1994     1995      1995     1996                   1997       1997(/2/)    AUGUST 3, 1996
                      ------  ------   ------   -------   -------  -------              -----------  -----------   --------------
STATEMENT OF
 OPERATIONS DATA:
Net sales........     $509.2  $478.5   $474.6   $ 462.4   $124.7   $109.6     $ 367.6       $345.1       $422.6        $108.2
Costs and
 expenses:
 Cost of goods
  sold, buying
  and occupancy
  costs                327.2   320.5    329.4     317.0     99.9     86.2       238.5        222.1        285.2          90.9
 Selling, general
  and
  administrative
  expenses.......      117.2   120.1    130.2     114.9     45.9     34.8        76.4         75.8        102.4          41.3
 Depreciation and
  amortization...       17.4    20.7     22.3      21.4      9.0      4.7        13.3          1.0          1.4           3.8
 Restricted stock
  compensation
  expense........        --      --       --        --       --       --          --           1.5         10.0           --
 Restructuring
  and asset
  impairment
  charges........        --      --       --      182.2      --       --        182.2          --           --            --
                      ------  ------   ------   -------   ------   ------     -------    ---------   ----------       -------
Income (loss)
 from
 operations......       47.4    17.2     (7.3)   (173.1)   (30.1)   (16.1)     (142.8)        44.7         23.6         (27.8)
Interest expense,
 net.............        6.9     5.1      8.4      10.4      3.4      1.6         7.4          5.3         10.3           2.4
                      ------  ------   ------   -------   ------   ------     -------    ---------   ----------       -------
Income (loss)
 before income
 taxes...........       40.5    12.1    (15.7)   (183.5)   (33.5)   (17.7)     (150.2)        39.4         13.3         (30.2)
Income tax
 provision
 (benefit).......       17.0     7.0     (3.1)    (10.1)    (5.5)    (6.6)       (4.6)        15.5          9.3         (11.1)
                      ------  ------   ------   -------   ------   ------     -------    ---------   ----------       -------
Net income
 (loss)..........     $ 23.5  $  5.1   $(12.6)  $(173.4)  $(28.0)  $(11.1)    $(145.6)      $ 23.9       $  4.0       $ (19.1)
                      ======  ======   ======   =======   ======   ======     =======    =========   ==========       =======
Pro forma net
 income (loss)
 per common
 share(/3/)......                                                                           $ 2.49       $ 0.37
                                                                                         =========   ==========
Weighted average
 common shares
 outstanding(/4/)..                                                                      9,602,826   10,867,826
                                                                                         =========   ==========
OTHER DATA:
 Adjusted EBITDA(/5/) $ 64.8  $ 37.9   $ 15.0   $  30.5   $(21.1)  $(11.4)    $  52.7       $ 47.2       $ 35.0       $ (24.0)
 Capital
  expenditures...     $ 22.9  $ 26.6   $ 20.7   $  10.1   $  2.9   $  3.6     $   7.5       $  5.9       $  9.3       $   4.3
 Ratio of
  earnings to
  fixed
  charges(/6/)...        3.4x    1.7x     0.3x      --       --       --          --           3.5x         1.6x          --
STORE DATA:
Traditional
 stores:
 Open at end of
  period.........        583     631      628       548      567      480         494          461          461           477
 Net sales per
  square foot for
  stores open
  entire year....       $415    $355     $340      $373      --       --          --           --          $389           --
 Change in
  comparable
  store
  sales(/7/).....        2.1%  (13.8)%   (5.1)%    (1.5)%    4.4%     3.9%       (3.1)%       (2.7)%       (1.3)%         0.0%
Peak number of
 seasonal stores
 during period...         32      80      135       227      --       --          227          376          376           --

                      TWENTY-SIX
                        WEEKS
                        ENDED
                      AUGUST 2,
                         1997
                      ------------
STATEMENT OF
 OPERATIONS DATA:
Net sales........         $ 93.4
Costs and
 expenses:
 Cost of goods
  sold, buying
  and occupancy
  costs                     84.2
 Selling, general
  and
  administrative
  expenses.......           36.5
 Depreciation and
  amortization...            0.9
 Restricted stock
  compensation
  expense........            0.9
 Restructuring
  and asset
  impairment
  charges........            --
                      ------------
Income (loss)
 from
 operations......          (29.1)
Interest expense,
 net.............            1.9
                      ------------
Income (loss)
 before income
 taxes...........          (31.0)
Income tax
 provision
 (benefit).......          (11.2)
                      ------------
Net income
 (loss)..........        $ (19.8)
                      ============
Pro forma net
 income (loss)
 per common
 share(/3/)......        $ (1.98)
                      ============
Weighted average
 common shares
 outstanding(/4/)..   10,036,978
                      ============
OTHER DATA:
 Adjusted EBITDA(/5/)    $ (27.3)
 Capital
  expenditures...        $   2.6
 Ratio of
  earnings to
  fixed
  charges(/6/)...            --
STORE DATA:
Traditional
 stores:
 Open at end of
  period.........            452
 Net sales per
  square foot for
  stores open
  entire year....            --
 Change in
  comparable
  store
  sales(/7/).....           (5.8)%
Peak number of
 seasonal stores
 during period...            --

                            PREDECESSOR COMPANIES              COMPANY
                         --------------------------- ---------------------------
                                DECEMBER 31,                     AUGUST 2, 1997
                         ---------------------------             ---------------
                                                     FEBRUARY 1,           PRO
                          1992   1993   1994   1995     1997     ACTUAL   FORMA(/1/)(/1//0/)
                         ------ ------ ------ ------ ----------- ------- -------
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  5.5 $  5.4 $ 17.3 $ 14.3   $ 81.6    $  24.1 $  39.8
Working capital(/8/)....   36.7   57.4   77.1   44.6     83.8       76.3    90.4
Total assets............  376.6  401.0  392.7  182.4    172.4      140.0   158.6
Total long-term
 debt(/9/)..............    --     --     --     --      59.6       62.5    75.0
Shareholders' equity....  222.5  217.2  201.0   27.6     43.5       33.5    37.9

-------
(1) See "Pro Forma Unaudited Consolidated Financial Statements."
(2) The pro forma period for the year ended February 1, 1997 includes results of operations for 53 weeks.
(3) The twenty-seven weeks ended August 3, 1996 represent a period which combines the results of operations of the Predecessor Companies prior to the Acquisition from January 28, 1996 through May 25, 1996, and the Company after the Acquisition from May 26, 1996 through August 3, 1996.
(4) Computed on the basis described for pro forma net income per common share in Note 2 of Notes to Consolidated Financial Statements.
(5) EBITDA represents income (loss) from operations, plus depreciation and amortization. Adjusted EBITDA represents EBITDA plus Restricted Stock compensation expense and Restructuring and asset impairment charges. Adjusted EBITDA in 1995 and for the eight months ended January 27, 1996 includes the Restructuring and asset impairment charges of $182.2 million. Adjusted EBITDA for the period from inception (May 26, 1996) to February 1, 1997, pro forma for the year ended February 1, 1997 and for the twenty-six weeks ended August 2, 1997 includes the Restricted Stock compensation expense of $1.5 million, $10.0 million and $0.9 million, respectively. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow or as a measure of liquidity or as an alternative to net earnings as indicative of operating performance. Adjusted EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt.
(6) For purposes of computing this ratio, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. Earnings were inadequate to cover fixed charges by $159.2 million, $24.4 million, $11.4 million, $133.6 million, $21.9 million and $21.8 million for the year ended December 31, 1995, for the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996 and for the twenty-seven weeks ended August 3, 1996 and the twenty-six weeks ended August 2, 1997, respectively.
(7) Comparable store sales means sales generated by stores open at least one full year.
(8) The working capital calculation excludes amounts due to CVS as of December 31, 1992, 1993, 1994 and 1995.
(9) Actual total long-term debt as of February 1, 1997 includes accrued interest of $3.8 million which became a portion of the principal balance of the CVS Note on May 25, 1997 and actual total long-term debt as of August 2, 1997 includes $1.2 million of accrued interest on the CVS Note that was paid upon repurchase of the CVS Note on August 18, 1997. Total long-term debt does not include $7.9 million and $43.9 million of outstanding letters of credit as of February 1, 1997 and August 2, 1997, respectively.
(10) The pro forma balance sheet data as of August 2, 1997 reflects the pro forma adjustments for the Offering and the application of the net proceeds therefrom.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of Wilsons should be read in conjunction with the selected historical and pro forma consolidated financial data and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

  The fiscal year of the Predecessor Companies prior to the Acquisition ended on December 31. In February 1997, the Company changed the end of its fiscal year to the Saturday closest to January 31, in conformity with the general practice in the retail industry, which for the most recent period was February 1, 1997. Unless otherwise indicated, references to 1996 in this Prospectus refer to the twelve months ended February 1, 1997. As a result of the Acquisition, certain financial information for the five months ended May 27, 1995 and May 25, 1996 and for the period from inception (May 26, 1996) to February 1, 1997 is presented in this Prospectus.

OVERVIEW

  Throughout the late 1980s and early 1990s, as part of the growth strategy of CVS, the Company pursued a rapid store expansion program through acquisitions and store openings, growing from 227 stores at the end of 1987 to a peak of 631 stores at the end of 1993. Beginning in 1993, the Company's business was negatively affected by the difficult retail apparel market for mall-based chains, competition and changes in consumer fashion preferences. These conditions have led a large number of retailers, including a number of specialty retailers, to close stores or cease operations. In 1995, the Company initiated the Restructuring, which included the closing of stores that had not achieved cash flow targets established by management and resulted in a reduction of the number of stores to 452 by August 2, 1997. The Company's net loss for the year ended December 31, 1995, as reflected in the consolidated financial statements included elsewhere in this Prospectus, was negatively impacted by the recording of pre-tax charges aggregating $182.2 million in the fourth quarter of 1995 in connection with the Restructuring.

  Prior to the Acquisition in 1996, the Predecessor Companies operated as part of CVS and the historical consolidated financial statements presented herein reflect certain periods during which the Company did not operate as an independent company. Such statements, therefore, may not necessarily reflect the results of operations or the financial condition of the Company which would have resulted had the Company operated as an independent company during the reporting periods, and are not necessarily indicative of the Company's future results or financial condition. See "The Acquisition."

  In connection with the Acquisition, CVS eliminated all prior indebtedness owed by the Predecessor Companies to CVS, assumed closed store lease obligations and provided that Wilsons would have $85.0 million in working capital upon closing of the Acquisition (before paying certain expenses associated with the Acquisition). The Predecessor Companies' operations were funded primarily by CVS. In order for the Company to fund its working capital and letter of credit needs, the Company entered into the Senior Credit Facility simultaneously with the closing of the Acquisition. The Senior Credit Facility provides the Company through WHLI with a $150.0 million line of credit, which includes a $90.0 million letter of credit subfacility, subject to borrowing base limitations. As of August 2, 1997, such Guarantor had no borrowings outstanding under the Senior Credit Facility; however, it had outstanding letters of credit in the amount of $43.9 million at that date. See "--Liquidity and Capital Resources."

  The Acquisition was accounted for under the purchase method of accounting. The carrying value of the net assets acquired exceeded the purchase price by approximately $52.5 million. As a result, the book value of property and equipment in the Company's consolidated financial statements was reduced from $64.6 million to $12.1 million at May 26, 1996, and initially will result in lower depreciation charges than would have been experienced by the Predecessor Companies.

  In connection with the Acquisition, the Company sold 3,330,000 shares of common stock, including 1,080,000 shares of Restricted Stock, to certain managers of the Company. As of August 2, 1997, 198,018 shares of such Restricted Stock had vested. For the period ended February 1, 1997, the Company recorded a $1.5 million non-cash compensation charge related to the 198,018 shares earned pursuant to the Restricted Stock Agreement. The remaining 881,982 shares of Restricted Stock vested on August 18, 1997 as a result of the repurchase of the CVS Note. The Company will be required to record an additional non-cash compensation charge of $8.5 million related to such shares which is equal to the difference between the fair market value of the Restricted Stock on the date the shares vested, which was $10.25 per share, and the original purchase price of the Restricted Stock, which was $.60 per share. $900,000 of such additional charge was recorded for the twenty-six weeks ended August 2, 1997. Such Restricted Stock compensation charge will significantly impact the Company's income (loss) from operations and net income (loss) for the fiscal quarter ending November 1, 1997 and for the fiscal year ending January 31, 1998; however, such charges do not impact the Company's total shareholders' equity or cash balances. As a result of the completion of the Offering, the Company will record an extraordinary gain on the early extinguishment of debt, net of tax, for the repurchase of the CVS Note of $3.8 million. Such net gain will partially offset the Restricted Stock compensation charge. See "Certain Transactions--Restricted Stock Agreement."

RESULTS OF OPERATIONS

  The following table sets forth selected information from the Company's historical consolidated statements of operations, expressed as a percentage of net sales for the periods indicated:

                                                                                        COMBINED
                                     PREDECESSOR COMPANIES                  COMPANY    COMPANIES    COMPANY
                         ------------------------------------------------ ----------- ------------ ----------
                                                                            PERIOD
                                                                             FROM
                            YEARS ENDED         FIVE MONTHS      EIGHT     INCEPTION  TWENTY-SEVEN TWENTY-SIX
                           DECEMBER 31,            ENDED        MONTHS     (MAY 26,      WEEKS       WEEKS
                         -------------------  ---------------    ENDED     1996) TO      ENDED       ENDED
                                              MAY 27, MAY 25, JANUARY 27, FEBRUARY 1,  AUGUST 3,   AUGUST 2,
                         1993   1994   1995    1995    1996      1996        1997         1996        1997
                         -----  -----  -----  ------- ------- ----------- ----------- ------------ ----------
Net sales............... 100.0% 100.0% 100.0%  100.0%  100.0%    100.0%      100.0%      100.0%      100.0%
Costs and expenses:
 Cost of goods sold,
  buying and occupancy
  costs ................  67.0   69.4   68.6    80.1    78.6      64.9        64.4        84.0        90.2
 Selling, general and
  administrative
  expenses..............  25.1   27.4   24.8    36.8    31.8      20.8        22.0        38.2        39.1
Income (loss) from
 operations.............   3.6   (1.5) (37.4)  (24.1)  (14.7)    (38.8)       13.0       (25.7)      (31.2)
Interest expense, net...   1.1    1.8    2.3     2.8     1.4       2.0         1.6         2.2         2.0
Income tax provision
 (benefit)..............   1.4   (0.6)  (2.2)   (4.4)   (6.0)     (1.2)        4.5       (10.2)      (12.0)
Net income (loss).......   1.1   (2.7) (37.5)  (22.5)  (10.1)    (39.6)        6.9       (17.7)      (21.2)
Adjusted EBITDA.........   7.9    3.2    6.6   (16.9)  (10.4)     14.3        13.7       (22.2)      (29.2)

TWENTY-SIX WEEKS ENDED AUGUST 2, 1997 COMPARED TO TWENTY-SEVEN WEEKS ENDED AUGUST 3, 1996

  Wilsons opened one store and closed ten stores in the twenty-six week period ended August 2, 1997, compared to four store openings and 21 store closings in the twenty-seven week period ended August 3, 1996. As of August 2, 1997, Wilsons operated 452 stores compared to 477 stores at August 3, 1996. The 25 fewer stores were a result of closing stores that did not achieve cash flow targets established by management.

  Sales for the twenty-six week period ended August 2, 1997 were $93.4 million compared with $108.2 million in the twenty-seven weeks ended August 3, 1996, a decrease of $14.8 million, or 13.7%. Approximately

$6.3 million of the sales decrease was due to one less week in the 1997 period compared to the 1996 period. In addition, the Company operated on average 29, or 6.0%, fewer stores in the twenty-six weeks ended August 2, 1997 as the Company closed underperforming stores. Comparable store sales for the 1997 period declined 5.8%. The comparable store sales decrease was primarily attributable to less low-priced clearance merchandise associated with fewer closed stores in the immediately preceding quarter compared to the period one year earlier.

  Cost of goods sold, buying and occupancy costs for the twenty-six week period ended August 2, 1997 were $84.2 million, or 90.2% of sales, compared to $90.9 million, or 84.0% of sales, for the twenty-seven week period of the pervious year. Gross margin net of occupancy costs decreased 3.4 points as a percent of sales for the twenty-six week period as compared to the period one year ago due to additional markdowns required to liquidate clearance merchandise. Occupancy costs for the 1997 period decreased $2.0 million due to operating fewer stores; however, they increased as a percent of sales in 1997 as comparable store sales declined while fixed rents associated with store leases remained flat. The Company's inventories are valued under the retail inventory method using the last-in, first-out (LIFO) basis. The difference in inventories between LIFO and the first-in, first-out (FIFO) method was not material as of August 2, 1997. Interim period inventory determinations are partially based on assumptions as to future inventory levels at the end of the fiscal year and expected rates of inflation for the year which may impact future financial results.

  Operating expenses for the twenty-six week period ended August 2, 1997 were $38.3 million, or 41.0% of sales, compared to $45.1 million, or 41.7% of sales, for the twenty-seven week period ended August 3, 1996. The expense decrease of $6.8 million was partially due to the $2.9 million decrease in depreciation and amortization expense resulting from the purchase accounting adjustment that reduced the amounts assigned to property and equipment. The remaining expense decrease is due to reductions in corporate expenses, continued control of variable expenses in the stores, operating on average 29 fewer locations, and having one less week in the 1997 period. Offsetting the operating expense reductions was a $0.9 million accrued expense associated with the vesting of Restricted Stock.

  As a result of the above, Wilsons had a loss from operations of $29.1 million for the twenty-six week period ended August 2, 1997, compared to a loss from operations of $27.8 million for the twenty-seven week period ended August 3, 1996.

  Adjusted EBITDA for the twenty-six week period ended August 2, 1997 was $(27.3) million compared to $(24.0) million for the twenty-seven week period ended August 3, 1996. This represents a 13.8% decrease, primarily due to the reasons set forth above.

  Net interest expense for the twenty-six week period ended August 2, 1997 was $1.9 million, or 2.1% of sales, compared to $2.4 million, or 2.2% of sales, for twenty-seven week period ended August 3, 1996. The decrease in net interest expense is primarily due to a decrease in the average amount of debt outstanding and an increase in interest income offset by an increase in borrowing rates and the amortization of deferred financing costs. See "-- Liquidity and Capital Resources."

  Income tax benefit for the twenty-six week period ended August 2, 1997 was $11.2 million, or 12.0% of sales, compared to an $11.1 million income tax benefit, or 10.3% of sales, for the twenty-seven weeks ended August 3, 1996. The effective tax rate decreased in 1997 to a 36.1% tax rate from a 36.8% tax rate in 1996 due primarily to the impact of state income taxes.

PERIOD FROM INCEPTION (MAY 26, 1996) TO FEBRUARY 1, 1997 COMPARED TO EIGHT MONTHS ENDED JANUARY 27, 1996

  Wilsons opened five stores and closed 24 stores in the period from inception (May 26, 1996) to February 1, 1997 compared to three store openings and 76 store closings in the same period one year earlier. As of February 1, 1997, Wilsons operated 461 stores and 11 seasonal stores compared to 494 stores and 18 seasonal stores at the end of the same period in the previous year. The 33 fewer stores were a result of closing unprofitable stores as part of the Restructuring. In addition, Wilsons operated 224 holiday stores and 152 kiosks during the 1996 holiday season compared to 98 holiday stores and 129 kiosks during the prior year holiday season.

  Sales from inception to February 1, 1997 decreased 6.1% to $345.1 million compared with sales of $367.6 million during the same period in the previous year, reflecting a decrease in both the number of stores operated and in same store sales. A portion of the decrease in sales is attributable to a 2.7% decline in comparable store sales. The comparable store sales decline was the result of weak demand for the Company's latest fashion merchandise in the midwest area of the country as compared to the northeast and west coast markets where comparable store sales increased, as well as five fewer shopping days between Thanksgiving and Christmas. In addition, Wilsons operated an average of 82 fewer stores from inception to February 1, 1997 compared to the same period one year earlier, as Wilsons closed stores that did not meet cash flow targets. The comparable store sales decline and a reduction in the number of stores open was partially offset by a sales increase from operating 149 additional holiday stores and kiosks.

  Cost of goods sold, buying and occupancy costs from inception to February 1, 1997 were $222.1 million, or 64.4% of sales, compared to $238.5 million, or 64.9% of sales, for the same period of the previous year. Gross margin net of occupancy costs increased as a percent of sales from inception to February 1, 1997 as compared to the same period one year earlier due to additional markdowns taken in the earlier period to liquidate merchandise in 76 stores which were closed in conjunction with the Restructuring and to an increase in the sales of accessories in the later period. Accessories typically generate higher gross margins than apparel.

  Operating expenses before Restructuring and asset impairment charges from inception to February 1, 1997 were $78.3 million, or 22.7% of sales, compared to $89.7 million, or 24.4% of sales, for the same period in 1995. The expense decrease of $11.4 million was due mainly to the $12.3 million decrease in depreciation and amortization expense resulting from the Restructuring and the purchase accounting adjustment that reduced the amounts assigned to property and equipment. In addition, operating expenses in the period from inception to February 1, 1997 decreased $0.7 million from the same period one year earlier due primarily to operating an average of 82 fewer stores and to reduced headquarters' expense. Offsetting the operating expense reductions were 149 additional holiday stores and kiosks compared to the same period one year earlier and a $1.5 million charge associated with the vesting of Restricted Stock.

  Operating expenses after Restructuring and asset impairment charges from inception to February 1, 1997 were $78.3 million, or 22.7% of sales, compared to $271.9 million, or 74.0% of sales, for the same period in 1995. In 1995 the Company incurred a pre-tax Restructuring charge of $134.3 million to reflect the anticipated costs associated with closing approximately 100 Wilsons stores and the write-off of goodwill and other intangibles, and a pre-tax asset impairment charge of $47.9 million related to the write-off of certain assets upon the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121").

  Adjusted EBITDA for the period from inception to February 1, 1997 was $47.2 million compared to $52.7 million for the eight months ended January 27, 1996. This represents a 10.4% decrease in Adjusted EBITDA, primarily due to the reasons set forth above.

  Net interest expense from inception to February 1, 1997 was $5.3 million, or 1.6% of sales, compared to $7.4 million, or 2.0% of sales, for the same period in the previous year. The decrease in net interest expense is primarily due to a decrease in the average amount of debt outstanding offset by higher interest rates, the amortization of deferred financing costs and an increase in interest income.

  Income tax expense for the period from inception to February 1, 1997 was $15.5 million compared to a $4.6 million tax benefit for the same period in 1995. The effective tax rate increased in 1996 to a 39.4% tax rate from a 3.1% benefit rate in 1995. The higher effective tax rate was primarily due to the impact of the write-off of nondeductible goodwill and other intangibles as part of the 1995 Restructuring.

FIVE MONTHS ENDED MAY 25, 1996 COMPARED TO FIVE MONTHS ENDED MAY 27, 1995

  Wilsons closed 71 stores and opened three new stores in the five months ended May 25, 1996, compared to 63 store closings and two store openings in the five months ended May 27, 1995. The store closings in the first five months of 1996 and in 1995 were a result of the Restructuring. Wilsons operated 480 stores as of May 25, 1996 compared to 567 stores at the end of the same period in 1995.

  Sales for the five-month period in 1996 decreased 12.1% to $109.6 million compared with sales of $124.7 million during the same period of the prior year. While total sales decreased as a result of operating an average of 90 fewer stores, comparable store sales increased 3.9% in the 1996 period compared to the same period in the previous year. The 3.9% comparable store sales increase in the 1996 period was the result of strong merchandise sales in the ladies and accessories areas due to the clearance of merchandise associated with store closings and the closings of holiday stores and seasonal kiosks combined with unseasonably cool weather within Wilsons' areas of operation during the first three months of 1996.

  Cost of goods sold, buying and occupancy costs for the five-month period in 1996 were $86.2 million, or 78.6% of sales, as compared to $99.9 million, or 80.1% of sales, for the same period of the prior year. Gross margin net of occupancy costs increased as a percent of sales in the five-month period of 1996 primarily due to closing 22 Snyder Leather stores, an off-price strip center concept which carried lower margin merchandise in the 1995 period, and an increase in the sale of accessories which produced a higher gross margin in the 1996 period. Occupancy costs decreased as a percent of sales for the five months ended May 25, 1996 as compared to the same period one year ago as the Company closed unprofitable stores as part of the Restructuring.

  Operating expenses in the five-month period in 1996 were $39.5 million, or 36.0% of sales, as compared to $54.9 million, or 44.0% of sales, for the same period of the prior year. The expense decrease of $15.4 million was a result of store closings and realizing the benefits of profit enhancement measures initiated in 1995 that increased operational efficiencies in the stores and the administrative departments. These included store sales productivity gains as a result of revised store staffing patterns and levels, revising the layaway and check acceptance policies, and reductions in headquarters expense. Operating expenses were also lower than the same period in 1995 as a result of the Restructuring which reduced Wilsons' 1996 depreciation and amortization expenses by $4.3 million.

  Adjusted EBITDA for the five months ended May 25, 1996 was $(11.4) million compared to $(21.1) million for the five months ended May 27, 1995. This represents a 46.0% increase in Adjusted EBITDA, primarily due to the reasons set forth above.

  Net interest expense for the five months ended May 25, 1996, was $1.6 million, or 1.4% of sales, compared to $3.4 million, or 2.8% of sales, for the five months ended May 27, 1995. The average outstanding loan balance with CVS was reduced by $56.0 million from $118.1 million to $62.1 million in the 1996 five-month period. The decrease is primarily attributable to a $124.0 million capital contribution made by CVS to facilitate the Acquisition.

  Income tax benefit for the 1996 five-month period was $6.6 million compared to $5.5 million in the 1995 five-month period. The effective tax rate increased in the five-month period in 1996 to 37.2% from 16.4% in the 1995 five-month period. The increase was primarily due to the elimination of goodwill and other amortization expenses in 1996 which in 1995 created non-deductible expenses for tax purposes.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  During 1995, Wilsons opened five new stores and closed 85 stores, of which 19 were closed in the fourth calendar quarter, compared to 23 store openings and 26 store closings in 1994. The large number of store closings in 1995 was a result of the Restructuring. At the end of 1995, Wilsons operated 548 stores, comprised of 546 stores in 46 states and the District of Columbia and two stores in England, compared to 626 stores in 46 states and the District of Columbia and two stores in England at the end of 1994. Wilsons also operated 98 holiday stores and 129 seasonal kiosks during the fourth quarter of 1995, compared to 59 holiday stores and 76 seasonal kiosks during the fourth quarter of 1994.

  Sales decreased 2.6% in 1995 to $462.4 million from $474.6 million in 1994. The decrease reflected a 1.5%, or $6.2 million, decline in comparable store sales due primarily to a decline in demand for leather apparel. Wilsons operated an average of 49 fewer stores during 1995 compared to 1994, as Wilsons closed 85 stores that did not meet cash flow targets. These declines were partially offset by the expansion of holiday stores and seasonal kiosks, which were open in 39 and 53 more locations, respectively, than in 1994, accounting for an increase in sales of $8.0 million compared to 1994. Non-comparable store sales, other than holiday stores and seasonal kiosk sales, were down $14.0 million from 1994 as the Company opened 18 fewer stores during 1995 compared to 1994.

  Cost of goods sold, buying and occupancy costs in 1995 were $317.0 million, or 68.6% of sales, as compared to $329.4 million, or 69.4% of sales, for the same period of the prior year. Gross margin net of occupancy costs increased as a percent of sales in 1995 due partially to closing 22 Snyder Leather stores during the first quarter of 1995. In addition, in 1995 the Company also increased its accessory sales, which generally have higher gross profit margins than apparel, to 23.1% of total sales from 20.6% in 1994 as a result of increased emphasis on accessories in the stores and opening 53 additional seasonal kiosks, which primarily sell accessories. The Company also achieved stronger sales in 1995 of styles with higher fashion content and higher margins. Partially offsetting these gross profit margin improvements in 1995 were additional markdowns required to liquidate merchandise in 73 stores that were closed during December 1995 and January 1996 in conjunction with the Restructuring and to liquidate merchandise from the 98 holiday stores and 129 seasonal kiosks. Occupancy costs increased as a percent of sales in 1995 as compared to the same period one year earlier as Wilsons' occupancy costs, which are primarily fixed rents associated with store leases, did not decline at the same rate as the decline in comparable store sales.

  Operating expenses in 1995, before Restructuring and asset impairment charges, were $136.3 million, or 29.5% of sales, compared to $152.5 million, or 32.1% of sales, in 1994. Of the $16.2 million decrease in operating expenses, approximately $10 million was attributable to the strategic initiative to close unprofitable stores. The Company implemented certain profit enhancement measures during the second quarter of 1995 that accounted for the majority of the remaining expense reductions. These profit enhancement measures included store sales productivity gains as a result of revising store staffing patterns and levels, improving expense control and revising layaway and check acceptance policies while simultaneously introducing debit/ATM cards as an additional form of payment in a number of markets.

  Operating expenses in 1995, after Restructuring and asset impairment charges, were $318.5 million, or 68.9% of sales, as compared to $152.5 million, or 32.1% of sales, in the previous year. As part of the Restructuring, during the fourth quarter of 1995 the Company recorded a pre-tax Restructuring charge of $134.3 million to reflect the anticipated costs associated with closing approximately 100 of Wilsons' stores and the write-off of goodwill and other intangibles, and a pre-tax asset impairment charge of $47.9 million related to the write-off of certain assets upon the adoption of SFAS No. 121.

  Income from operations before depreciation, amortization, Restructuring and asset impairment charges was $30.5 million, or 6.6% of sales, in 1995 compared to $15.0 million, or 3.2% of sales, in 1994 due to the factors described above. This measure of net income (loss) is provided because it is a measure commonly used in the retail industry; however, it is not a measurement of financial performance under generally accepted accounting principles and is not meant to represent discretionary funds available to management. See Note
(5) under "Selected Historical and Pro Forma Consolidated Financial Data".

  Income from operations in 1995, before Restructuring and asset impairment charges, was $9.1 million, or 2.0% of sales, compared to a loss of $7.3 million, or 1.5% of sales, in 1994. The $16.4 million improvement was primarily due to discontinuing the Snyder Leather off-price concept during the first quarter of 1995 and profit enhancement measures introduced during the second quarter of 1995. Loss from operations in 1995, after Restructuring and asset impairment charges, was $173.1 million compared to a loss of $7.3 million in 1994.

  Adjusted EBITDA for the year ended December 31, 1995 was $30.5 million compared to $15.0 million for the year ended December 31, 1994. This represents a 103.3% increase in Adjusted EBITDA, primarily due to the reasons set forth above.

  Net interest expense in 1995 was $10.4 million, or 2.3% of sales, compared to $8.4 million, or 1.8% of sales, during the prior year. The Company's average annual interest rate paid on outstanding loan amounts to CVS in 1995 was 6.4% compared to 4.7% in 1994. This increase was partially offset by a reduction in the average outstanding loan balance with CVS to $151.9 million in 1995 compared to $165.1 million in 1994 as a result of lower inventory levels due to store closings and a higher inventory turn rate.

  Income tax benefit in 1995 was $10.1 million compared to $3.1 million in 1994. The effective tax rate declined in 1995 to 5.5% from 19.8% in 1994. The decline was primarily due to the effective tax rate impact of nondeductible goodwill in 1995 compared to 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  During 1994, Wilsons opened 23 new stores and closed 26 existing stores, compared to 40 new store openings, 31 store acquisitions and 23 store closings in 1993. At the end of 1994, Wilsons operated 628 stores comprised of 626 stores in 46 states and the District of Columbia and two stores in England, compared to 631 stores in 44 states and the District of Columbia at the end of 1993. Wilsons also operated 59 holiday and 76 seasonal kiosks during the fourth quarter of 1994 compared to 25 holiday stores and 55 seasonal kiosks during the fourth quarter of 1993.

  Sales decreased 0.8% in 1994 to $474.6 million from $478.5 million in 1993. The decrease reflected a 5.1%, or $23.1 million, decline in comparable store sales due primarily to a decline in demand for all outerwear and leather apparel during the fall of 1994. This decline was partially offset by operating an average of 22 more stores in 1994 compared to 1993, reflecting the full year impact of the 71 store openings and acquisitions in 1993, which had a positive effect on 1994 sales. In addition, the comparable store sales decline was partially offset by the expansion of holiday stores and seasonal kiosks, which were open in 34 and 21 more locations, respectively, than in 1993, accounting for an increase in sales of $6.3 million compared to 1993. Non-comparable store sales, other than holiday stores and seasonal kiosk sales, were up $12.9 million from 1993 as the Company realized the full year sales impact of the 1993 openings and acquisitions.

  Cost of goods sold, buying and occupancy costs in 1994 were $329.4 million, or 69.4% of sales, as compared to $320.5 million, or 67.0% of sales, for the same period of the prior year. Gross margin net of occupancy costs decreased as a percent of sales in 1994. The decrease in gross margin net of occupancy costs as a percentage of sales was primarily attributable to increased markdowns resulting from high year end inventory levels as a result of sluggish demand for leather apparel during the fourth quarter of 1994. At the same time, however, the Company increased its mix of accessory sales, which generally have higher gross profit margins than apparel, to 20.6% of sales in 1994 from 16.8% in 1993. The increase in accessory sales was a result of increased accessory emphasis in the stores due to the acquisition of Georgetown Leather Design during June 1993 and opening 21 additional seasonal kiosks in 1994. Occupancy costs decreased as a percent of sales in 1994 as compared to the same period one year earlier as Wilsons occupancy costs increased due to the full-year rent impact of the store openings and acquisitions in 1993 combined with the effect of the decline in comparable store sales.

  Operating expenses in 1994 were $152.5 million, or 32.1% of sales, compared to $140.8 million, or 29.4% of sales, in 1993. The $11.7 million increase in operating expenses was primarily attributable to the full year impact of 63 traditional stores opened or acquired during the last seven months of 1993.

  Income from operations before depreciation, amortization, Restructuring and asset impairment charges was $15.0 million, or 3.2% of sales, in 1994 compared to $37.9 million, or 7.9% of sales, in 1993 due to the factors described above.

  Loss from operations in 1994 was $7.3 million, or 1.5% of sales, compared to income from operations of $17.2 million, or 3.6% of sales, in 1993. The $24.5 million decline was primarily due to a 5.1% comparable store sales decline during 1994 and the full year impact of 71 new or acquired stores during 1993. Historically, the Company has opened most of its stores during the last half of the year. As a result, new stores opened just prior to the fourth quarter produce profits in excess of their annualized profits since the stores typically generate losses in the first six months of the year.

  Adjusted EBITDA for the year ended December 31, 1994 was $15.0 million compared to $37.9 million for the year ended December 31, 1993. This represents a 60.4% decrease in Adjusted EBITDA, primarily due to the reasons set forth above.

  Net interest expense in 1994 was $8.4 million, or 1.8% of sales, compared to $5.1 million, or 1.1% of sales, during the prior year. The average outstanding loan balance with CVS increased to $165.1 million in 1994 compared to $147.1 million in 1993 due to operating an average of 22 more stores during 1994. The Company's average annual interest rate paid on outstanding loan amounts to CVS in 1994 was 4.7% compared to 3.3% in 1993.

  Income tax benefit in 1994 was $3.1 million compared to an income tax provision of $7.0 million in 1993. The effective tax rate declined in 1994 to a 19.8% benefit from a 58.2% tax in 1993. The decline was primarily due to the effective rate impact of nondeductible goodwill and state income taxes in 1994 compared to 1993.

LIQUIDITY AND CAPITAL RESOURCES

  Wilsons' primary capital requirements are driven by the Company's strategy to open new stores, remodel existing stores, update information systems and meet seasonal working capital needs. The Company's peak working capital needs typically occur during the period from August through early December as inventory levels are increased in advance of the Company's peak selling season from October through December. Commencing in 1997, the Company currently plans to open 12 to 17 traditional stores and at least six airport stores annually for the next several years. Such stores are part of the Company's long-term strategy to identify new growth opportunities and increase profit margins. See "Business--Business Strategy" and "--Growth Strategy."

  Prior to the Acquisition, the primary sources of the Predecessor Companies' cash for working capital and capital expenditures were net cash flows from operating activities and borrowings from CVS. The Predecessor Companies participated in CVS's centralized cash management system whereby cash received from operations was transferred to CVS's centralized cash accounts and cash disbursements were funded from the centralized cash accounts on a daily basis. The receipt and disbursement of cash was tracked through an intercompany cash management account. Accordingly, cash required for operating and capital expenditures during the year was met from this source.

  General Electric Capital Corporation and a syndicate of banks (the "Banks") have provided WLHI with a three-year Senior Credit Facility that expires in May 1999. The Senior Credit Facility provides for borrowings of up to $150.0 million in aggregate principal amount, which amount includes a letter of credit subfacility of up to $90.0 million. The maximum amount available under the Senior Credit Facility, however, is further subject to a borrowing base limitation (less certain reserves) of 65% of eligible inventory. The Company's borrowing availability is also reduced by outstanding letters of credit. Interest is payable on borrowings at one or more variable rates determined by reference to the "prime" rate plus .25% ("prime" plus 0.0% for the first $10.0 million of borrowings), or LIBOR plus 1.75%. The spreads are subject to possible changes based upon the Company's financial results. As of August 2, 1997, the Company had no consolidated borrowings outstanding under its Senior Credit Facility. The Company pays a monthly fee equal to .375% per annum on the unused amount of the Senior Credit Facility and on that portion of the first $10.0 million in borrowings that bears interest at prime plus a spread. For letters of credit, the Company pays a monthly fee in an amount equal to 1.25% per annum times the daily average of the amount of letters of credit outstanding during each month, which percentage is subject to possible changes based on the Company's financial results. The Senior

Credit Facility contains certain covenants limiting, among other things, the Company's and each Guarantor's ability to make capital expenditures, pay cash dividends or make other distributions. Specifically, the Guarantors are prohibited from paying upstream dividends in excess of the amounts required to service the Senior Notes and for taxes and other limited operating expenses. The Company plans to use the Senior Credit Facility for its immediate and future working capital needs, including capital expenditures. As of August 2, 1997, there was $43.9 million in outstanding letters of credit under the Senior Credit Facility. From inception through February 1, 1997, the peak borrowings and letters of credit outstanding under the Senior Credit Facility were $48.2 million and $60.9 million, respectively, and the average amounts of such borrowings and amounts covered by outstanding letters of credit for such period were $15.8 million and $40.1 million, respectively. During 1995, the highest amounts borrowed by the Company from CVS, net of the prior indebtedness eliminated as part of the Acquisition, to fund working capital expenditures and covered by outstanding letters of credit were $112.7 million and $97.4 million, respectively, and the average amounts of such borrowings and amounts covered by outstanding letters of credit for such year were $51.9 million and $58.9 million, respectively. The Company is highly dependent on the Senior Credit Facility to fund working capital and letter of credit needs, and management believes that the Senior Credit Facility, together with current and anticipated cash flow from operations and remaining net proceeds from the sale of the Senior Notes, should be adequate to meet the Company's anticipated working capital and capital expenditure requirements until the Senior Credit Facility expires in 1999, when the Company expects to extend or replace such facility. There can be no assurance, however, that the Senior Credit Facility will be sufficient to fund such needs, or, if the Senior Credit Facility is insufficient to meet such needs, that the Company will be able to obtain any additional financing or obtain such financing on terms acceptable to the Company. See "Description of Senior Credit Facility."

  As of August 2, 1997, the Company also had outstanding the CVS Note, which was a senior secured subordinated note for $61.3 million. $60.5 million of the principal amount of the note bore interest at the rate of 10% per annum, compounded annually, with all such principal and interest due and payable on December 31, 2000. As of August 2, 1997, $1.2 million in interest had accrued on the CVS Note. The remaining principal balance of the note ($0.8 million) did not bear interest. On August 18, 1997 the Company repurchased the CVS Note with a portion of the proceeds of the Offering discussed below.

  On August 18, 1997, the Company completed the Offering of $75.0 million of the Senior Notes to certain institutional buyers. Interest on the Senior Notes at the rate of 11 1/4% per annum is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 1998. The Senior Notes mature on August 15, 2004, unless previously redeemed, and the Company is not required to make any mandatory redemption or sinking fund payment prior to maturity. The Senior Notes are general unsecured obligations of the Company and rank senior in right of payment to all existing and future subordinated indebtedness of the Company and rank pari passu in right of payment with all other current and future unsubordinated indebtedness of the Company. The Indenture governing the Senior Notes contains numerous operating covenants that limit the discretion of management with respect to certain business matters, and which place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to declare or pay any dividend, to make certain payments or investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. See "Description of Senior Notes." The Company used $56.5 million of the approximately $72.1 million in net proceeds from the Offering to repurchase the CVS Note. The balance of the net proceeds will be used for general corporate purposes, including capital expenditures and additional store openings. See "Use of Proceeds." Such proceeds will reduce the total amount of borrowings under the Senior Credit Facility.

CASH FLOW

  Operating activities for the twenty-six week period ended August 2, 1997 resulted in cash used of $61.5 million compared to cash used of $56.0 million in the twenty-seven week period ended August 3, 1996. The $61.5 million cash used in operating activities in the twenty-six week period ended August 2, 1997 was primarily a result of the $19.8 million net loss, the $22.3 million seasonal increase in inventories, and the $17.0 million decrease in income taxes payable and other liabilities (resulting from the $11.2 million tax benefit generated by the year-to-date net loss and the $7.4 million tax payments made in the twenty-six weeks ended August 2, 1997).

  Fluctuations in certain balance sheet accounts between February 1, 1997 and August 2, 1997 reflect normal seasonal variations within the retail industry. The levels of cash and cash equivalents, inventories and accounts receivable fluctuate due to the seasonal nature of the retail business. Along with the fluctuations in these current assets, there is also a corresponding fluctuation in trade accounts payable and certain accrued expenses.

  Operating activities for the period from inception (May 26, 1996) to February 1, 1997 resulted in cash provided of $34.2 million compared to cash provided of $63.0 million for the eight-month period ended January 27, 1996. The $28.8 million decrease in cash provided by operating activities in the 1996 period compared to the same period in 1995 resulted from several different factors. The net loss for the eight months ended January 27, 1996 of $145.6 million was offset by a noncash Restructuring charge of $182.2 million and depreciation and amortization of $13.3 million. Inventories also increased from $53.1 million at May 26, 1996 to more normal seasonal levels of $64.9 million at February 1, 1997. This increase was due primarily to an overall increase in the carrying level of inventories after the Acquisition. In addition, prepaid expenses were higher in the most recent period due to the timing of rent payments which occurred after the period ended on January 27, 1996 and before the period ended on February 1, 1997.

  Operating activities in the first five months of 1996 prior to the Acquisition resulted in cash used of $16.0 million compared to cash used of $11.5 million in the same period of 1995. The $4.5 million increase in cash used by operating activities in the first five months of 1996 compared to the same period in 1995 resulted primarily from negotiated settlements with landlords for stores closed prior to their scheduled lease expiration dates during the 1996 period. In addition, the net loss for the five-month period in 1996 declined by $16.9 million compared to the same period in 1995 as a result of lower operating expenses associated with operating an average of 90 fewer stores during the first five months of 1996, partially offset by $7.7 million less cash provided by the reduction of inventory during that same period.

  Operating activities in 1995 resulted in cash provided of $53.1 million compared to cash provided of $12.2 million in 1994 and $12.0 million in 1993. The increase in cash provided from operating activities in 1995 as compared to 1994 and 1993 was primarily generated by a $27.7 million decrease in inventory resulting primarily from the liquidation of inventory from the closed stores which exceeded the associated decrease in accounts payable.

  Investing activity for the twenty-six weeks ended August 2, 1997 was comprised of capital expenditures totaling $2.6 million. The capital expenditures were primarily for the implementation of certain new information systems and the renovation of and improvements to existing stores. Capital expenditures for the twenty-seven week period ended August 3, 1996 totaled $4.3 million. Commencing in 1997, the Company currently plans to open 12 to 17 traditional mall-based stores and at least six airport stores annually for the next several years. The cost to open a traditional mall-based store is currently estimated to range from $130,000 to $200,000. The cost to open an airport store is currently estimated to range from $125,000 to $175,000. Capital expenditures for the year ending January 31, 1998 are anticipated to be approximately $13.0 million.

  Investing activity for the period from inception to February 1, 1997 was comprised of capital expenditures totaling $5.9 million. The capital expenditures were primarily for enhancements to the Company's management information systems, five store openings, and the renovation of and improvements to existing stores. Capital expenditures for the same period in 1995 totaled $7.5 million. Investing activity in 1996 included the Acquisition of the Predecessor Companies, net of cash acquired, for $37.1 million.

  Investing activity was comprised primarily of capital expenditures totaling $3.6 million, $2.9 million, $10.1 million, $20.7 million and $26.6 million during the five months ended May 25, 1996, and May 27, 1995, and the years 1995, 1994, and 1993, respectively. These expenditures were primarily for the addition of the new stores, which cost, on average, $182,000 and $173,000 to construct in 1995 and 1994, respectively, renovations of and improvements to existing stores and enhancements to the Company's management information systems. The decrease in cash used in investing activities in 1995 as compared to 1994 and 1993 was primarily due to five store openings in 1995 compared to 23 store openings in 1994 and 40 store openings in 1993. In addition, the Company used approximately $6.4 million to purchase substantially all of the assets of Georgetown Leather Design in June 1993.

  Cash provided by financing activities for the twenty-six weeks ended August 2, 1997 was $6.6 million. The $6.6 million provided by financing activities was the result of $9.5 million in net proceeds from the Company's initial public offering offset by a $2.9 million decrease in book overdrafts which occur as outstanding checks exceed funds on deposit in noninvestment accounts. The proceeds from the initial public offering enable the Company to reduce seasonal borrowings under the Senior Credit Facility. In addition, on May 27, 1997, the holders of the 7,405 shares of Series A Preferred exchanged their entire holdings of such shares for common stock in a noncash transaction. Financing activities in the twenty-seven weeks ended August 3, 1996 included the elimination of all prior indebtedness owed by the Predecessor Companies to CVS and the sale of $12.0 million of common and preferred stock in connection with the Acquisition. See "Certain Transactions."

  Cash provided from financing activities for the period from inception to February 1, 1997 was $16.2 million compared to cash used of $50.6 million in the same period in 1995. The proceeds provided from financing activities in 1996 resulted from the sale of common and preferred stock of $12.0 million and a $4.2 million increase in book overdrafts. The $50.6 million used in financing activities in the eight-month period ended January 27, 1996 was a result of decreased intercompany borrowings of $57.8 million from CVS offset by a $7.2 million increase in book overdrafts. As part of the Acquisition, CVS eliminated all prior indebtedness owed to it by the Predecessor Companies.

  Cash used for financing activities was $46.0 million in 1995 compared to cash provided from financing activities of $20.4 million in 1994 and $20.9 million in 1993. The cash used for financing activities in 1995 resulted from paying down outstanding intercompany debt to CVS. Wilsons' loan balance to CVS was $78.8 million at the end of 1995 compared to $124.2 million at the end of 1994 and $100.3 million at the end of 1993. As part of the Acquisition, CVS eliminated all prior indebtedness owed by the Predecessor Companies to CVS.

  Management believes that Wilsons' financial resources, including the Senior Credit Facility, the net proceeds from the Company's initial public offering, the net proceeds from the Offering and estimated cash flow from operations, will be adequate to fund the Company's operations until the Senior Credit Facility expires in 1999, when the Company expects to extend or replace such facility.

SEASONALITY AND INFLATION

  A majority of the Company's net sales and operating profit is generated in the peak selling period from October through December, which includes the holiday selling season. Wilsons recorded 55.6% of its total 1996 sales in the peak selling period. For 1996, 34.9% of the Company's sales were generated during the period from the day after Thanksgiving through January 4, 1997. As a result, the Company's annual operating results have been, and will continue to be, heavily dependent on the results of its peak selling period. Net sales are generally lowest during the period from April through July, and the Company typically does not become profitable, if at all, until the fourth quarter of a given year. Most of the Company's stores are unprofitable during the first three quarters. Conversely, nearly all of the Company's stores are profitable during the fourth quarter, even those that may be unprofitable for the full year. Historically, the Company has opened most of its stores during the last half of the year. As a result, new stores opened just prior to the fourth quarter produce profits in excess of their annualized profits since the stores typically generate losses in the first six months of the year.

  The following table sets forth certain unaudited financial information for Wilsons for each calendar quarter of 1995, each fiscal quarter of the year ended February 1, 1997 (and pro forma for such periods) and the first two fiscal quarters for the year ending January 31, 1998 (and pro forma for such periods). This quarterly information has been prepared on a basis consistent with the Company's audited financial statements appearing elsewhere in this Prospectus and reflects adjustments which, in the opinion of management, consist of normal recurring adjustments, necessary for a fair presentation of such unaudited quarterly results when read in conjunction with the audited financial statements and notes thereto.

                                       FIRST   SECOND    THIRD   FOURTH
                                      QUARTER  QUARTER  QUARTER  QUARTER
                                      -------  -------  -------  -------
                                               (IN MILLIONS)
   Calendar 1995
     Net sales....................... $ 93.4   $ 47.3   $ 62.4   $ 259.3
     Loss from operations............  (16.1)   (22.6)   (18.9)   (115.5)(/1/)
     Net loss........................  (15.2)   (20.8)   (18.3)   (119.1)(/1/)
   Year Ended February 1, 1997
    (/2/)(/3/)
     Net sales.......................   66.8     41.4     86.4     230.2
     Income (loss) from operations...   (9.8)   (18.0)      .9      55.3
     Net income (loss)...............   (7.2)   (11.9)    (1.0)     33.0
   Year Ended February 1, 1997 (Pro
    Forma) (/2/)(/3/)(/4/)
     Net sales.......................   65.0     41.0     86.4     230.2
     Income (loss) from operations...  (16.9)   (17.2)      .9      56.8
     Net income (loss)...............  (15.8)   (11.6)    (1.1)     32.5
   Year Ending January 31, 1998
     Net sales.......................   56.9     36.5      --        --
     Loss from operations (/5/)......  (10.4)   (18.7)     --        --
     Net loss (/5/)..................   (7.2)   (12.6)     --        --
   Year Ending January 31, 1998 (Pro
    Forma) (/4/)
     Net sales.......................   56.9     36.5      --        --
     Loss from operations............   (9.9)   (18.3)     --        --
     Net loss........................   (6.9)   (12.1)     --        --

--------
(1) Includes a pre-tax Restructuring charge of $134.3 million related to the anticipated costs associated with the closing of the Predecessor Companies' stores and the write-off of goodwill and other intangibles during the fourth quarter of 1995. Also includes a pre-tax asset impairment charge of $47.9 million related to the write-off of certain assets upon the adoption of SFAS No. 121 during the fourth quarter of 1995.
(2) The fourteen weeks ended August 3, 1996 (second quarter) represent a period which combines the results of operations of the Predecessor Companies prior to the Acquisition from April 28, 1996 through May 25, 1996, and the Company after the Acquisition from May 26, 1996 through August 3, 1996.
(3) The year ended February 1, 1997 represented a 53-week period. The first, third and fourth quarters were comprised of 13 weeks and the second quarter was comprised of 14 weeks.
(4) See "Pro Forma Unaudited Consolidated Financial Statements."
(5) Income (loss) from operations and net income (loss) for the fiscal quarter ending November 1, 1997 and for the fiscal year ending January 31, 1998 will be significantly impacted by the net effect ($3.8 million net expense) of certain non-recurring, non-cash charges and gains arising from the Offering. See "--Overview."

  The Company does not believe that inflation has had a material effect on the results of operations during the past three years; however, there can be no assurance that the Company's business will not be affected by inflation in the future.

                                   BUSINESS

OVERVIEW

  Wilsons is the leading specialty retailer of men's and women's leather outerwear, apparel and accessories in the United States. The Company's nationwide network of 452 retail stores is located in 44 states and the District of Columbia and England. The Company offers quality leather products under several formats: "Wilsons The Leather Experts," the Company's traditional mall-based store, offers a full range of moderately priced merchandise, while "Tannery West" and "Georgetown Leather Design" are mall-based stores offering a more targeted line of upscale merchandise. As of August 2, 1997, Wilsons operated 12 airport stores, which focus on selling accessories to business travelers and tourists, and 440 mall-based stores. The Company supplements its mall-based operations with holiday stores and seasonal kiosks during its peak selling period from October through December and plans to open approximately 200 holiday stores and 100 kiosks in 1997. For the twelve months ended August 2, 1997, the Company generated net sales of $410.0 million and Adjusted EBITDA of $31.4 million.

  Wilsons offers an extensive selection of quality merchandise at affordable prices, with a consistent focus on customer service through its staff of sales associates trained in leather types, quality and care. The Company offers more than 6,000 SKUs of men's and women's leather apparel and leather accessories such as gloves, handbags, wallets, briefcases, planners and computer cases. Wilsons offers quality merchandise at affordable prices to provide value for its customers and to develop a loyal customer base. The Company believes it can offer lower prices than its competitors for merchandise of comparable quality due to its integrated global sourcing capability, merchandising strategy, and efficient, cost-effective distribution system. Wilsons' mall-based stores average approximately 2,000 square feet in size and are located primarily in high-traffic regional shopping malls with a merchandising strategy targeted to the demographics and buying patterns of the surrounding population. Management believes the Company's global sourcing, nationwide store network, value-based quality merchandise and strong customer service combine to provide the Company with competitive advantages over other mall-based leather retailers, and contribute to attractive cash flow margins.

  Wilsons has increased its Adjusted EBITDA from $15.0 million for the fiscal year ended December 31, 1994 to $31.4 million for the twelve-month period ended August 2, 1997, a compound annual growth rate of approximately 33%. Over the same period, the Company's Adjusted EBITDA margin has increased from 3.2% to 7.7%, primarily as a result of the Company's: (i) Restructuring; (ii) vertically-integrated global product sourcing; (iii) merchandising strategy; and (iv) distribution system.

  Restructuring. As part of a program to enhance the Company's profitability and improve its portfolio of stores, management closed 156 stores, between January 1, 1995 and May 25, 1996, that had not achieved targeted cash flow levels, wrote off an amount of goodwill and certain other non-productive assets and recorded charges for certain related lease obligations. As part of the Restructuring, in 1995 the Company recorded a Restructuring charge of $134.3 million related to store closings and the write-off of goodwill and other intangibles, and an asset impairment charge of $47.9 million related to the write-off of certain assets. Following the Restructuring, the Company maintained its geographically diverse store base and improved its financial results, which management believes positions the Company for future revenue and cash flow growth.

  Vertically-Integrated Global Product Sourcing. Wilsons' integrated global product sourcing network allows the Company to design, purchase leather for, and contract for the manufacturing of most of the apparel and accessories sold in its stores. In 1996, Wilsons contracted for the manufacture of approximately 1.8 million leather garments, which management believes makes the Company the largest leather apparel purchaser in the world. This volume purchasing and vertical integration provides Wilsons with greater operational control and flexibility resulting in reduced order lead times, increased responsiveness to changing consumer preferences and fashion trends, and the ability to offer its customers better value by providing quality products at competitive prices.

  Merchandising Strategy. Since 1992, Wilsons has reduced its sourcing time from approximately 120 days to approximately 90 days by more closely integrating the Company's designers and merchandisers with its extensive contract manufacturing sources. This reduced sourcing time results in more successful product lines, efficient inventory management and the reduced need for markdowns on merchandise at the end of the selling season. The benefits of the reduced sourcing time are enhanced by the Company's newly implemented merchandise information system. This system is designed to improve the quality and availability of merchandising data to allow management to better analyze merchandise trends and adjust its merchandising strategies.

  Distribution System. Management believes the Company has a significant competitive advantage by virtue of its ability to manage the flow of its merchandise from the sourcing of leather through the sale of its apparel and accessories in the Company's retail stores. Wilsons' merchandise is shipped directly from the contract manufacturers to the Company's state-of-the-art distribution center. Wilsons has also redesigned and automated its distribution center to more efficiently process merchandise. As a result, approximately 40% of the merchandise received in the distribution center is sent directly to the Company's stores through cross-docking, which allows for more efficient handling and more timely delivery of inventory and reduced distribution expense.

BUSINESS STRATEGY

  Wilsons' objectives are to gain additional market share, strengthen its position as the largest specialty retailer of leather outerwear, apparel and accessories in the United States and increase the cash flow and profitability of the Company. Key elements of the Company's business strategy include:

  Promote the Company's Leather Expertise. The Company has built its image as "The Leather Experts" by offering its customers an extensive selection of affordably priced quality leather merchandise and expertise in the unique properties and care of leather merchandise. The Company provides ongoing training for its sales associates in leather types, quality and care to develop the associates' leather expertise and to deliver a high level of customer service.

  Maximize Merchandising Opportunities Through Vertical Integration. Wilsons' operations integrate the design of leather merchandise, the development and sourcing of new leather textures, colors and finishes, and the contract manufacturing and importation of goods to efficiently deliver merchandise to its stores. The Company believes that its vertical integration gives it several competitive advantages over other mall-based leather retailers, including the ability to:

  .  Reduce the amount of cash needed to maintain optimal inventory levels;
  .  Better manage order lead times and delivery schedules;
  . Change its merchandise mix and respond more rapidly to fashion trends and consumer demand;
  . Purchase leather and contract for manufacturing at favorable prices; and . Reorder faster selling merchandise within the same selling season.

  Create Brand Recognition. Over 80% of Wilsons' products are sold under its proprietary brand names, including Wilsons the Leather Experts, Tannery West, Georgetown Leather Design, Berman Buckskin, Adventure Bound, Maxima, Open Road and M. Julian, which are trademarks and registered trademarks of the Company. These proprietary brand name products typically generate higher gross margins than other products offered by the Company. This branding permits the Company to provide unique merchandise not sold by other retailers. In addition to its own brands, Wilsons also selectively offers designer brands such as Guess?, Jones New York, Kenneth Cole, Andrew Marc and Bosca, which brand names and registered trademarks are the property of their respective holders. The combination of Wilsons' brands with these designer brands is intended to enhance the value of the Company's brands and the breadth and depth of Wilsons' selection.

REVENUE AND CASH FLOW GROWTH STRATEGY

  Wilsons seeks to strengthen its market position and improve its operating results by focusing on higher margin products, further reducing costs, increasing comparable store sales and selectively growing its store base. The improved profitability of the Company's store base and stronger cash flow margins following the Restructuring have positioned Wilsons to take advantage of future growth opportunities. Key elements of Wilsons' growth strategy include:

  Continue to Enhance Profit Margins. Wilsons strives to increase its operating margins by: (i) emphasizing higher margin accessories in its mall-based stores' merchandise mix and opening additional airport stores that primarily focus on accessories; (ii) fully utilizing the Company's recently upgraded merchandise information system to better match store style allocations to customer purchasing patterns and reduce markdowns;
(iii) increasing productivity in the Company's distribution center and by further leveraging administrative expenses; and (iv) improving the utilization of its outlet stores to efficiently sell slower moving products.

  Increase Comparable Store Sales. Wilsons is implementing programs to improve its comparable store sales. These programs include: (i) maintaining a broad assortment of classic, functional merchandise while offering merchandise reflecting current fashion trends to attract customers into its stores; (ii) improving sales associates' productivity by offering incentives to improve their sales per hour and more closely monitoring their performance; and (iii) altering display of merchandise in the stores during non-peak selling seasons to emphasize accessories.

  Increase Store Base. The Company plans to increase the number of its stores and continue to open and operate holiday stores and seasonal kiosks during its peak selling season. The increase in stores is expected to come from the opening of new stores utilizing the following formats:

  . Mall-Based Stores. Wilsons currently plans to open 12 to 17 new traditional mall-based stores per year in markets or regional malls that management believes offer growth opportunities and significant profit potential.

  . Airport Stores. High traffic business traveler and tourist locations offer significant growth opportunities for the Company. These locations generally offer more accessories, including travel luggage and executive accessories. These stores typically generate higher revenue per square foot and are subject to less seasonal variation than traditional mall-based stores. Wilsons has opened 12 airport locations since 1993 and currently plans to open at least six airport stores per year for the next several years.

  . Seasonal Concepts. Wilsons has developed the expertise required to successfully open holiday stores and seasonal kiosks that operate in malls for three to four months each year. Typically, holiday stores temporarily occupy vacant store space in malls where the Company does not operate a traditional store. Holiday stores allow the Company to evaluate the potential of new markets and malls as permanent locations for new Wilsons' mall-based stores. Seasonal kiosks are generally designed to complement and enhance the operation of the traditional Wilsons stores in the same mall. Wilsons currently plans to open approximately 200 holiday stores and 100 seasonal kiosks in 1997.

The Company is also exploring the use of different store concepts, layouts and merchandise offerings within its portfolio of mall-based stores and may also consider wholesaling opportunities that fit its distribution strategy.

INDUSTRY BACKGROUND

  The retail leather apparel and accessories markets are well established in the United States. Management believes that these markets are substantially larger than they were twenty years ago. Management believes that a significant factor in the growth of the leather apparel and accessories industry over that twenty-year period is the increase in foreign manufacturing, particularly in the Far East. The increase in foreign sourcing, along with technical advances in hide tanning in the early 1980s, have allowed the Company to offer quality merchandise at lower prices to more consumers. Due in part to the popularity of the leather "bomber" jacket, retail leather apparel sales reached a peak in 1989. Mass merchandisers began selling leather during the early 1990s on a broader basis. However, during the early 1990s, due to adverse conditions in the retail apparel industry and changes in fashion trends, there was a downward trend in industry sales of leather apparel and outerwear in general and a consolidation of retailers selling leather apparel. The Company has emerged as the leader in the U.S. specialty retail leather apparel and accessories industry following such consolidation.

COMPANY HISTORY

  Wilsons House of Suede, Inc. ("House of Suede"), one of the Predecessor Companies, was founded in the late 1940s as a family business which established a reputation for quality leather, innovative fashion and a commitment to customer service. In the mid-1960s, House of Suede developed a strategy to make leather products an affordable purchase for the mass market. In implementing this strategy, House of Suede grew successfully through the 1970's. By 1982, when House of Suede was acquired by CVS, it had grown to a 42-store chain.

  Through the 1980s, CVS pursued an aggressive expansion strategy for the Predecessor Companies in order to achieve market penetration in the highly fragmented leather apparel industry. Under CVS's ownership, the Predecessor Companies opened or acquired between 30 and 60 stores per year and made strategic acquisitions of small regional chains, including Leather Loft and Tannery West. Through its acquisition of Bermans The Leather Experts, Inc. ("Bermans") in 1988, the Predecessor Companies became the leading specialty retailers of leather apparel and accessories operating nationwide. Founded in 1899, Bermans originally specialized in purchasing and selling hides and furs, and subsequently diversified into retailing. Lyle Berman, a director of the Company, had an ownership interest in Bermans at various times until it was sold to CVS. When CVS acquired Bermans, the result was a company with expertise in all areas of the leather apparel business, from design and contract manufacturing to the retail sale of quality leather apparel. By 1989, the Predecessor Companies had established a national presence as the leading specialty retailer of leather apparel, with over 500 traditional stores, covering substantially all of the major regional malls in the United States. This position was further reinforced by the acquisition of Georgetown Leather Design in 1993. The Company was organized in May 1996 to acquire the Predecessor Companies from CVS. See "The Acquisition" and "Certain Transactions."

  Although the Company is a retail company, certain of the Predecessor Companies had previously been involved in manufacturing operations. Pursuant to the Sale Agreement (as defined herein), the Company is indemnified by CVS for certain potential environmental liabilities disclosed therein that relate to the Predecessor Companies. The Company, however, is still subject to applicable international, national, state and local environmental laws, rules and regulations that can impose strict liability upon the Company; therefore, although the Company is currently not aware of any third-party claims relating to such disclosed potential environmental liabilities or of any other potential environmental liabilities for its current operations or past operations of the Predecessor Companies, the Company could be exposed to potential liability for such operations in the future.

VERTICALLY INTEGRATED OPERATIONS

  The Company believes that a key competitive advantage over most other mall-based leather retailers is its ability to integrate the functions of its leather design and development, contract manufacturing management, merchandising, marketing and retail sales departments. These departments work closely together to make decisions on overall merchandise mix, order quantity and marketing efforts. The Company is implementing information systems, which it believes will be fully operational by the end of 1997, to further integrate its key management functions. The Company believes that its integrated management and information systems give it the ability to bring leather from raw material to finished product quickly and efficiently.

  The Company intends to enhance the integration of its functions by utilizing the Company's information systems and data on customer lifestyles and merchandise preferences. The Company currently collects point-of-sale information on its customers' names, addresses and purchase histories, which has resulted in the compilation of information on more than five million customers. The Company intends to use its new information systems to analyze this data for the purpose of grouping such customers into one or more customer segments. These segments are defined by demographic, socioeconomic and lifestyle characteristics, which also correlate with customer preferences. When the new system is fully operational, the Company's merchants will be better able to use customer segment information to help design merchandise and plan orders, and make distribution and reorder decisions for each store. Wilsons' manufacturing managers located in the Far East will also be integrated into this process to ensure that new styles are tested and brought to market quickly and that strong selling merchandise is given priority within the production pipeline and sent promptly to the stores. The Company's marketing department will be able to use the customer segment information to design targeted customer promotions.

STORE FORMATS

  Wilsons is the leading specialty retailer of men's and women's leather outerwear, apparel and accessories in the United States. The Company's nationwide network of 452 retail stores is located in 44 states and the District of Columbia and England. The Company offers quality leather products under several formats: "Wilsons The Leather Experts," the Company's traditional mall-based store, offers a full range of moderately priced merchandise, while "Tannery West" and "Georgetown Leather Design" are mall-based stores offering a more targeted line of upscale merchandise. As of August 2, 1997, Wilsons operated 12 airport stores, which focus on selling accessories to business travelers and tourists, and 440 mall-based stores. The Company regularly supplements its mall-based operations with holiday stores and seasonal kiosks during its peak selling period from October through December and plans to open approximately 200 holiday stores and 100 kiosks in 1997.

--------------------------------------------------------------------------------
452 STORE LOCATIONS
--------------------------------------------------------------------------------
                                      LOGO
                                 BCorporate Headquarters and Distribution Center

                        STORE COUNT AS OF AUGUST 2, 1997

                 TRADITIONAL AIRPORT TOTAL
                 ----------- ------- -----
Alabama.........      2        --        2
Arizona.........      4        --        4
Arkansas........      1        --        1
California......     63        --       63
Colorado........      7        --        7
Connecticut.....      6        --        6
Delaware........      2        --        2
Florida.........      4        --        4
Georgia.........      8         3       11
Idaho...........      1        --        1
Illinois........     36        --       36
Indiana.........     11         1       12
Iowa............      8        --        8
Kansas..........      2        --        2
Kentucky........      4        --        4
Louisiana.......      3        --        3
Maine...........      3        --        3
Maryland........     13         2       15
Massachusetts...     17        --       17
Michigan........     21        --       21
Minnesota.......     13         1       14
Missouri........      5        --        5
Nebraska........      3        --        3

                  TRADITIONAL AIRPORT TOTAL
                  ----------- ------- -----
Nevada..........       3        --        3
New Hampshire...       5        --        5
New Jersey......      21        --       21
New Mexico......       1        --        1
New York........      34        --       34
North Carolina..       8        --        8
North Dakota....       4        --        4
Ohio............      24        --       24
Oklahoma........       1        --        1
Oregon..........       3        --        3
Pennsylvania....      23         2       25
Rhode Island....       3        --        3
South Carolina..       1        --        1
South Dakota....       2        --        2
Tennessee.......       7        --        7
Texas...........      14        --       14
Utah............       5        --        5
Virginia........      12        --       12
Washington......      16        --       16
Washington,
 D.C............       1         1        2
West Virginia...       1        --        1
Wisconsin.......      14        --       14
England.........      --         2        2
                      ---       ---    ---
Total...........      440       12      452
                      ===       ===    ===

 Traditional Mall-Based Stores

  As of August 2, 1997, Wilsons operated 440 stores in 44 states and the District of Columbia under the names "Wilsons The Leather Experts," "Tannery West" and "Georgetown Leather Design." These stores average approximately 2,000 square feet in size and are located nationwide, primarily in regional shopping malls. The Wilsons The Leather Experts stores are designed to target a broad base of consumers and showcase the full range of Wilsons products, from men's and women's leather apparel (including coats, jackets and sportswear) to leather accessories (including gloves, handbags, wallets, briefcases, planners and computer cases). The Tannery West and Georgetown Leather Design stores, located primarily in higher-end malls, target a slightly more upscale market and focus more on leather accessories than traditional Wilsons The Leather Experts stores. The Company utilizes customer lifestyle, demographic and socio-economic data derived from its point-of-sale network as well as data from outside sources relating to market potential and mall performance to select possible new store locations. In addition, the Company analyzes projected occupancy costs and store performance for planned achievement of management-established cash flow objectives prior to finalizing site selection and negotiating final lease terms. Wilsons has also established a cross-functional review committee that approves all proposed store projects including new sites and lease renewals, prior to commitments. In 1996, the traditional mall-based stores had, on a pro forma basis, sales of $374.8 million, representing 88.7% of the Company's total sales; stores open the entire year averaged sales per store of $806,000 and sales per square foot of $387.

 Airport Stores

  As of August 2, 1997, Wilsons operated twelve airport stores under the "Wilsons The Leather Experts" name, with ten locations in the United States and two locations in England. These stores average approximately 800 square feet in size and are designed to target business travelers and tourists. Airport stores emphasize a wide assortment of leather accessories and carry a limited assortment of leather apparel. Airport stores tend to be less seasonal, due in part to a more even flow of customer traffic during the year as compared to malls, and to an emphasis on accessories. The airport stores generate substantially higher sales per square foot than the traditional mall-based stores, but with higher rent expense per square foot. In 1996, the airport stores had, on a pro forma basis, sales of $8.0 million, representing 1.9% of the Company's total sales; stores open the entire year averaged sales per store of $791,000 and averaged sales per square foot of $861.

 Holiday Stores

  In 1996, Wilsons operated 224 holiday stores in 42 states. A holiday store is a temporary, full-size Wilsons store located in a vacant mall space and generally operated from October through December, the Company's peak selling season. Wilsons typically locates these stores in malls where there is not already an existing Wilsons store. These stores offer a merchandise selection and presentation similar to the traditional Wilsons The Leather Experts stores. Lower occupancy costs as a percent of sales result in higher operating margins for the holiday stores as compared to the full year margins of the Company's traditional stores. An additional benefit of holiday stores is the ability to test new malls where the Company is considering opening a traditional store. Merchandise purchased at holiday stores may be returned to any of the Company's stores. In 1996, holiday stores had, on a pro forma basis, sales of $31.3 million, representing 7.4% of the Company's total sales; such stores averaged sales per store of $136,000.

 Seasonal Kiosks

  In 1992, Wilsons began to use a seasonal "kiosk" concept in order to take further advantage of the seasonality of the Company's business and provide a new distribution channel for future growth. In 1996, Wilsons operated 152 seasonal kiosks, 92.0% of which were in malls where Wilsons already had a traditional store. A seasonal kiosk is generally a 100 square-foot temporary unit located in the common area of a mall. Open primarily during October through December, the Company's peak holiday selling season, these locations generally offer a selected assortment of leather accessory gift items and are designed to complement and enhance the traditional Wilsons store in the same mall. Merchandise purchased at seasonal kiosks may be returned to any of the Company's stores. In 1996, seasonal kiosks had, on a pro forma basis, sales of $8.5 million, representing 2.0% of the Company's total sales; such kiosks averaged sales per store of $55,000.

MERCHANDISING

  The Company's merchandising strategy is based on an understanding of its customer base. Wilsons' merchandising strategy focuses on increasing its market share by offering a broad assortment of quality leather apparel and accessories at affordable prices. Wilsons offers more than 6,000 SKUs of men's and women's leather apparel and leather accessories such as gloves, handbags, wallets, briefcases, planners and computer cases. The Company emphasizes proprietary brands, which generally carry higher margins than other merchandise sold by the Company, including Wilsons The Leather Experts, Tannery West, Berman Buckskin, Georgetown Leather Design, Adventure Bound, Open Road, Maxima and M. Julian. Wilsons also complements its product mix by selling, on a non-exclusive basis, current fashion designer merchandise, such as Guess?, Jones New York, Kenneth Cole, Andrew Marc and Bosca. The Company anticipates that its merchants will be able to better use customer segment information to help design merchandise and plan orders, and make distribution and reorder decisions for each store. See "--Vertically Integrated Operations."

  Key elements of the Company's merchandising strategy include:

  . Selection--Wilsons offers its customers an extremely broad and deep selection of leather apparel and accessories. Management believes that the Company's traditional stores offer significantly more SKUs than competition (e.g., department stores, specialty stores, mass merchandisers).

  . Style--The Company's use of proprietary brands is designed to translate identified market trends into highly-focused leather apparel and accessory assortments. The Company tests new designs on a limited basis and reorders certain fast-selling merchandise for its peak selling season.

  . Value--The Company strives to deliver its fashion-oriented, high-quality merchandise at affordable prices, in order to provide value for its customers. The Company believes that its integrated global product sourcing capability enables it to offer lower prices than its competitors for merchandise of comparable quality.

  Wilsons has increased its emphasis on accessories including gloves, handbags, wallets, briefcases, planners and computer cases, due in part to their generally higher margins as compared to leather apparel, and has increased both the number of SKUs and the amount of floor space allocated to accessory presentation in the stores. As a result, accessories sales have grown as a percentage of the Company's sales from 11.9% in 1991 to 24.4% in 1996. Over the same period, men's apparel sales have decreased as a percentage of the Company's sales from 46.8% to 40.8%, and women's apparel sales have decreased from 41.3% to 34.8%.

PRODUCT DESIGN, DEVELOPMENT AND SOURCING

  Wilsons' product offerings are highly dependent on the Company's ability to identify fashion trends for Wilsons' customers, develop new leather finishes and closely monitor the sourcing of its merchandise. Wilsons' buyers and designers are trained to anticipate fashion trends and to translate such trends into leather products appealing to the Wilsons customer. Such designers and buyers also work closely with tanneries in identifying and developing leather colors and finishes. Technical advancements in leather tanning have allowed the Company to use a variety of leathers to achieve the look and feel of more expensive leathers.

  In addition to its leather development expertise, the Company believes that a significant competitive advantage is its expertise and ability in managing the sourcing of its leather apparel and accessories. In 1996, Wilsons contracted for the manufacture of approximately 1.8 million leather garments, which management believes makes the Company the largest leather apparel purchaser in the world. The high volume of leather purchased by the Company and its contract manufacturers, and the volume of merchandise acquired by the Company from its contract manufacturers, allow the Company to benefit from better pricing and faster delivery. Management believes that the volume of finished goods purchased from the contract manufacturers enables the

Company to secure sufficient manufacturing capacity without having the added cost of establishing its own manufacturing facilities.

  The Company has developed an infrastructure in the Far East that allows the Company to control merchandise production without owning manufacturing facilities or extensively utilizing third-party wholesalers. The Company's contract manufacturing managers located in China, Indonesia, Hong Kong and South Korea, and contract agents in India, are primarily responsible for managing the production and quality control process in overseas factories and the shipping of the merchandise to the United States. Such management includes inspecting leather at the tanneries, coordinating the production capacity, matching of product samples to Wilsons' technical specifications and providing technical assistance and quality control through inspection in the factories.

  The Company's merchandising department works closely with the Company's contract manufacturing managers to make order and reorder decisions on merchandise. Since 1992, the Company has reduced its sourcing time from approximately 120 days to approximately 90 days. The reduced time allows the Company to reorder better selling merchandise for its peak selling season. Management believes that this strategy results in more efficient inventory management and reduced need for markdowns on merchandise at the end of the Company's peak selling season.

  Due in large part to its overseas infrastructure, the Company has developed the technology and capability to shift its contract manufacturing to various countries of the Pacific Rim, depending on labor availability and costs and the availability of leather and other raw materials. In 1989, Wilsons received approximately 90% of its leather apparel sourced overseas from South Korean vendors. Since that time, the Company implemented its strategy of shifting production to lower cost countries, such as China, from which the Company sourced over 60% of its leather apparel in 1996, and India and Indonesia, from which the Company purchased approximately 26% and 12%, respectively, of its leather apparel in 1996. However, South Korean tanneries continue to provide a substantial portion of the Company's tanned leather which is used in the manufacturing process. The United States recently renewed China's MFN status, but there is no assurance that such status, which must be renewed annually, will continue. The loss of MFN status by China or by any other country from which Wilsons sources goods could result in higher leather purchase and production costs. See "Risk Factors--Risks of Foreign Contract Manufacturing and Importing."

MARKETING AND ADVERTISING

  Wilsons targets promotions to its customers through a combination of in-store graphics displays, direct mail pieces and newspaper, radio and television advertising. These event-driven promotional activities are designed to emphasize Wilsons' broad assortment of quality, fashionable merchandise and to build consumer awareness of Wilsons as "The Leather Experts." In 1996, Wilsons spent approximately $5.2 million on local television and radio advertising and other media in an attempt to reach a majority of its target audience at least three times during its key selling season.

  The Company's layaway program is a key marketing strategy designed to build sales. The layaway program represented 15.7% and 15.1% of the Company's net sales in 1996 and 1995, respectively. The layaway program is designed to: (i) commit the Company's customers to buy coats early in the season, frequently before such coats are needed; (ii) allow the Company to receive an early read on fast-selling styles and important sales trends, enabling the Company to reorder these styles and capitalize on the trends during its key holiday selling season; (iii) make purchases of the Company's leather apparel affordable to a wider range of customers; and (iv) bring the customer back to the store several times before the layaway merchandise is picked up, offering the Company multiple selling opportunities.

  In addition, the marketing department uses the Company's in-house database which includes data on over five million customers. The marketing department regularly analyzes these data and attempts to identify key activities in the business which should incorporate customer segmentation information (e.g., marketing, merchandising and store locations). In addition, Wilsons conducts marketing research of Wilsons' and non-

Wilsons' leather purchasing consumers to gain additional knowledge of consumer behavior. The Company's marketing department plans to use the customer segment information to employ more tightly targeted customer promotions. See "-- Vertically Integrated Operations."

DISTRIBUTION

  The Company's merchandise is shipped directly from the Company's contract manufacturers located in the Far East to the Company's state-of-the-art 289,000 square foot distribution center located at the Company's headquarters in Brooklyn Park, Minnesota. Between 1992 and 1994, the Company spent approximately $12.6 million to redesign and automate its distribution center. The distribution center is equipped with high speed sorting equipment and hand-held radio frequency scanners for bar code scanning and merchandise control.

  The distribution center is designed to receive 200,000 garments and one million units of accessories and ship in excess of 500,000 combined units of garments and accessories per week in a single shift operation. Approximately 40% of the merchandise received in the distribution center is sent directly to the Company's stores through cross-docking, which allows for minimal handling, storage and reduced expense. Additional merchandise is stored in the distribution center to replenish merchandise, to build inventory for the Company's peak selling season and stock key styles. On average, each store is shipped merchandise one to three times a week, depending on the season and sales volume in each store. Airport stores are shipped merchandise daily. Each store receives a shipment approximately two to three days after the merchandise is shipped from the distribution center. The Company believes that the distribution center will enable it to service its stores and needs for the foreseeable future.

CUSTOMER SERVICE

  In addition to advertising and promotions which are designed in part to reinforce Wilsons image with its customers as "The Leather Experts," the Company emphasizes sales associate training and customer service. Wilsons' associates are trained on an ongoing basis through the use of merchandise videos and information packets, customer service tip cards and on-the-job sales evaluations. The training is designed to develop each sales associate's knowledge of Wilsons' service standards, the different kinds of leather and leather finishes, how to best care for the different types of leather, and how to perform many minor repairs in the store for the customer, free of charge.

  Wilsons monitors customer service through a customer comment card program, direct survey of customers who return merchandise and a system that tracks calls and letters sent to the corporate office. Wilsons periodically holds customer focus group sessions with customers nationwide. Issues relating to policy, procedure or merchandise are frequently reviewed to improve service and quality.

  Wilsons offers many services that are important to its customers. Key services include a 14-day price guarantee, alterations service for major alterations and repairs, a layaway program and a return policy on unworn merchandise. Merchandise purchased at holiday stores and seasonal kiosks may be returned to any of the Company's stores.

MANAGEMENT INFORMATION SYSTEMS

  As part of the Company's strategic plan, Wilsons made a significant commitment to upgrade its information systems and computer hardware and to improve the computer skills of its associates. The major components of the plan include converting from the Company's existing mainframe platform to a client/server platform, and implementing new merchandising, financial and human resources information systems. By the end of 1997, Wilsons believes it will have completed its systems conversion to the client/server platform. Once fully operational, management believes that these systems will allow greater flexibility in anticipating future business needs, broader and quicker access to information at all relevant levels of the organization, stronger analytical tools for understanding sales and operating trends, and increased customer information and availability to such information. Management believes that system integrity will be enhanced and, as a result, inventory accuracy and management will improve, providing Wilsons with the opportunity to better control its merchandise flow from the factories to the stores. See "--Vertically Integrated Operations."

  The Company's automated point-of-sale registers in all stores capture customer transactions by SKUs that are transmitted electronically to the headquarters' computer, updating other systems with critical sales and customer information to replenish stores and determine reorder quantities, to modify merchandise allocation plans tailored to regional sales patterns and to establish marketing promotions targeted to particular customer segments. To assist in the operation of each store, the Company utilizes a PC-based paperless communication system that permits daily communications of advanced shipment notices, and electronic tracking of inventory transfers between locations and supplies ordering. Each store uses computer-based interview systems for new hiring.

  Merchandise information systems receive information daily from the point-of-sale registers and are updated with order information from the production department on the progress and timing of orders and merchandise received in the Company's distribution center. Wilsons recently implemented a new merchandise planning application that enhances analytical capabilities and increases flexibility in planning sales, inventory and gross margin. Wilsons' merchandising department utilizes an international computer network to communicate purchase order information from the Company's merchandising system to its overseas personnel, in order to provide continual information updates to allow for managing leather inventories and contract manufacturing capacity planning. Garment design and specifications are controlled through a product data manager system that distributes pattern and specification information to the Company's contract manufacturing managers and designers to ensure production consistency among the Company's contract manufacturers. Wilsons' financial control systems provide daily information on store point-of-sale transactions, inventory transfers and cash deposits and disbursements. During 1997, certain financial and human resource information systems have been replaced and upgraded to operate in a client-server environment.

COMPETITION

  The retail leather apparel and accessory industry is highly competitive. Management believes that the principal bases upon which the Company competes are selection, price, style, quality, store location and service. Wilsons' most significant competitor is J.C. Penney Company, Inc. in addition to other specialty retailers (e.g., The Limited, Inc. and The Gap, Inc.), department stores (e.g., Federated Department Stores, Inc., Dayton Hudson Corporation and Nordstrom, Inc.), mass merchandisers (e.g., Sears, Roebuck and Co.) and discounters (e.g., Wal-Mart Stores, Inc. and Kmart Corporation).

  Wilsons believes that its broad merchandise selection, value and customer service enable it to compete effectively. Many of the Company's competitors are, however, larger and have greater financial resources than Wilsons, and there can be no assurance that the Company will be able to compete successfully in the future. Furthermore, while Wilsons believes it competes effectively for favorable site locations and lease terms, competition for prime locations within successful malls is intense. In some markets, the Company and its competitors also compete for permanent and seasonal sales associates, who may be in limited supply during periods of economic prosperity.

PROPERTY

  As of August 2, 1997, Wilsons operated 451 leased store locations and one owned store location. Substantially all of Wilsons' stores were located in regional shopping malls. Store leases with third parties are typically seven to ten years in duration. In most cases, each store pays an annual base rent plus a contingent rent based on the store's annual sales in excess of a specified threshold. Substantially all leases which Wilsons had entered into prior to the Acquisition are guaranteed by an affiliate of CVS. New store leases which Wilsons is currently entering into or will enter into in the future will not be guaranteed by CVS or an affiliate of CVS, and, with respect to existing store leases, Wilsons is obligated, pursuant to the Sale Agreement, to use commercially reasonable efforts to remove the affiliate of CVS as a guarantor. To date, Wilsons has not experienced any significant difficulty in obtaining market rate leases without a CVS guarantee.

  The Company owns its distribution center and the land on which it is located.

LITIGATION

  The Company is involved in various routine legal proceedings incidental to the conduct of its business. Although the outcome of these matters cannot be determined, management does not believe that any of these legal proceedings will have a material adverse effect on the financial condition or results of operations of the Company. The Company is also indemnified by CVS pursuant to the Sales Agreement for certain disclosed legal proceedings involving the Predecessor Companies. See "Certain Transactions--Sale Agreement."

TRADEMARKS

  Wilsons conducts its business under various trade names, trademarks and service marks in the U.S., including Wilsons The Leather Experts, Tannery West, Georgetown Leather Design, Berman Buckskin, Adventure Bound, Maxima, Open Road and M. Julian, and has registered several trade names and trademarks in the United Kingdom. Although Wilsons does not believe that its operations are dependent upon any of its service marks or its trade names, Wilsons considers its "Wilsons The Leather Experts" name to be valuable to its business.

EMPLOYEES

  As of August 2, 1997, Wilsons had approximately 3,500 employees. During the Company's peak selling season (from October through December), Wilsons plans to employ approximately 3,500 seasonal employees. Wilsons considers its relationships with its employees to be good. None of the Company's employees are governed by collective bargaining agreements.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the directors and executive officers of the Company as of August 2, 1997:

NAME                          AGE     POSITION
----                          ---     --------
Joel N. Waller............     57     Chairman of the Board of Directors and
                                       Chief Executive Officer
David L. Rogers...........     54     President, Chief Operating Officer and
                                       Director
Carol S. Lund.............     45     Executive Vice President and General
                                       Merchandise Manager
W. Michael Bode...........     52     Vice President, Manufacturing
Betty Goff................     40     Vice President, Human Resources
Jed Jaffe.................     43     Vice President, Store Sales
David B. Sharp............     49     Vice President, Marketing
Daniel R. Thorson.........     38     Treasurer and Director, Business Planning
                                       and Analysis
David J. Tidmarsh.........     45     Vice President, Information Systems and
                                       Strategies, Chief Information Officer and
                                       Logistics
Douglas J. Treff..........     40     Vice President, Finance, Chief Financial
                                       Officer and Assistant Secretary
Thomas R. Wildenberg......     39     Chief Accounting Officer and Controller
Lyle Berman...............     55     Director
Thomas J. Brosig..........     47     Director
Morris Goldfarb...........     46     Director

  All of the above-named officers have held the noted office with the Company, and all directors have served in that capacity, since May 1996.

  Joel N. Waller has served as Chairman and Chief Executive Officer of the Company since April 1992. In 1983, CVS hired Mr. Waller as President of Wilsons. Prior to joining Wilsons, Mr. Waller served in several capacities at Bermans, including Senior Vice President-General Merchandise Manager from 1980 to 1983, Division Merchandise Manager from 1978 to 1980 and Buyer from 1976 to 1978. He currently serves on the Board of Directors of Grand Casinos, Inc., Rainforest Cafe, Inc. and Damark International, Inc.

  David L. Rogers has served as President and Chief Operating Officer of the Company since April 1992. In 1989, Mr. Rogers joined Wilsons as Executive Vice President and Chief Operating Officer when Bermans was acquired by Wilsons. Mr. Rogers served as Chief Operating Officer of Bermans from 1984 to 1989 and Chief Financial Officer of Bermans from 1980 to 1984. Mr. Rogers currently serves on the Board of Directors of Grand Casinos, Inc. and Rainforest Cafe, Inc.

  Carol S. Lund has served as Executive Vice President and General Merchandise Manager of the Company since March 1994. Ms. Lund served as Executive Vice President and General Manager for the Snyder Leather division from 1992 to 1994, as Senior Vice President and General Merchandise Manager of the Company from 1987 to 1992 and as Vice President and General Merchandise Manager of the Company from 1983 to 1987. Prior to joining Wilsons, she was Divisional Merchandise Manager for Bermans from 1981 to 1983 and a buyer for Bermans from 1976 to 1981.

  W. Michael Bode has served as Vice President, Manufacturing of the Company since 1987. Mr. Bode served as Director of Manufacturing from 1985 to 1987, as Divisional Merchandise Manager of Outerwear from 1982 to 1985 and as Regional Director of Stores of the Company from 1981 to 1982.

  Betty Goff has served as Vice President, Human Resources of the Company since February 1992. Ms. Goff served as Director of Executive Recruitment and Placement of the Company from October 1987 to February 1992.

  Jed Jaffe has served as Vice President, Store Sales of the Company since January 1996. Mr. Jaffe served as Vice President Strategic Planning from February 1995 to December 1995, as Vice President/General Merchandise Manager of Snyder Leather from August 1993 to January 1995, as Eastern Zone Sales Vice President of the Company from February 1993 to August 1993, as President of Tannery West from September 1992 to January 1993 and as Director of Manufacturing of the Company from October 1991 to September 1992. Prior to joining Wilsons, Mr. Jaffe served as General Merchandise Manager of Henry Birks Jewelers, a jewelry store chain, from 1990 to 1991.

  David B. Sharp has served as Vice President, Marketing of the Company since May 1995. Prior to joining Wilsons, Mr. Sharp held several positions from 1981 to 1995 at Lever Brothers Company, a consumer products company, most recently as Senior Vice President of Marketing from 1989 to 1995.

  Daniel R. Thorson has served as Treasurer of the Company since May 1996 and as Director of Business Planning since October 1995. Prior to joining Wilsons, Mr. Thorson held several positions from 1981 through 1995 at Northwest Airlines, Inc., an airline company, most recently as Director of Finance and Administration, Pacific Division, based in Tokyo, Japan from July 1991 to June 1995.

  David J. Tidmarsh has served as Vice President, Information Systems and Strategies of the Company and Chief Information Officer since February 1994 and as Vice President, Logistics since May 1996. Mr. Tidmarsh served as Director of Business Systems Process Reengineering of the Company from September 1993 to February 1994. Prior to joining Wilsons, he served as Chief Operating Officer for Page-Com Inc., a direct mail marketing and telecommunications company, from May 1992 to September 1993 and Vice President of Logistics for Pier 1 Imports, Inc., a retail home furniture, furnishings and equipment store, from 1989 to 1992.

  Douglas J. Treff has served as Vice President, Finance since January 1993 and as Chief Financial Officer and Assistant Secretary of the Company since May 1996. Mr. Treff served as Controller of the Company from September 1992 to January 1993 and as Director of Financial Planning and Analysis of the Company from May 1990 to September 1992.

  Thomas R. Wildenberg has served as Controller since October 1994 and as Chief Accounting Officer of the Company since May 1996. Prior to joining Wilsons, Mr. Wildenberg held several positions from 1990 through 1994 at Woman's World Shops, Inc., a retail apparel company, most recently as Director of Finance/Controller from June 1990 to October 1994.

  Lyle Berman is a member of the Company's Board of Directors. Mr. Berman has served as Chief Executive Officer and Chairman of the Board of Directors of Grand Casinos, Inc., a gaming company, since October 1990, and as Chief Executive Officer and Chairman of the Board of Directors of Rainforest Cafe, Inc., a restaurant/retail company, since February 1994. From January 1989 through September 1991, Mr. Berman served as a consultant to Wilsons. Mr. Berman served as the President and Chief Executive Officer of Bermans from 1978 until it was acquired by Wilsons in 1988. Mr. Berman is also the Chairman of the Board of Directors of Innovative Gaming Corporation of America and a director of G-III Apparel Group, Ltd. ("G-III") and New Horizon Kids Quest, Inc. Mr. Berman was formerly an executive officer and a director of Stratosphere Corporation, an amusement and recreation company. In January 1997, Stratosphere Corporation filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

  Thomas J. Brosig is a member of the Company's Board of Directors. Mr. Brosig has served as President and a director of Grand Casinos, Inc., a gaming company, since September 1996. Mr. Brosig also served as Executive Vice President--Investor Relations and Special Projects of Grand Casinos, Inc. from August 1994 to

September 1996, as Secretary of Grand Casinos, Inc. from its inception until May 1995, as its President from May 1993 to August 1994, as its Chief Operating Officer from October 1991 until May 1993 and as its Chief Financial Officer from its inception until January 1992. Mr. Brosig is also a director of G-III and Famous Dave's of America, Inc.

  Morris Goldfarb is a member of the Company's Board of Directors. Mr. Goldfarb serves as director and Chief Executive Officer of G-III, a leather and non-leather apparel manufacturer and distributor, a director of Grand Casinos, Inc. and a director of Panasia Bank. Mr. Goldfarb has served as an executive officer of G-III and its predecessors since its formation in 1974.

  Directors of the Company are elected by the shareholders at each annual meeting to serve until the next annual meeting of the shareholders or until their successors are duly elected and qualified. See "Certain Transactions-- Shareholder Agreement" for a description of an arrangement which currently permits Joel N. Waller and David L. Rogers to nominate two directors of the Company. Executive officers of the Company are chosen by and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

BOARD COMMITTEES

  The Company's Board of Directors has established compensation and audit committees (respectively, the "Compensation Committee" and the "Audit Committee") whose members are appointed by the Company's Board of Directors. The Compensation Committee has the responsibility and authority to review and determine the Company's executive compensation objectives and policies and administer the Company's stock option and other employee benefit plans. The Compensation Committee members are Thomas Brosig and Lyle Berman. The Audit Committee has the responsibility and authority to review the accounting and auditing principles and procedures of the Company with a view toward providing for adequate internal controls and reliable financial records, to recommend to the full Board the engagement of independent auditors, to review with the independent auditors the plans and results of the auditing engagement, and to consider the independence of the Company's auditors. The Audit Committee members are Morris Goldfarb, Thomas Brosig and David Rogers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Lyle Berman and Thomas Brosig, directors of the Company, are members of the Board's Compensation Committee. Mr. Berman is the Chief Executive Officer and Chairman of the Board of Directors of both Grand Casinos, Inc. and Rainforest Cafe, Inc. Mr. Brosig is the President and a director of Grand Casinos, Inc. Joel N. Waller, Chief Executive Officer and Chairman of the Board of Directors of the Company, and David L. Rogers, President and Chief Operating Officer and a director of the Company, are both members of the Compensation Committee of the Board of Directors of Grand Casinos, Inc. and Rainforest Cafe, Inc.

EXECUTIVE COMPENSATION AND EMPLOYMENT CONTRACTS

  The Company was incorporated in May 1996. Therefore, the requirement for prior years' information regarding executive compensation for the Chief Executive Officer of the Company, and the next four most highly compensated executives of the Company, is not applicable. The Company has entered into employment agreements with Joel Waller, as Chairman and Chief Executive Officer, and David Rogers, as President, reporting to the Board of Directors, through May 25, 2000 (the "Employment Agreements"). The Employment Agreements are identical in all material respects, except for job responsibilities which are consistent with Messrs. Waller's and Rogers' titles. Under the terms of the Employment Agreements, Mr. Waller and Mr. Rogers each receives a base salary of $380,000 per year, or such higher amount as is determined by the Board (prorated for any partial employment year). In no event may the Board of Directors reduce Messrs. Waller's and Rogers' base salary for any year below the greater of $380,000 or the amount of base salary paid by the Company to Messrs. Waller and Rogers for the immediately preceding year. For the period from inception (May 26, 1996) to February 1, 1997, Messrs. Waller and Rogers received base salaries of $263,077 and $263,077, respectively. Messrs.

Waller and Rogers are also entitled to participate in the Incentive Plan (as hereinafter defined). Mr. Waller and Mr. Rogers are each eligible to receive an annual bonus based on the Company's performance. Pursuant to the provisions of the Incentive Plan, their respective bonuses for a fiscal year could range from 0% to 70% of their base salary. See "Employee Benefit Plans" below. For the period from inception (May 26, 1996) to February 1, 1997, Messrs. Waller and Rogers received bonuses of $124,222 and $124,222, respectively. The employment of each of Mr. Waller and Mr. Rogers under their respective Employment Agreements will end only upon termination by the Company with or without Cause (as defined in the Employment Agreements), upon death or Disability (as defined in the Employment Agreements), upon expiration of the employment term or upon resignation. Upon termination of employment, Mr. Waller or Mr. Rogers generally will be entitled to receive his base salary through the date of termination (or through the end of the employment period if termination by the Company occurred without Cause or resignation by the employee occurred with Good Reason (as defined in the Employment Agreements)), any amounts earned but not paid under the Incentive Plan for a completed Plan Year (as defined in the Incentive Plan) and, in certain circumstances, a pro rata portion of his Incentive Plan payment for the year in which termination occurs, plus continuation of certain health, life and disability insurance benefits. The Employment Agreements also include confidentiality and non-solicitation provisions, but do not contain any restrictions on competition. See "--Employee Benefit Plans."

  The next three most highly compensated executives are Carol S. Lund, David
B. Sharp and Jed Jaffe. Ms. Lund, Mr. Sharp and Mr. Jaffe were paid base salaries at the annual rate of approximately $240,000, $208,000 and $180,000 per year, respectively, and for the period from inception (May 26, 1996) to February 1, 1997, they received base salaries of $166,154, $144,000 and $124,615, respectively. Ms. Lund, Mr. Sharp and Mr. Jaffe were also eligible to receive annual bonuses ranging from zero to $134,400, $108,160, and $93,600, respectively, depending on the Company's performance in relation to set performance targets, and for the bonus period ended February 1, 1997, they received bonuses of $62,765, $50,512 and $43,711, respectively. See "-- Employee Benefit Plans."

  Pursuant to the Restricted Stock Agreement dated as of May 25, 1996, Joel N. Waller, David L. Rogers, Carol S. Lund, David B. Sharp and Jed Jaffe purchased, respectively, 338,869.8, 338,869.8, 48,594.6, 45,894.6 and 40,495.5
shares of the Company's Restricted Stock at its then fair market value of $.60 per share. For the period from inception (May 26, 1996) to February 1, 1997, Mr. Waller, Mr. Rogers, Ms. Lund, Mr. Sharp and Mr. Jaffe had 62,131.7, 62,131.7, 8,908.8, 8,414.8 and 7,424.8 shares of their Restricted Stock vest, respectively. The remaining Restricted Stock vested immediately upon repurchase of the CVS Note on August 18, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Certain Transactions--Restricted Stock Agreement." No options have been granted to these five most highly compensated executive officers.

EMPLOYEE BENEFIT PLANS

  The Company has an Executive and Key Management Incentive Plan (the "Incentive Plan"), a 401(k) defined contribution Profit Sharing Plan (the "401(k) Plan") and the 1996 Option Plan for the benefit of its employees.

  The Incentive Plan provides for an annual incentive award designed to motivate and reward key home office and distribution center associates. Eligible participants include the Chairman, President, all Vice Presidents and certain other key personnel. Cash awards, which range from 0% to 200% of the payout level, are based on actual results measured generally against pre-established corporate financial objectives for consolidated earnings, before federal and state income taxes, of the Company and its direct and indirect subsidiaries.

  Under the 401(k) Plan, employees are entitled to make vested contributions of up to 15% of their compensation (10% for those employees whose compensation in the previous year exceeded $55,000) in lieu of receiving such amounts as taxable compensation, subject to statutory limitations. Certain matching contributions are made by the Company, which vest after five years of service, or at age 65 regardless of service, or upon the death of the employee. The 401(k) Plan also allows the Company to make discretionary profit sharing contributions, which are also subject to the vesting requirements.

  The purpose of the 1996 Option Plan is to aid in maintaining and developing personnel capable of assuring the future success of the Company by affording them an opportunity to acquire a proprietary interest in the Company through stock options. Options granted under the 1996 Option Plan may be either incentive stock options ("ISOs"), as defined in the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options ("NSOs"). Subject to certain adjustments, the maximum number of shares of common stock available for issuance under the 1996 Option Plan is 1,000,000 shares. Employees of the Company, or any parent or subsidiary thereof, including employees who are directors or officers, are eligible to receive ISOs and NSOs under the 1996 Option Plan. Directors of, and consultants and advisors to, the Company who are not employees of the Company, or any parent or subsidiary thereof, are eligible to receive NSOs under the 1996 Option Plan. As of August 2, 1997, the Company had granted options covering an aggregate of 197,900 shares of common stock at a weighted average exercise price of $4.88 per share. Such options will vest in accordance with the option agreements entered into at the time of grant and are subject to the possible acceleration of vesting in certain circumstances.

RESTRICTED STOCK AGREEMENT

  On May 25, 1996, the Company entered into a restricted stock agreement (the "Restricted Stock Agreement") with certain managers of the Company, including all of the five most highly compensated executive officers. The Restricted Stock Agreement sets forth the vesting schedule for the Restricted Stock purchased by such managers. As a result of the completion of the Offering and the use of proceeds therefrom to repurchase the CVS Note, the remaining shares of Restricted Stock vested on August 18, 1997. See "Certain Transactions-- Restricted Stock Agreement."

DIRECTOR COMPENSATION

  The Company does not currently pay cash compensation to members of the Board of Directors for their services as directors. On June 26, 1996, the Company granted options for 10,800 shares of common stock to Thomas J. Brosig at an exercise price of $4.44 per share. Such options vest, cumulatively, on a pro rata basis on each of the first, second and third anniversaries of the date of grant if such optionee continues as a director, subject to the possible acceleration of vesting in certain circumstances. As of August 2, 1997, options for 3,600 shares had vested.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of August 2, 1997 by (i) each person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding shares of common stock, (ii) each director of the Company and each of the five most highly compensated executive officers, and
(iii) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person.

                                                  SHARES OF         PERCENTAGE
                                                 COMMON STOCK           OF
                                                 BENEFICIALLY      COMMON STOCK
           NAME OF BENEFICIAL OWNER                 OWNED          OUTSTANDING
           ------------------------              ------------      ------------
Morris Goldfarb................................  2,147,631.1(/1/)      22.5%
 G-III Apparel Group, Ltd.
 512 Seventh Avenue
 New York, NY 10018
Lyle Berman....................................    311,631.1            3.3
Neil I. Sell, as sole trustee of four
 irrevocable trusts for the benefit of Lyle
 Berman's children and of two irrevocable
 trusts for the benefit of David Rogers'
 children and on behalf of himself.............                        23.3
 3300 Norwest Center                             2,222,365.0(/2/)
 90 South Seventh Street
 Minneapolis, MN 55402
CVS New York, Inc. (formerly Melville            1,350,000.0(/3/)      12.4
 Corporation)..................................
 One CVS Drive
 Woonsocket, RI 02895
Joel N. Waller.................................  1,057,016.6(/4/)      11.1
 7401 Boone Avenue North
 Brooklyn Park, MN 55428
David L. Rogers................................    909,505.8            9.5
 7401 Boone Avenue North
 Brooklyn Park, MN 55428
Carol S. Lund..................................    149,833.8            1.6
David Sharp....................................    141,509.7            1.5
Jed Jaffe......................................    124,861.5            1.3
Thomas J. Brosig...............................      3,600.0(/5/)         *
All directors and executive officers as a group
 (14 persons)..................................  5,303,415.1           55.6

--------
* Represents beneficial ownership of less than one percent of the common stock.
(1) Includes 172,800 shares of common stock owned by Goldfarb Family Partners L.L.C. of which Mr. Goldfarb is the manager.
(2) Includes 1,836,000 shares of common stock held in four irrevocable trusts for the benefit of Lyle Berman's children and 139,510.8 shares of common stock held in two irrevocable trusts for the benefit of David L. Rogers' children. Mr. Sell has disclaimed beneficial ownership of such shares.
(3) Includes 1,350,000 shares of common stock issuable to CVS upon the exercise of the CVS Warrant, which is currently exercisable in full.
(4) Includes 100,000, 3,000 and 1,000 shares of common stock owned by the Waller Family Limited Partnership of which Mr. Waller is a general partner, Mr. Waller's spouse and Mr. Waller's mother jointly, and Mr. Waller's spouse, respectively. Also includes 3,000 and 1,000 Redeemable Warrants owned by Mr. Waller's spouse and Mr. Waller's mother jointly and Mr. Waller's spouse, respectively. The Redeemable Warrants are currently fully exercisable.
(5) Includes options which are currently exercisable to purchase 3,600 shares of common stock.

                             CERTAIN TRANSACTIONS

  The following are summaries of the material terms of certain agreements. Copies of these agreements are filed as exhibits to the Company's Registration Statement on Form S-1 under the Securities Act. The following summaries do not purport to be complete and are qualified in their entirety by the terms of such agreements. See "Available Information."

RESTRICTED STOCK AGREEMENT

  On May 25, 1996, the Company entered into the Restricted Stock Agreement with certain managers of the Company (the "Managers"), including Joel N. Waller, the Chairman, Chief Executive Officer and a director of the Company, and David L. Rogers, the President and a director of the Company. The Restricted Stock Agreement provided that 1,080,000 shares of the Company's common stock (herein called the "Restricted Stock") purchased by the Managers for $.60 per share would vest, among other circumstances, (i) up to 20 percent each year during the performance period, commencing with the period ended February 1, 1997 and continuing through and including the period ending on February 3, 2001, if the Company achieves certain earnings targets that are determined by the Board (plus potential catch-up vesting for years in which the Company fails to achieve its targets), or (ii) immediately upon payment or prepayment of the CVS Note in full at any time on or prior to December 31, 2000. As of August 2, 1997, 198,018 shares of such Restricted Stock had vested and for the period ended February 1, 1997, the Company recorded a $1.5 million non-cash compensation charge related to such shares. The remaining 881,982 shares of Restricted Stock vested on August 18, 1997 upon repayment of the CVS Note with proceeds of the Offering. The Company will be required to record an additional non-cash compensation charge of $8.5 million related to such shares which is equal to the difference between the fair market value of the Restricted Stock on the date the shares vested, which was $10.25 per share, and the original purchase price of the Restricted Stock, which was $.60 per share ($900,000 of such additional charge was recorded in the twenty-six weeks ended August 2, 1997); however, such charge will not impact the Company's total shareholders' equity or cash balances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  The Restricted Stock is subject to the terms of the Shareholder Agreement. Each Manager is responsible for any taxes and other sums required by law to be withheld by the Company in respect of the Restricted Stock.

REGISTRATION RIGHTS AGREEMENTS

  On May 25, 1996, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with the Managers, CVS and Limited Partnership I and its partners (the "Partners"). The Registration Rights Agreement provides that, subject to certain limitations, (i) at the expense of the holders thereof, holders of a majority of the aggregate principal amount of the CVS Note, holders of a majority of the CVS Warrant (the "Warrant Holders"), and, to the extent exercisable, after April 30, 2001, holders of a majority of the Manager Warrant, respectively, each will have three demand registration rights for the CVS Note, the CVS Warrant and the shares underlying the Manager Warrant, for registration of such securities under the Securities Act, and (ii) at the Company's expense, at any time after six months following the closing of the Company's initial public offering (but no later than May 25, 2007), the Partners and certain of their permitted transferees will have two demand registration rights for their shares of common stock, and unlimited demands for registration on Form S-3, if the Company can use that form, for registration of such shares under the Securities Act. (The foregoing registration rights as they apply to the CVS Note and the shares underlying the Manager Warrant were effectively terminated by the August 18, 1997 repurchase of the CVS Note by the Company, at which time the CVS Note was cancelled and the Manager Warrant lapsed.) The Company is prohibited from granting to any other holder of its securities (other than holders of common stock), whether currently outstanding or issued in the future, any incidental (piggyback) registration rights with respect to any registration statement filed pursuant to any such demand registration. Subject to certain limitations and customary cutbacks as reasonably determined by the managing underwriter, if the Company proposes to register any of its common stock or the CVS Warrant under the Securities Act, the Company will provide the Warrant Holders and certain holders of its common stock (the Managers, the Partners and certain permitted transferees) with the opportunity, pursuant to piggyback registration rights, to participate in such public offering. Registration rights relating to the common stock expire upon (i) certain transfers of such stock to a third party, and (ii) such common stock becoming available for sale pursuant to Rule 144(k) of the Securities Act.

  The Registration Rights Agreement further provides that, if CVS desires to transfer all or part of the CVS Warrant to a third party in a bona fide arm's length transaction or proposes to register all or part of the CVS Warrant pursuant to the Registration Rights Agreement, CVS must give written notice to Joel N. Waller and David L. Rogers, individually and on behalf of the other Managers, to the Partners and to the Company (the "Parties"). Such written notice will constitute an offer by CVS to sell to the Parties that portion of the CVS Warrant proposed to be transferred or registered. If the Parties fail to accept CVS's offer after a set time, CVS will then have the right to effect a transfer to a third party of, or to require the registration of, all of the CVS Warrant subject to such offer, subject to certain terms and conditions.

  Certain underwriter warrants were issued by the Company in connection with its initial public offering. The holders of these warrants have certain registration rights with respect to the common stock of the Company issuable upon exercise of such warrants.

SHAREHOLDER AGREEMENT

  On May 25, 1996, the Company entered into a shareholder agreement (as amended, the "Shareholder Agreement") with Limited Partnership I, Limited Partnership II, the Partners, Waller and Rogers (as defined in the Shareholder Agreement) and the other Managers (other than Waller and Rogers, each a "Manager Shareholder") (all parties to the Shareholder Agreement other than the Company being collectively referred to as the "Shareholders"). The Shareholder Agreement subjects the shares of the Company's common stock (the "Subjected Shares") held by the Shareholders to significant restrictions on transfer. Generally, except as otherwise provided in the Shareholder Agreement, no Shareholder is permitted, directly or indirectly, to Dispose (as defined in the Shareholder Agreement) of any Subjected Shares.

  Generally, upon the occurrence of the Termination (as defined in the Shareholder Agreement) of a Manager Shareholder without Cause (as defined in the Shareholder Agreement), first Waller and Rogers, then the Company and finally the other Shareholders pro rata would have had the option (or obligation in the case of the Company to the extent it has funds legally available therefor) to purchase such Manager Shareholder's unvested Restricted Stock at the original purchase price. Upon the occurrence of a Termination by Waller or Rogers without Good Reason (as defined in the Shareholder Agreement), a Termination by a Manager Shareholder, or a Termination of Waller, Rogers or a Manager Shareholder with Cause, first Waller and Rogers (to the extent they are not the terminated or resigning parties), then the Company and finally the other Shareholders pro rata would have had the option to purchase such Manager's unvested Restricted Stock at the lower of the original purchase price or the Fair Market Value (as defined in the Shareholder Agreement). As a result of completion of the Offering and the use of proceeds therefrom to repurchase the CVS Note, the remaining shares of Restricted Stock vested on August 18, 1997. Such shares are no longer Restricted Stock, but remain subject to the Shareholder Agreement pursuant to the terms applicable to unrestricted stock.

  Upon the occurrence of a Repurchase Event (as hereinafter defined) with respect to a Manager, first Waller and Rogers (to the extent they are not such Manager), then the Company and finally the other Shareholders pro rata would have the option to purchase such Manager's unrestricted stock at the Fair Market Value, provided that, if the Repurchase Event occurs as a result of the Termination by a Manager Shareholder on or prior to May 25, 2001, or a Termination by Waller or Rogers without Good Reason on or prior to May 25, 2001, or a Termination of Waller, Rogers or a Manager Shareholder with Cause, the purchase price of such unrestricted stock would be the lower of the original purchase price or Fair Market Value on the date of such Repurchase Event. "Repurchase Event" means the death, Disability, Retirement (as such terms are defined in the Shareholder Agreement) or Termination of or by a Manager Shareholder, or the Termination by Waller or Rogers without Good Reason on or before May 25, 2001, or the Termination of Waller or Rogers with Cause.

  Upon the occurrence of the death, Disability or Retirement of Waller or Rogers, the termination of Waller or Rogers without Cause, the Termination by Waller or Rogers with Good Reason or the Termination by Waller or Rogers after May 25, 2001 with or without Good Reason, Waller or Rogers (or such individual's estate) would have the right either to retain his common stock or to offer to sell his common stock first to Waller (if Rogers or his estate is selling such stock) or Rogers (if Waller or his estate is selling such stock), then the Company and finally the other Shareholders pro rata, who would each, in order, have the option to purchase such common stock at Fair Market Value.

  Generally, if any Shareholder desires to Dispose of any Subjected Shares to any Third Party (as defined in the Shareholder Agreement) other than a Permitted Transferee, first Waller and Rogers (to the extent they are not the selling Shareholder), then the Company and finally the other Shareholders pro rata would have the option to buy such shares at the price such Third Party is willing to pay (if the transfer is for value) or at the original purchase price (if the transfer is other than for value); provided that (i) if Waller and Rogers desire to Dispose of any Subjected Shares, Messrs. Berman and Goldfarb would have the opportunity to purchase such stock before the Company,
(ii) if CVS, after becoming subject to the Shareholder Agreement pursuant to the terms of the CVS Warrant, desires to Dispose of any Subjected Shares, the Company, then Waller and Rogers and finally the other Shareholders pro rata would have the option to purchase such Subjected Shares, and (iii) Waller and Rogers would have the right to Dispose of a limited number of Subjected Shares to employees of the Company. If no one chooses to purchase the securities, then such Shareholder would be permitted to Dispose of the securities to such Third Party on substantially the same terms and at a price at least equal to the price such Third Party was originally willing to pay for such securities, provided that such Disposition is completed within 90 days and the Third Party agrees in writing to be subject to the Shareholder Agreement. Such right of first refusal would not apply to sales of unrestricted stock in a public offering or sales by Shareholders other than the Manager Shareholders of unrestricted stock in open market transactions.

  Generally, subject to the terms of the Shareholder Agreement, no Shareholder would be permitted to sell shares of common stock (other than to a Permitted Transferee, in a public offering or, in the case of Shareholders other than the Manager Shareholders, in an open market transaction) without providing all other Shareholders the right to participate in such sale (the "Co-Sale Rights"); provided that Waller and Rogers would have the right to sell a limited number of shares of common stock to employees of the Company. Each Shareholder who exercises such Shareholder's Co-Sale Rights would be permitted to sell a percentage of the shares that the prospective buyer is willing to purchase equal to such Shareholder's percentage ownership of the outstanding shares of unrestricted stock owned by all of the Shareholders wishing to participate in such sale.

  Each Shareholder that is subject to the Shareholder Agreement has agreed to vote all of the voting shares of common stock held by such Shareholder in favor of the election to the Board of Directors of two individuals who will be nominated by a vote of a majority of the outstanding shares of common stock held by the Employees and their Permitted Transferees and, upon the vote of a majority of the outstanding shares of common stock held by the Employees and their Permitted Transferees, to remove or replace such directors, until the earlier of (i) the completion of an underwritten public offering with gross proceeds of at least $20.0 million or (ii) the general termination of the Shareholder Agreement. Joel N. Waller and David L. Rogers currently own a majority of the outstanding shares of common stock held by the Employees and their Permitted Transferees, and are therefore able to nominate such two directors.

  Generally, the Shareholder Agreement will terminate with respect to all Subjected Shares upon the first to occur of: (i) a Control Transaction (as defined in the Shareholder Agreement), or (ii) May 25, 1998. The Co-Sale Rights would remain in effect upon the occurrence of a Control Transaction but would expire on May 25, 1998.

SALE AGREEMENT

  On May 24, 1996, CVS, the Company and Wilsons Center, Inc., one of the Predecessor Companies, entered into a sale agreement (the "Sale Agreement"), which provided for CVS to sell the Wilsons Shares to the

Company on May 25, 1996 (the "Closing"), subject to various conditions typically found in transactions of this nature. In consideration for the Wilsons Shares, the Company delivered to CVS: (i) $2.0 million in cash; (ii) the $55.8 million CVS Note; (iii) the CVS Warrant; (iv) the Manager Warrant;
(v) 4,320,000 shares of the Company's common stock; and (vi) 7,405 shares of the Company's Series A Preferred. As part of the Acquisition, Limited Partnership I subsequently purchased from CVS the 4,320,000 shares of the Company's common stock and Limited Partnership II subsequently purchased from CVS the 7,405 shares of the Company's Series A Preferred for an aggregate consideration of $10.0 million. On May 27, 1997, the 7,405 shares of Series A Preferred were exchanged for 617,083 shares of the Company's common stock. On June 2, 1997, upon completion of the Company's initial public offering, the Limited Partnerships automatically dissolved, and the shares of common stock held by them were distributed to their partners based on their respective interests in the Limited Partnership.

  Pursuant to the Sale Agreement, CVS agreed, subject to certain limitations set forth therein, to indemnify the Company and its affiliates (and their respective officers and directors) against and to hold them harmless from any and all Damages (as defined in the Sale Agreement) incurred or suffered by any such indemnified party arising out of, among other things: (i) certain misrepresentations or breaches of warranties or covenants or agreements to be performed by CVS or Wilsons Center, Inc. pursuant to the Sale Agreement; (ii) claims relating to certain disclosed and undisclosed liabilities of the Predecessor Companies; (iii) claims relating to the Closed Store Leases (as defined in the Sale Agreement) and the Excluded Subsidiaries (as defined in the Sale Agreement); (iv) claims related to certain taxes, primarily income taxes; (v) claims related to certain recalled leather protector sprays; and
(vi) certain claims related to employees and certain employee benefits matters. Generally, the indemnifications by CVS, other than those referred to in clauses (iii), (iv), (v) and (vi) above and those for breaches of covenants and for certain disclosed liabilities, which will survive indefinitely or until the expiration of the applicable statute of limitations and have no dollar limit, had to have been asserted on or prior to August 25, 1997. No such claims that had to have been asserted on or prior to August 25, 1997 were asserted on or prior to such date.

  The Company and its affiliates have also, subject to certain limitations set forth in the Sale Agreement, agreed to indemnify CVS and its affiliates (and their respective officers and directors) against and to hold them harmless from any and all Damages incurred or suffered by any such indemnified party arising out of, among other things, certain misrepresentations or breaches of warranties or covenants or agreements to be performed by the Company or, after May 25, 1996, by Wilsons Center, Inc. pursuant to the Sale Agreement. Generally, the indemnifications by the Company relating to misrepresentations or breaches of warranties had to have been asserted on or prior to August 25, 1997. No such claims that had to have been asserted on or prior to August 25, 1997 were asserted on or prior to such date.

WARRANTS HELD BY CVS

  As of February 1, 1997, the Company had issued and outstanding: (i) the CVS Warrant to purchase 1,350,000 shares of the Company's common stock, at an exercise price of $.60 per share, and (ii) the Manager Warrant to purchase up to 1,080,000 shares of the Company's common stock, at an exercise price of $.60 per share. The CVS Warrant is immediately exercisable, in whole or in part, and remains exercisable until May 25, 2006. The Manager Warrant lapsed upon repurchase of the CVS Note on August 18, 1997. See "The Acquisition" and "--Restricted Stock Agreement" above. The exercise price and number of shares of common stock for which the CVS Warrant is exercisable will be proportionately adjusted to reflect any stock dividend, distribution, subdivision, split, combination, issuance or reclassification. Upon exercise of such warrant and receipt of the Company's common stock, each holder of such stock agrees to enter into the Shareholder Agreement, as long as the Shareholder Agreement is in effect with respect to any shares of the Company's common stock. The CVS Warrant is also subject to certain registration rights. See "--Registration Rights Agreement" and "--Shareholder Agreement."

SUBORDINATED CVS NOTE

  On May 25, 1996, the Company issued the CVS Note to CVS for $55.8 million as partial consideration for the Acquisition. As of May 3, 1997, the Company had recorded $5.2 million of accrued interest expense on the CVS Note. The $5.2 million along with the $0.3 million of interest accrued from May 4, 1997 through May 25, 1997 became a part of the principal balance on May 25, 1997. On August 18, 1997, the Company repurchased the CVS Note from CVS, using $56.5 million of the net proceeds from the Offering to effect such repurchase (the principal (including capitalized interest) of, and non-capitalized accrued interest on, which totaled $62.7 million).

OTHER RELATIONSHIPS

  The Company regularly conducts business with G-III, of which Morris Goldfarb, a director of Wilsons, is the Chief Executive Officer and a director. Purchases from G-III totaled $5.0 million, $4.7 million and $9.9 million for the 13-month period ended February 1, 1997 and the 12-month periods ended December 31, 1995 and 1994, respectively. The Company believes that transactions with G-III are on terms no less favorable to the Company than those obtainable in arms-length transactions with unaffiliated third parties.

  For a discussion of related party transactions involving the Predecessor Companies, see also Note 12 of Notes to Consolidated Financial Statements.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

  The Banks have provided WLHI with a three-year Senior Credit Facility that expires May 1999. The Senior Credit Facility provides for borrowings of up to $150.0 million in aggregate principal amount, which amount includes a letter of credit subfacility of up to $90.0 million. The maximum amount available under the Senior Credit Facility, however, is further subject to a borrowing base limitation (less certain reserves) of 65% of eligible inventory. The Company's borrowing availability is also reduced by outstanding letters of credit. The Company plans to use the Senior Credit Facility for its immediate and future working capital needs, including capital expenditures. As of August 2, 1997, on a pro forma basis, the Company had no consolidated borrowings outstanding under the Senior Credit Facility and $43.9 million in outstanding letters of credit.

  Interest is payable on borrowings at one or more variable rates determined by reference to the "prime" rate plus .25% ("prime" plus 0.0% for the first $10.0 million of borrowings), or LIBOR plus 1.75%. The spreads are subject to possible changes based upon the Company's financial results. The Company pays a monthly fee equal to .375% per annum on the unused amount of the Senior Credit Facility and on that portion of the first $10.0 million in borrowings that bears interest at prime plus a spread. For letters of credit, the Company pays a monthly fee in an amount equal to 1.25% per annum times the daily average of the amount of letters of credit outstanding during each month, which percentage is subject to possible changes based on the Company's financial results.

  The Senior Credit Facility contains certain covenants limiting, among other things, the Company's and each Subsidiary's ability to pay cash dividends or make other distributions, change its business, merge, consolidate or dispose of assets, incur liens, make loans and investments, incur indebtedness and engage in certain transactions with affiliates. The Senior Credit Facility also contains financial covenants that require the Company to meet a minimum fixed charge coverage ratio, maintain a minimum net worth and limit capital expenditures.

  The Senior Credit Facility contains events of default customary for facilities of its type, including without limitation, the Company's failure to pay principal, interest, fees or other amounts when due; the Company's breach of any covenants, representations or warranties; cross-default and cross acceleration; bankruptcy, insolvency or similar events involving the Company or its Subsidiaries; the unenforceability of any of the agreements or liens securing payment of the obligations under the Senior Credit Facility; and the occurrence or existence of any event or circumstance which has a material adverse effect upon the Company.

  WLHI, an indirect Subsidiary of the Company (and Guarantor of the Senior Notes), is the borrower under the Senior Credit Facility. Loans, if any, under the Company's Senior Credit Facility are guaranteed by the Company and each of its current and future domestic Subsidiaries, which guarantees are secured by substantially all of the assets of the Company and its current and future domestic Subsidiaries.

  In connection with the issuance of the Senior Notes, the Company and the Banks have executed and delivered an amendment to the Senior Credit Facility to: (i) eliminate a seasonal advance; (ii) permit the Senior Notes and Guarantees in lieu of the CVS Note and its collateral; (iii) provide that a Change of Control under the Indenture will constitute a change of control (and, therefore, an event of default) under the Senior Credit Facility; and
(iv) permit dividends sufficient to allow the Company to service the current interest obligations on the Senior Notes and for taxes and other limited operating expenses provided that no payment default then exists under the Senior Credit Facility.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Faegre & Benson LLP, counsel to the Company, the following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

  The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The Exchange Notes will be issued pursuant to an Indenture (the "Indenture") dated as of August 18, 1997 among the Company, the Guarantors and Norwest Bank, Minnesota, National Association, as trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of Exchange Notes ("Holders") are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Wilsons The Leather Experts Inc. and not to any of its Subsidiaries; the term "Senior Notes" refers to both the Exchange Notes and the Private Notes; and the term "Holders" refers to holders of Senior Notes.

  The Senior Notes will rank senior in right of payment to all subordinated Indebtedness of the Company issued in the future, if any. The Senior Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Company. However, Wilsons Leather Holdings Inc. ("WLHI"), an indirect Subsidiary of the Company, is the borrower and the Company and its other domestic Subsidiaries are guarantors under the Senior Credit Facility, and all borrowings and guarantees under the Senior Credit Facility are secured by a first priority Lien on substantially all of the assets of the Company and such Subsidiaries. As of August 2, 1997, approximately $43.9 million was outstanding (consisting only of outstanding letters of credit) under the Senior Credit Facility, which typically reaches peak borrowings in October and November of each year, consistent with the Company's and its Subsidiaries' seasonal working capital needs. The Indenture will permit additional borrowings under the Senior Credit Facility in the future. See "Risk Factors-- Effective Subordination of Senior Notes."

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Notes. The ability of the Subsidiaries to make payments to the Company is limited by the Senior Credit Facility, which permits distributions to the Company only to the extent of interest payments on the Senior Notes and for other limited purposes in the absence of a payment default thereunder, and applicable state law governing payment of dividends. See "Risk Factors--Holding Company Structure."

  As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Senior Notes will be jointly and severally guaranteed by the Guarantors. The obligations of each Guarantor under its Guarantee are unsecured, and will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors-- Fraudulent Conveyance Risks." The Guarantees will rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Guarantors, and senior in right of payment to all future subordinated Indebtedness (if any) of the Guarantors. However, the Guarantees are effectively subordinated to the obligations of WLHI under the Senior Credit Facility and the guarantees thereof by the Company and its other domestic Subsidiaries, by reason of the first priority Liens granted for the benefit of the lenders thereunder.

  The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (a) the consolidation or merger is with another Guarantor or the Company or (b) (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Senior Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists;
(iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, in each case, other than such a sale or disposition to another Guarantor or to the Company, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales."

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes will be limited in aggregate principal amount to $75.0 million and will mature on August 15, 2004. Interest on the Senior Notes will accrue at the rate of 11 1/4% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 1998, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments of principal, premium and interest with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Senior Notes will not be redeemable at the Company's option prior to August 15, 2001. Thereafter, the Senior Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2001............................................................  105.625%
     2002............................................................  102.813%
     2003 (and thereafter)...........................................  100.000%

  Notwithstanding the foregoing, the Company may on one occasion prior to August 15, 2000 redeem up to an aggregate of 25% of the original aggregate principal amount of Senior Notes at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of an offering of common stock of the Company; provided that 75% of the original aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such offering.

SELECTION AND NOTICE

  If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Note of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

  The Senior Credit Facility contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Notes of their right to require the Company to repurchase the Senior Notes could cause a default under the Senior Credit Facility, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Notes upon a repurchase may be restricted by the dividend limitations of the Senior Credit Facility and may be otherwise limited by the Company's then existing financial resources. See "Risk Factors--Potential Inability to Fund Repurchase of Senior Notes Upon Change of Control."

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation or the grant of mortgages, security interests or liens), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Company and/or one or more Subsidiaries, (ii) the adoption of a plan relating to the complete liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above except that no two or more individuals or entities shall be deemed to be a single "person" solely by reason of being parties to the Shareholder Agreement), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition and except that no individual or entity shall be deemed to "beneficially own" any Voting Stock beneficially owned by any other individual or entity solely by reason of being a party to the Shareholder Agreement), directly or indirectly, of more than 40% of the Voting Stock of the Company (measured by voting power rather than number of shares), provided that a Change of Control shall not occur as a result of a merger, consolidation or other transaction in which the persons who beneficially owned the Voting Stock of the Company immediately prior to the transaction continue to own, directly or indirectly, at least 60% of the Voting Stock of the Corporation surviving such transaction or its parent corporation (measured by voting power rather than number of shares) in substantially the same percentage relative to each other as they owned before the transaction (except as affected by cashing out fractional shares or dissenting shareholders) or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected or appointed to such Board of Directors by the Board of Directors at a time when a majority of the Board consisted of Continuing Directors.

  "Principals" means Joel N. Waller and David L. Rogers.

  "Related Party" with respect to any Principal means (A) any spouse or immediate family member of such Principal or (B) any trust, corporation, partnership, limited liability company or other entity, a majority of the beneficial interest or voting interest in which is held, directly or indirectly, by such Principal and/or such other Persons referred to in the immediately preceding clause (A) with respect to such Principal.

 Asset Sales

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within five Business Days after such Asset Sale, shall be deemed to be cash for purposes of this provision.

  Subject to the provisions relating to Excess Proceeds set forth below, within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Indebtedness under the Senior Credit Facility (and to correspondingly permanently reduce commitments with respect thereto), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under the Senior Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes and pari passu Indebtedness (to the extent the terms thereof require an asset sale offer) that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes and pari passu Indebtedness tendered pursuant to an Asset Sale Offer (and any such required asset sale offer) is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes and pari passu Indebtedness permitted by the Indenture surrendered by holders thereof exceeds the amount of Excess Proceeds, such Senior Notes and pari passu Indebtedness shall be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Unless a consent is obtained, the Senior Credit

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

Facility would not permit the Company's Subsidiaries to distribute cash to the Company in an amount sufficient to satisfy the Asset Sale Offer requirement summarized above, and the failure to satisfy such obligation would constitute an Event of Default under the Indenture.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Senior Notes (other than under the Senior Credit Facility and the Senior Notes), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii), (iii), (iv), (vi), or (vii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus
  (v) $5.0 million.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the

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

Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or shareholder agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) if an Asset Sale Offer is required in respect of the Senior Notes pursuant to the Indenture, the making and consummation of an asset sale offer in accordance with the provisions of an indenture governing pari passu Indebtedness permitted by the Indenture; or (vii) if a Change of Control Offer is required in respect of the Senior Notes pursuant to the Indenture, the making and consummation of a change of control offer as required by the provisions of an indenture governing pari passu Indebtedness permitted by the Indenture, provided that the definition of "change of control" and the terms and timing of a change of control offer applicable to such pari passu Indebtedness are substantially identical to the definition of Change of Control and the terms and timing of a Change of Control Offer under the Indenture.

  If the Company or any Wholly Owned Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Wholly Owned Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the second succeeding paragraph below.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default, provided that in no event shall the business currently operated by WLHI be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

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

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The Indenture will also provide that the Company and each Guarantor will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated to the Notes or the Guarantee of such Guarantor, as applicable, on substantially identical terms; provided, however, that no Indebtedness of the Company or such Guarantor, as the case may be, shall be deemed to be contractually subordinated to any other Indebtedness of the Company or such Guarantor, as the case may be, solely by virtue of being unsecured.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company and any Guarantor of Indebtedness and letters of credit pursuant to the Senior Credit Facility; provided, however, that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) outstanding under the Senior Credit Facility does not exceed the greater of $150.0 million or the amount of the Borrowing Base; provided, further, that any acquisition of capital stock or substantially all of the assets of any business (including by way of any merger, consolidation or similar transaction and including any Permitted Investment permitted by clause (c) of the definition of such term) may be financed with borrowings under the Senior Credit Facility only to the extent that the Company would, at the time of such borrowings and after giving pro forma effect thereto as if such borrowings and such acquisition had occurred at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

    (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iii) the incurrence by the Company of Indebtedness represented by the Senior Notes and the incurrence by the Guarantors of the Guarantees;

    (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $6.0 million at any time outstanding;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred; provided, however, that Permitted Refinancing Indebtedness with respect to clauses (iv), (vi) and
  (vii) (and any Existing Indebtedness of like character outstanding on the Issue Date) would otherwise be permitted to be incurred pursuant to such clauses, as applicable;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Wholly Owned Restricted Subsidiaries; provided,

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

  however, that (i) if the Company or any Guarantor is the obligor on, and the lender is not a Guarantor of, such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes or the Guarantee of such Guarantor as applicable and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and
  (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

    (viii) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

    (ix) the incurrence by the Company or any of the Restricted Subsidiaries of additional Indebtedness (which may, but need not, be incurred under the Senior Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (ix), not to exceed $12.0 million; provided, however that no more than $2.0 million of such outstanding Indebtedness may be incurred by Restricted Subsidiaries that are not Guarantors; and

    (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,
(ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture (b) the Senior Credit Facility as in effect as of the date of the Indenture (after giving effect to amendments thereto effective on such date) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Indebtedness refinanced, (c) the Indenture and the Senior Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) Capital Lease Obligations and purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (i) customary limitations of the nature described in clause (iii) above imposed by any agreement entered into in connection with an Asset Sale (or transaction that would be an Asset Sale but for the size of the transaction) prior to the consummation thereof, provided that such limitations apply only to the assets to be sold in such Asset Sale.

 Merger, Consolidation, or Sale of Assets

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million (other than any purchase from a leather goods wholesaler made in the ordinary course of business and consistent with past practices), an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (x) payment of reasonable directors' fees to directors of the Company who are not employees, officers or Affiliates of the Company or any of its Affiliates, (y) transactions between or among the Company and/or its Restricted Subsidiaries, and (z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

 Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

  The Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

 Limitations on Issuances of Guarantees of Indebtedness

  The Indenture will provide that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Senior Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's guarantee of or pledge to secure such other Indebtedness; provided, however, that, with respect to any Subsidiary's guarantee of the Senior Credit Facility, the Guarantee of the Senior Notes shall not be secured notwithstanding the delivery of a secured guarantee by such Subsidiary to secure the Senior Credit Facility; and provided, further, that nothing herein shall prohibit the grant of such security securing obligations under the Senior Credit Facility by such Subsidiary. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

 Business Activities

  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Payments for Consent

  The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any

Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Senior Notes are outstanding, the Company will furnish to the Trustee for provision to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing). In addition, the Company and the Guarantors have agreed that, for so long as any Senior Notes remain outstanding that cannot be sold except pursuant to an exemption from or in a transaction not subject to the requirements of the Securities Act, they will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Company to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Merger, Consolidation, or Sale of Assets"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
(vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries; and (viii) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately, provided that, so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facility shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Senior Credit Facility or (ii) five business days after receipt by the Company of written notice of such acceleration of the Senior Notes. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to August 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to August 15, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

  The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

  No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the

Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

  The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

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

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 162(f)(2)(B) of the Code), to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Wilsons The Leather Experts Inc., 7401 Boone Avenue North, Brooklyn Park, Minnesota 55248,
Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Senior Notes will initially be issued in the form of one or more Global Notes (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  Senior Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Senior Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of a Global Note, the Depositary will credit the accounts of designated Participants with portions of the principal amount of the Global Note and (ii) ownership of the Senior Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Notes evidenced by a Global Note will be limited to such extent.

  So long as a Global Note Holder is the registered owner of any Senior Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Senior Notes evidenced by the Global Note. Beneficial owners of Senior Notes evidenced by a Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Notes.

  Payments in respect of the principal of, premium, if any, interest, if any, on any Senior Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Senior Notes, including a Global Senior Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

 Certificated Securities

  Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Senior Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Senior Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

 Next Day Settlement and Payment

  The Indenture will require that payments in respect of the Senior Notes represented by a Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available next day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement on August 18, 1997. The Registration Statement was filed with the Commission pursuant to the requirements of the Registration Rights Agreement. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Senior Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Senior Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause such Shelf Registration Statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Note until (i) the date on which such Senior Note has been exchanged by a person other than a broker-dealer for an Exchange
Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Senior Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus,
(iii) the date on which such Senior Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Securities Act.

  The Registration Rights Agreement provides that, if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file the Shelf Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing, (b) such Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Senior Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Senior Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Senior Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Senior Notes. All accrued Liquidated Damages will be paid by the Company to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Liquidated Damages will be payable at the same time and in the same manner as interest is payable. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Senior Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" will not be deemed to be Asset Sales.

  "Borrowing Base" means, as of any date, an amount equal to the sum of (i) sixty-five percent (65%) of the book value of Eligible Inventory, other than Lay Away Inventory (as such terms are defined in the Senior Credit Facility) valued on a first-in, first-out basis (at the lower of cost or market), plus
(ii) sixty-five percent (65%) of Lay Away Inventory valued as follows: (unpaid purchase price / .625) x .50, minus (iii) Reserves (as defined in the Senior Credit Facility on the Issue Date). To the extent that information is not available to calculate the amount of Eligible Inventory, Lay Away Inventory or Reserves, as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership (whether general or limited) or limited liability company, partnership or membership interests and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, other than interests or participations in the nature of compensation.

  "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and having an investment rating of A-2 or P-2 or better from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) time deposits, demand deposits and certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of "A" or better by a nationally recognized rating agency (an "A Bank"), (iv) time deposits, maturing no more than 30 days from the date of creation thereof with an A Bank, and (v) overnight repurchase obligations issued by an A Bank.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash compensation expenses associated with vesting of restricted stock or other equity compensation but excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded and, (iv) solely with respect to clause (i) of paragraph (c) of the covenant described in "-- Restricted Payments," the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained), directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a Restricted Subsidiary of such Person, (y) all Investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (including, without limitation, in any Asset Sale) prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantors" means each of (i) Subsidiaries of the Company in existence on the date of the Indenture (except Wilsons (UK) Limited, Wilsons Leather Gatsair Limited and Wilsons Leather Gatsland Limited) and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns to the extent not released pursuant to the terms of the Indenture.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the Senior Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Senior Credit Facility) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means any business conducted by the Company or any of its Subsidiaries on the Issue Date and any other clothing or accessories retailing or wholesaling business.

  "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor that is engaged in a Permitted Business, or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor and that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $5.0 million.

  "Permitted Liens" means (i) Liens securing Obligations of the Company or any Restricted Subsidiary under the Senior Credit Facility; (ii) Liens in favor of the Company and liens by any store Subsidiary in favor of Wilsons Leather Holdings Inc. deemed to arise by reason of the consignment of inventory to such store Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature including pledges or deposits to secure bids, tender contracts (other than contracts for the payment of money) or leases incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(ix) zoning restrictions, easements, licenses or other restrictions on the use of any real estate or other minor irregularities in the title thereto, so long as the same do not materially impair the use, value or marketability of such real estate; (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries and
(xi) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than under the Senior Credit Facility, the extension, refinancing, renewal, replacement, defeasance or refunding of which is governed by the definition of such term); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Credit Facility" means that certain Senior Credit Facility, dated as of May 25, 1996, by and among Wilsons Leather Holdings Inc. (as borrower), the Company and certain of its Subsidiaries (as guarantors) and the lenders party thereto, providing for up to $150.0 million of revolving credit borrowings and a $90.0 million letter of credit subfacility (as such amount may be increased as permitted under the provisions in the Indenture described in "Description of Senior Notes--Certain Covenants--Issuance of Indebtedness and Preferred Stock"), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, extended, renewed, refunded, replaced or refinanced from time to time (including, without limitation, any refinancing in which the Company replaces Wilsons Leather Holdings Inc. as borrower). Indebtedness under the Senior Credit Facility outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the second paragraph of the description of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Unrestricted Subsidiary" means (i) any Subsidiary (other than WLHI or any of its parents or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro-forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 180 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Transfer Restricted Securities (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby and certain other legal matters will be passed upon for the Company by Faegre & Benson LLP, Minneapolis, Minnesota.

                                    EXPERTS

  The consolidated financial statements of the Company as of February 1, 1997 and for the period from inception (May 26, 1996) to February 1, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included here in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of the Predecessor Companies as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 and for the five-month period ended May 25, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Company is subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a web site (http://www.sec.gov), that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
 Report of Independent Public Accountants.................................. F-2
 Independent Auditors' Report.............................................. F-3
 Consolidated Balance Sheets............................................... F-4
 Consolidated Statements of Operations..................................... F-5
 Consolidated Statements of Shareholders' Equity........................... F-6
 Consolidated Statements of Cash Flows..................................... F-7
 Notes to Consolidated Financial Statements................................ F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wilsons The Leather Experts Inc.:

  We have audited the accompanying consolidated balance sheet of Wilsons The Leather Experts Inc. (a Minnesota corporation) and Subsidiaries as of February 1, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from inception (May 26, 1996) to February 1, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wilsons The Leather Experts Inc. and Subsidiaries as of February 1, 1997, and the results of their operations and their cash flows for the period from inception (May 26, 1996) to February 1, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota
March 11, 1997 (except with respect to matters discussed in Note 14 as to which the date is May 27, 1997)

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Wilsons Center, Inc.:

  We have audited the accompanying consolidated balance sheets of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts (a subsidiary of Melville Corporation) and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and for the five-month period ended May 25, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 12 to the consolidated financial statements, Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts has been dependent on Melville Corporation for a significant portion of its working capital financing. Subsequent to the close of business on May 25, 1996, Melville Corporation sold Wilsons Center, Inc. to Wilsons The Leather Experts Inc., a newly formed company owned by members of management of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts and other investors.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts and Subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 and for the five-month period ended May 25, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the consolidated financial statements, Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, effective October 1, 1995.


                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
July 19, 1996

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                PREDECESSOR COMPANIES          COMPANY
                                                                                ---------------------  -----------------------
                                                                                    DECEMBER 31,
                                                                                ---------------------
                                                                                                       FEBRUARY 1,  AUGUST 2,
                                                                                   1994       1995        1997        1997
                                                                                ---------- ----------  ----------- -----------
                                                                                                                   (UNAUDITED)
                                    ASSETS
                                    ------
Current assets:
  Cash and cash equivalents.................................................... $   17,325 $   14,286   $ 81,553    $ 24,091
  Accounts receivable, net.....................................................      7,692      7,618      4,851       7,491
  Inventories..................................................................    102,595     74,899     64,919      87,177
  Prepaid expenses.............................................................      3,140      2,317      1,246         819
  Deferred income taxes........................................................      6,776     14,925      --          --
                                                                                ---------- ----------   --------    --------
    Total current assets.......................................................    137,528    114,045    152,569     119,578
Property and equipment, net....................................................     97,216     65,884     17,091      18,711
Goodwill, net of accumulated amortization of $27,468 in 1994...................    152,522     --          --          --
Other assets, net..............................................................      5,404        462      1,555       1,222
Deferred income taxes..........................................................     --          1,979      1,173         530
                                                                                ---------- ----------   --------    --------
                                                                                  $392,670 $  182,370   $172,388    $140,041
                                                                                ========== ==========   ========    ========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
                           ------------------------------------
Current liabilities:
  Accounts payable............................................................. $   18,106 $   11,728   $ 10,666    $ 12,735
  Due to CVS...................................................................    124,245     78,771      --          --
  Accrued expenses.............................................................     41,502     52,623     34,517      26,083
  Income taxes payable.........................................................        857      5,120     20,345         175
  Deferred income taxes........................................................     --         --          3,243       4,288
                                                                                ---------- ----------   --------    --------
    Total current liabilities..................................................    184,710    148,242     68,771      43,281
Long-term debt.................................................................     --         --         55,811      61,311
Other long-term liabilities....................................................      6,965      6,538      4,341       1,996
                                                                                ---------- ----------   --------    --------
Commitments and contingencies (Notes 9, 10, 11 and 13)
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized, 7,405 ($1,000
   stated value) shares issued and outstanding on February 1, 1997.............     --         --          7,405       --
  Common stock, no par value; 100 shares authorized, issued and outstanding on
   December 31, 1994 and 1995..................................................        146        146      --          --
  Common stock, $.01 par value; 45,000,000 shares authorized, 7,650,000 and
   9,532,083 shares issued and outstanding on February 1, 1997 and August 2,
   1997, respectively..........................................................     --         --             77          95
  Additional paid-in capital...................................................    135,452    135,452     12,501      29,339
  Retained earnings (deficit)..................................................     65,397   (108,018)    23,511       4,062
  Cumulative translation adjustment............................................     --             10        (29)        (43)
                                                                                ---------- ----------   --------    --------
    Total shareholders' equity.................................................    200,995     27,590     43,465      33,453
                                                                                ---------- ----------   --------    --------
                                                                                  $392,670 $  182,370   $172,388    $140,041
--------------------------------------------------
                                                                                ========== ==========   ========    ========

   The accompanying notes are an integral part of these consolidated balance sheets.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       PREDECESSOR COMPANIES                           COMPANY
                                                    ---------------------------------------------------------------  -----------
                                                                                                                       PERIOD
                                                                                                                        FROM
                                                                                                           EIGHT      INCEPTION
                                                     YEARS ENDED DECEMBER 31,      FIVE MONTHS ENDED      MONTHS      (MAY 26,
                                                    ----------------------------  --------------------     ENDED      1996) TO
                                                                                    MAY 27,   MAY 25,   JANUARY 27,  FEBRUARY 1,
                                                      1993     1994      1995        1995       1996       1996         1997
                                                    -------- --------  ---------  ----------- --------  -----------  -----------
                                                                                  (UNAUDITED)           (UNAUDITED)
Net sales.......                                    $478,475 $474,623  $ 462,394   $124,700   $109,640   $ 367,639    $ 345,121
Costs and
 expenses:
 Cost of goods
  sold, buying
  and occupancy
  costs.........                                     320,540  329,430    316,946     99,849     86,213     238,558      222,131
 Selling,
  general and
  administrative
  expenses......                                     120,071  130,227    114,923     45,918     34,868      76,442       75,806
 Depreciation
  and
  amortization..                                      20,668   22,273     21,393      9,002      4,722      13,294          994
 Restricted
  stock
  compensation
  expense.......                                       --       --        --          --         --          --           1,485
 Restructuring
  and asset
  impairment
  charges.......                                       --       --       182,184      --         --        182,184        --
                                                    -------- --------  ---------   --------   --------   ---------    ---------
 Income (loss)
  from
  operations....                                      17,196   (7,307)  (173,052)   (30,069)   (16,163)   (142,839)      44,705
Interest
 expense, net...                                       5,102    8,393     10,463      3,396      1,581       7,400        5,271
                                                    -------- --------  ---------   --------   --------   ---------    ---------
 Income (loss)
  before income
  taxes.........                                      12,094  (15,700)  (183,515)   (33,465)   (17,744)   (150,239)      39,434
Income tax
 provision
 (benefit)......                                       7,038   (3,109)   (10,100)    (5,461)    (6,603)     (4,681)      15,528
                                                    -------- --------  ---------   --------   --------   ---------    ---------
 Net income
  (loss)........                                    $  5,056 $(12,591) $(173,415)  $(28,004)  $(11,141)  $(145,558)   $  23,906
                                                    ======== ========  =========   ========   ========   =========    =========
Pro forma net income (loss) per common share (Note 2)............                                                     $    2.49
                                                                                                                      =========
Weighted average common shares outstanding.......................                                                     9,602,826
                                                                                                                      =========
                                                    PREDECESSOR            COMBINED
                                                     COMPANIES   COMPANY   COMPANIES    COMPANY
                                                    ----------- --------- ----------- ------------
                                                                            TWENTY-
                                                     SEVENTEEN     TEN       SEVEN    TWENTY-SIX
                                                       WEEKS      WEEKS      WEEKS       WEEKS
                                                       ENDED      ENDED      ENDED       ENDED
                                                      MAY 25,   AUGUST 3,  AUGUST 3,   AUGUST 2,
                                                       1996       1996       1996        1997
                                                    ----------- --------- ----------- ------------
                                                    (UNAUDITED)           (UNAUDITED) (UNAUDITED)
Net sales.......                                     $ 79,695   $ 28,518   $ 108,213   $   93,422
Costs and
 expenses:
 Cost of goods
  sold, buying
  and occupancy
  costs.........                                       64,737     26,199      90,936       84,222
 Selling,
  general and
  administrative
  expenses......                                       27,448     13,832      41,280       36,491
 Depreciation
  and
  amortization..                                        3,814          2       3,816          942
 Restricted
  stock
  compensation
  expense.......                                        --         --          --             900
 Restructuring
  and asset
  impairment
  charges.......                                        --         --          --          --
                                                    ----------- --------- ----------- ------------
 Income (loss)
  from
  operations....                                      (16,304)   (11,515)   (27,819)     (29,133)
Interest
 expense, net...                                        1,250      1,148       2,398        1,919
                                                    ----------- --------- ----------- ------------
 Income (loss)
  before income
  taxes.........                                      (17,554)   (12,663)   (30,217)     (31,052)
Income tax
 provision
 (benefit)......                                       (6,561)    (4,556)   (11,117)     (11,208)
                                                    ----------- --------- ----------- ------------
 Net income
  (loss)........                                     $(10,993)  $ (8,107)  $(19,100)   $ (19,844)
                                                    =========== ========= =========== ============
Pro forma net income (loss) per common share (Note 2)............                      $   (1.98)
                                                                                      ============
Weighted average common shares outstanding.......................                      10,036,978
                                                                                      ============



  The accompanying notes are an integral part of these consolidated financial statements.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            PREDECESSOR COMPANIES
                         -------------------------------------------------------------
                         COMMON STOCK  ADDITIONAL RETAINED   CUMULATIVE      TOTAL
                         -------------  PAID-IN   EARNINGS   TRANSLATION SHAREHOLDERS'
                         SHARES AMOUNT  CAPITAL   (DEFICIT)  ADJUSTMENT     EQUITY
                         ------ ------ ---------- ---------  ----------- -------------
Balance, December 31,
 1992...................   100  $ 146   $135,311  $  87,066   $  --       $  222,523
  Net income............  --      --       --         5,056      --            5,056
  Dividends paid to
   CVS..................  --      --       --       (10,406)     --          (10,406)
                         ----   -----   --------  ---------   --------    ---------
Balance, December 31,
 1993...................   100    146    135,311     81,716      --          217,173
  Net loss..............  --      --       --       (12,591)     --          (12,591)
  Dividends paid to
   CVS..................  --      --       --        (3,728)     --           (3,728)
  Capital contributed by
   CVS..................  --      --         141     --          --              141
                         ----   -----   --------  ---------   --------    ---------
Balance, December 31,
 1994...................   100    146    135,452     65,397      --          200,995
  Net loss..............  --      --       --      (173,415)     --         (173,415)
  Currency translation
   adjustment...........  --      --       --        --             10            10
                         ----   -----   --------  ---------   --------    ---------
Balance, December 31,
 1995...................   100    146    135,452   (108,018)        10        27,590
  Net loss..............  --      --       --       (11,141)     --          (11,141)
  Capital contributed by
   CVS..................  --      --     124,000     --          --          124,000
  Currency translation
   adjustment...........  --      --       --        --             12            12
  Other.................  --      --        (141)       139        (10)          (12)
                         ----   -----   --------  ---------   --------    ---------
Balance, May 25, 1996...   100  $ 146   $259,311  $(119,020)  $     12    $  140,449
                         ====   =====   ========  =========   ========    =========

                                                           COMPANY
                                                --------------------------------
                                                  PREFERRED
                                                    STOCK         COMMON STOCK
                                                --------------  ----------------
                                                SHARES  AMOUNT   SHARES   AMOUNT
                                                ------  ------  --------- ------
Initial capitalization.........................  7,405  $7,405  7,650,000 $  77
  Net income...................................   --      --       --       --
  Restricted stock vested......................   --      --       --       --
  Accrued preferred stock dividends............   --      --       --       --
  Currency translation adjustment..............   --      --       --       --
                                                ------  ------  --------- -----
Balance, February 1, 1997......................  7,405   7,405  7,650,000    77
  Net loss (unaudited).........................   --      --       --       --
  Series A Preferred exchange.................. (7,405) (7,405)   617,083     6
  Initial public offering......................   --      --    1,265,000    12
  Accrued preferred stock dividends............   --      --       --       --
  Currency translation adjustment..............   --      --       --       --
                                                ------  ------  --------- -----
Balance, August 2, 1997 (unaudited)............   --    $ --    9,532,083 $  95
                                                ======  ======  ========= =====

                                                   COMPANY
                                ----------------------------------------------
                                ADDITIONAL           CUMULATIVE      TOTAL
                                 PAID-IN   RETAINED  TRANSLATION SHAREHOLDERS'
                                 CAPITAL   EARNINGS  ADJUSTMENT     EQUITY
                                ---------- --------  ----------- -------------
Initial capitalization
 (continued)...................  $11,016   $  --      $  --       $   18,498
  Net income...................     --      23,906       --           23,906
  Restricted stock vested......    1,485      --         --            1,485
  Accrued preferred stock
   dividends...................     --        (395)      --             (395)
  Currency translation
   adjustment..................     --        --           (29)          (29)
                                 -------   -------    --------    ---------
Balance, February 1, 1997......   12,501    23,511         (29)       43,465
  Net loss (unaudited).........     --     (19,844)      --          (19,844)
  Series A Preferred exchange..    7,399      --         --           --
  Initial public offering......    9,439      --         --            9,451
  Accrued preferred stock
   dividends...................     --         395       --              395
  Currency translation
   adjustment..................     --        --           (14)          (14)
                                 -------   -------    --------    ---------
Balance, August 2, 1997
 (unaudited)...................  $29,339   $ 4,062    $    (43)   $   33,453
                                 =======   =======    ========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                        PREDECESSOR COMPANIES                         COMPANY
                                                     --------------------------------------------------------------- ---------
                                                     PREDECESSOR
                                                      COMPANIES         COMPANY
                                                     ----------- ---------------------
                                                                                                                      PERIOD
                                                                                                                       FROM
                                                                                                            EIGHT    INCEPTION
                                                      YEARS ENDED DECEMBER 31,      FIVE MONTHS ENDED      MONTHS    (MAY 26,
                                                     ----------------------------  --------------------     ENDED    1996) TO
                                                                                     MAY 27,   MAY 25,   JANUARY 27, FEBRUARY
                                                      1993      1994      1995        1995       1996       1996      1, 1997
                                                     -------  --------  ---------  ----------- --------  ----------- ---------
                                                                                   (UNAUDITED)           (UNAUDITED)
 Operating
  activities:
 Net income
  (loss).........                                    $ 5,056  $(12,591) $(173,415)  $(28,004)  $(11,141)  $(145,558) $ 23,906
 Adjustments to
  reconcile net
  income (loss)
  to net cash
  provided by
  (used in)
  operating
  activities--
  Restructuring
   and asset
   impairment
   charges.......                                      --        --       182,184      --         --        182,184     --
  Restructuring
   charges
   paid..........                                      --        --          (338)     --        (5,958)     (1,412)    --
  Depreciation
   and
   amortization..                                     20,668    22,273     21,393      9,002      4,722      13,294       994
  Amortization
   of deferred
   financing
   costs.........                                      --        --        --          --         --         --           444
  Restricted
   stock
   compensation
   expense.......                                      --        --        --          --         --         --         1,485
  Loss on
   disposal of
   assets........                                      5,417     9,899      4,498      3,616        113         882     --
  Deferred
   income
   taxes.........                                      1,302      (965)   (11,233)     --         5,116     (11,233)   (4,928)
  Changes in
   operating
   assets and
   liabilities,
   net of assets
   and
   liabilities
   acquired:
   Accounts
    receivable,
    net..........                                     (4,224)    4,832         74      4,120      3,395        (430)     (941)
   Inventories...                                    (11,859)    1,931     27,696     27,070     19,344       5,559   (11,779)
   Prepaid
    expenses.....                                      1,979     5,257        669      5,309      5,253         232    (4,740)
   Other
    noncurrent
    assets.......                                         12     1,668       (196)        12        145         508     --
   Accounts
    payable and
    accrued
    expenses.....                                      4,426   (14,537)    (3,167)   (26,444)   (25,035)      7,809     9,074
   Income taxes
    payable and
    other
    liabilities..                                    (10,765)   (5,531)     4,941     (6,204)   (11,926)     11,197    20,684
                                                     -------  --------  ---------   --------   --------   ---------  --------
    Net cash
     provided by
     (used in)
     operating
     activities..                                     12,012    12,236     53,106    (11,523)   (15,972)     63,032    34,199
                                                     -------  --------  ---------   --------   --------   ---------  --------
 Investing
  activities:
 Additions to
  property,
  equipment and
  other
  noncurrent
  assets.........                                    (26,641)  (20,720)   (10,117)    (2,852)    (3,566)     (7,473)   (5,915)
 Acquisitions,
  net of cash
  acquired.......                                     (6,373)    --        --          --         --         --        37,072
                                                     -------  --------  ---------   --------   --------   ---------  --------
    Net cash
     provided by
     (used in)
     investing
     activities..                                    (33,014)  (20,720)   (10,117)    (2,852)    (3,566)     (7,473)   31,157
                                                     -------  --------  ---------   --------   --------   ---------  --------
 Financing
  activities:
 Change in due
  to/from CVS....                                     31,054    23,966    (45,474)     9,923   (107,442)    (57,826)    --
 Dividends paid
  to CVS.........                                    (10,406)   (3,728)    --          --         --         --         --
 Capital
  contributed by
  CVS............                                      --          141     --          --       124,000      --         --
 Change in book
  overdrafts.....                                        234        11       (554)   (10,581)    (8,024)      7,245     4,197
 Proceeds from
  sale of common
  and preferred
  stock..........                                      --        --        --          --         --         --        12,000
                                                     -------  --------  ---------   --------   --------   ---------  --------
    Net cash
     provided by
     (used in)
     financing
     activities..                                     20,882    20,390    (46,028)      (658)     8,534     (50,581)   16,197
                                                     -------  --------  ---------   --------   --------   ---------  --------
 Net increase
  (decrease) in
  cash and cash
  equivalents....                                       (120)   11,906     (3,039)   (15,033)   (11,004)      4,978    81,553
 Cash and cash
  equivalents,
  beginning of
  period.........                                      5,539     5,419     17,325     17,325     14,286       2,292     --
                                                     -------  --------  ---------   --------   --------   ---------  --------
 Cash and cash
  equivalents,
  end of period..                                    $ 5,419  $ 17,325  $  14,286   $  2,292   $  3,282   $   7,270  $ 81,553
                                                     =======  ========  =========   ========   ========   =========  ========
 Supplemental
  cash flow
  information:
 Cash paid
  during the
  period for--
  Interest.......                                    $ 4,910  $  7,865  $  10,650   $  3,853   $  2,035   $   7,727  $  1,678
                                                     =======  ========  =========   ========   ========   =========  ========
  Income taxes...                                    $17,545  $  4,959  $   1,735   $    828   $    208   $     962  $  1,008
                                                     =======  ========  =========   ========   ========   =========  ========
 Noncash
  investing and
  financing
  activities--
  Liabilities
   assumed for
   acquisition
   of business...                                    $ 3,226  $  --     $  --       $  --      $  --      $  --      $ 46,627
                                                     =======  ========  =========   ========   ========   =========  ========
  Issuance of
   long-term
   debt..........                                    $ --     $  --     $  --       $  --      $  --      $  --      $ 55,811
                                                     =======  ========  =========   ========   ========   =========  ========
  Accrued
   preferred
   stock
   dividends.....                                    $ --     $  --     $  --       $  --      $  --      $  --      $    395
 --------------------------------------------------
                                                     =======  ========  =========   ========   ========   =========  ========
                                                      SEVENTEEN     TEN    TWENTY-SIX
                                                        WEEKS      WEEKS      WEEKS
                                                        ENDED      ENDED      ENDED
                                                       MAY 25,   AUGUST 3,  AUGUST 2,
                                                        1996       1996       1997
                                                     ----------- --------- -----------
                                                     (UNAUDITED)           (UNAUDITED)
 Operating
  activities:
 Net income
  (loss).........                                     $(10,993)   $(8,107)  $(19,844)
 Adjustments to
  reconcile net
  income (loss)
  to net cash
  provided by
  (used in)
  operating
  activities--
  Restructuring
   and asset
   impairment
   charges.......                                        --         --         --
  Restructuring
   charges
   paid..........                                       (5,957)     --         --
  Depreciation
   and
   amortization..                                        3,814          2        942
  Amortization
   of deferred
   financing
   costs.........                                        --           111        333
  Restricted
   stock
   compensation
   expense.......                                        --         --           900
  Loss on
   disposal of
   assets........                                          184      --         --
  Deferred
   income
   taxes.........                                        5,115     (4,939)     1,688
  Changes in
   operating
   assets and
   liabilities,
   net of assets
   and
   liabilities
   acquired:
   Accounts
    receivable,
    net..........                                         (222)    (2,709)    (2,640)
   Inventories...                                       14,410    (24,526)   (22,258)
   Prepaid
    expenses.....                                          114     (4,494)       612
   Other
    noncurrent
    assets.......                                            4      --         --
   Accounts
    payable and
    accrued
    expenses.....                                       (9,689)     2,625     (4,197)
   Income taxes
    payable and
    other
    liabilities..                                      (11,965)     1,180    (17,015)
                                                     ----------- --------- -----------
    Net cash
     provided by
     (used in)
     operating
     activities..                                      (15,185)   (40,857)   (61,479)
                                                     ----------- --------- -----------
 Investing
  activities:
 Additions to
  property,
  equipment and
  other
  noncurrent
  assets.........                                       (3,430)      (823)    (2,562)
 Acquisitions,
  net of cash
  acquired.......                                        --        37,072      --
                                                     ----------- --------- -----------
    Net cash
     provided by
     (used in)
     investing
     activities..                                       (3,430)    36,249     (2,562)
                                                     ----------- --------- -----------
 Financing
  activities:
 Change in due
  to/from CVS....                                     (105,013)     --         --
 Dividends paid
  to CVS.........                                        --         --         --
 Capital
  contributed by
  CVS............                                      124,000      --         --
 Change in book
  overdrafts.....                                       (4,360)     2,051     (2,873)
 Proceeds from
  sale of common
  and preferred
  stock..........                                        --        12,000      9,452
                                                     ----------- --------- -----------
    Net cash
     provided by
     (used in)
     financing
     activities..                                       14,627     14,051      6,579
                                                     ----------- --------- -----------
 Net increase
  (decrease) in
  cash and cash
  equivalents....                                       (3,988)     9,443    (57,462)
 Cash and cash
  equivalents,
  beginning of
  period.........                                        7,270      --        81,553
                                                     ----------- --------- -----------
 Cash and cash
  equivalents,
  end of period..                                     $  3,282    $ 9,443   $ 24,091
                                                     =========== ========= ===========
 Supplemental
  cash flow
  information:
 Cash paid
  during the
  period for--
  Interest.......                                     $  1,580    $   210   $    388
                                                     =========== ========= ===========
  Income taxes...                                     $    204    $ --      $  7,420
                                                     =========== ========= ===========
 Noncash
  investing and
  financing
  activities--
  Liabilities
   assumed for
   acquisition
   of business...                                     $  --       $46,927   $  --
                                                     =========== ========= ===========
  Issuance of
   long-term
   debt..........                                     $  --       $55,811   $  --
                                                     =========== ========= ===========
  Accrued
   preferred
   stock
   dividends.....                                     $  --       $ --      $   (395)
 --------------------------------------------------
                                                     =========== ========= ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. NATURE OF ORGANIZATION AND ACQUISITION:

  Wilsons The Leather Experts Inc., a Minnesota corporation (Wilsons), was formed to acquire 100% of the common stock of Wilsons Center, Inc. and its subsidiaries (the Predecessor Companies prior to the Acquisition) in a management-led buyout (Acquisition) from CVS New York, Inc., a New York corporation (CVS; formerly Melville Corporation, the parent company to the Predecessor Companies). Wilsons and Wilsons Center, Inc. are collectively referred to as the Company. In May 1996, pursuant to a sale agreement dated May 24, 1996 between Wilsons and CVS, Wilsons acquired the common stock for
(i) $2 million, (ii) a 10% senior secured subordinated note due December 31, 2000 in the principal amount of $55.8 million, (iii) a warrant to purchase 1,350,000 shares of common stock, (iv) a warrant to purchase 1,080,000 shares of common stock (reduced by terms of the Restricted Stock Agreement--see Note
9), (v) 4,320,000 shares of common stock, and (vi) 7,405 shares of preferred stock. As part of the Acquisition, the Leather Investors Limited Partnerships I and II (LILP) in turn purchased from CVS the 4,320,000 shares of common stock and the 7,405 shares of Preferred Stock for $10 million.

  The Acquisition was accounted for using the purchase method. The basis of CVS's 15% equity interest in the Predecessor Companies was carried over to its equity interest in the Company in accordance with Emerging Issues Task Force discussion 88-16. Accordingly, the purchase price of $67.8 million and CVS's carryover basis has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values. This resulted in the carrying value of the net assets acquired exceeding the new basis by approximately $52.5 million, which was applied to reduce the amounts assigned to property and equipment.

  The Company operates a chain of 452 retail stores as of August 2, 1997, all but two of which are located in the United States, specializing in the retail sales of leather apparel and accessories. The Company operates under several formats, including Wilsons The Leather Experts, the traditional business, specializing in moderately priced merchandise and Tannery West/Georgetown Leather Design, which provides a more upscale merchandise offering. The Company also operates airport stores that focus on selling accessories and holiday stores and seasonal kiosks, primarily during the November and December peak selling season. The Company is the leading national specialty retailer of leather apparel and accessories in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  Consolidated financial statements and footnote disclosures prior to May 26, 1996 relate to the Predecessor Companies before the Acquisition and are not comparable to the period presented subsequent to the acquisition date due to the effects of certain purchase accounting adjustments and the acquisition financing. The accompanying consolidated financial statements include those of the Company and all of its subsidiaries. All intercompany balances and transactions between the entities have been eliminated in consolidation.

 Year-End

  Wilsons' fiscal year ends on the Saturday closest to January 31. The Predecessor Companies' year-end was December 31.

 Interim Financial Statements

  The unaudited consolidated financial information for the five-month period ended May 27, 1995, for the eight-month period ended January 27, 1996 and for the twenty-seven week period ended August 3, 1996 (derived from unaudited financial statements of the Predecessor Companies (seventeen weeks ended May 25, 1996) and from audited financial statements of the Company (ten weeks ended August 3, 1996)) and the twenty-six week

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES period ended August 2, 1997 has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth therein. The Company's business is seasonal and, accordingly, interim results are not indicative of full-year results.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Sources of Supply

  The Company imports most of its products from independent foreign contract manufacturers located primarily in the Far East. The Company purchases such foreign sourced inventory in U.S. dollars. In 1996, the Company sourced more than 60% of its leather apparel and accessories from contract manufacturers located in The People's Republic of China, which currently has Most Favored Nation (MFN) trading status with the United States. Loss of MFN status by China or by any other country from which the Company sources goods could result in significantly higher leather purchase and production costs for the Company and, as a result, could negatively impact profitability, sale prices or demand for leather merchandise. Other risks inherent in foreign sourcing include economic and political instability, transportation delays and interruptions, restrictive actions by foreign governments, the laws and policies of the United States affecting the importation of goods, including duties, quotas and taxes, trade and foreign tax laws, fluctuations in currency exchange rates, and the possibility of boycotts or other actions prompted by foreign labor practices or conditions beyond the Company's control. In addition, many of the Company's domestic vendors also import a substantial portion of their merchandise from abroad.

 Cash and Cash Equivalents

  Cash equivalents consist principally of short-term investments with original maturities of three months or less and are recorded at cost, which approximates fair value. The Company's cash management program utilizes zero balance accounts. Accordingly, all book overdrafts have been reclassified to current asset or current liability accounts.

 Fair Values of Financial Instruments

  The carrying value of the Company's current financial assets and liabilities, because of their short-term nature, approximates fair value. The carrying value of the Company's long-term debt, related to the recent financing for the Acquisition, approximates fair value.

 Inventories

  Inventories, principally finished goods, consist of merchandise purchased from domestic and foreign vendors and are carried at the lower of cost or market value, determined by the retail inventory method on the last-in, first-out (LIFO) basis. The difference in inventories between the LIFO and first-in, first-out (FIFO) method was not material as of February 1, 1997 and August 2, 1997. The Predecessor Companies determined cost using the retail inventory method on the FIFO basis.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization of property, equipment and leasehold improvements is computed on a straight-line basis, generally over the estimated useful lives of the assets ranging from five to forty years. Property and equipment retired or disposed of are removed from cost and related accumulated depreciation accounts. Maintenance and repairs are charged directly to expense as incurred. Major renewals or replacements are capitalized after making the necessary adjustment to the asset and accumulated depreciation accounts for the items renewed or replaced. When changes in circumstances warrant measurement, impairment losses for store fixed assets are calculated by the Company by comparing projected cash flows over the lease terms to the asset carrying values.

 Debt Issuance Costs

  Debt issuance costs are amortized over the terms of the related financing using the interest method and are included in other assets in the accompanying consolidated balance sheets.

 Goodwill

  The excess of acquisition cost over the fair value of net assets acquired was being amortized on a straight-line basis over periods not exceeding 40 years. In connection with CVS's decision to sell the Predecessor Companies, all remaining goodwill was written off in the fourth quarter of 1995 (see Note
3).

  The Predecessor Companies recorded $4.8 million, $4.8 million and $4.4 million of goodwill amortization for the years ended December 31, 1993, 1994 and 1995, respectively.

  During 1994, the Predecessor Companies made the decision to close the majority of the stores in the Predecessor Companies' Snyder Leather off-price discount chain. This resulted in a write-off of goodwill of $3.9 million, which is included in selling, general and administrative expenses.

 Store Opening and Closing Costs

  New store opening costs are charged to expense as incurred. In the event a store is planned to close before its lease has expired, the total lease obligation less sublease income is provided for in the period the decision to close the store is made.

 Advertising Costs

  Advertising costs are generally charged to operations in the year incurred.

 Layaway Sales

  Layaway sales are recorded in full on the date of the layaway transaction. Allowances for estimated returns and markdowns are established as appropriate.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to reverse.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

  The Predecessor Companies were included in the consolidated federal income tax return and, where applicable, group state and local returns of CVS prior to May 26, 1996 in accordance with a tax sharing agreement with CVS. The tax sharing agreement allowed for current recognition of benefits for losses and deferred tax benefits which may only have been realized by CVS in connection with filing consolidated federal and state returns.

 Foreign Currency Translation

  The functional currency for the Company's foreign store operations (London, England) is the applicable local currency. The translation from the applicable foreign currency to U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translation were included in shareholders' equity. Transaction gains and losses are reflected in income. The Company has not entered into any significant hedging transactions.

 Pro Forma Net Income Per Common Share

  Pro forma net income per common share is computed by dividing net income by the weighted average number of common shares outstanding, including the effect of the exchange of Preferred Stock for common stock (see Note 14), and dilutive common equivalent shares assumed to be outstanding during each period. Common equivalent shares consist of dilutive options and warrants to purchase common stock. However, pursuant to certain rules of the Securities and Exchange Commission, the calculation also includes equity securities, including options and warrants, issued within one year of an initial public offering with an issue price less than the initial public offering price, even if the effect is anti-dilutive. The treasury stock method was used in determining the effect of such issuances.

 New Accounting Pronouncement

  The Company will adopt in the fiscal year ending January 31, 1998, Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS No. 128), which was issued in February 1997. SFAS No. 128 requires disclosure of basic earnings per share (EPS) and diluted EPS, which replaces the existing primary EPS and fully diluted EPS, as defined by APB No. 15. Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Dilutive EPS is computed similar to EPS as previously reported provided that, when applying the treasury stock method to common equivalent shares, the Company must use its average share price for the period rather than the more dilutive greater of the average share price or end-of-period share price required by APB No. 15.

 Reclassifications

  Certain reclassifications have been made to the consolidated financial statements of the prior years to conform to the 1996 presentation.

3. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES:

  On October 24, 1995, CVS announced a comprehensive restructuring plan, including the planned sale of the Predecessor Companies. As a result, the Predecessor Companies recorded a pre-tax restructuring charge of $134.3 million to reflect the anticipated costs associated with closing approximately 100 of the Predecessor Companies' stores and the write-off of goodwill and other intangibles. The permanent impairment decision was based upon an analysis of the historical operating results and anticipated selling price of the Predecessor

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

Companies, an investment banking firm's analysis of comparable companies' selling prices, current market multiples and discounted future cash flows of the Predecessor Companies. Stores impacted by the plan represented $49.9 million in sales and $6.9 million in operating losses in 1995 and $4.5 million in sales and $0.8 million in operating losses for the five-month period ended May 25, 1996. In connection with the plan, approximately 600 store employees were to be terminated. As of February 1, 1997, approximately 590 store employees have been terminated. The significant components of the restructuring charge and the reserves remaining at December 31, 1995 were as follows (in thousands):

                                                       PREDECESSOR COMPANIES
                                                     -------------------------
                                                     FOR THE YEAR
                                                        ENDED        AS OF
                                                     DECEMBER 31, DECEMBER 31,
                                                         1995         1995
                                                     ------------ ------------
      Goodwill and other intangibles write-offs.....   $112,361      $  --
      Lease obligations and asset write-offs for
       store and other facility closings............     21,121       8,000
      Severance.....................................        476         448
      Other.........................................        378         179
                                                       --------      ------
          Total.....................................   $134,336      $8,627
                                                       ========      ======

  The reserves remaining at May 25, 1996 were retained by CVS as part of the Acquisition.

  Effective October 1, 1995, the Predecessor Companies adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and recorded a pre-tax asset impairment charge of $47.9 million related to the write-off of fixed and intangible assets on all stores that had generated negative cash flow in 1994. Certain of these assets relate to stores which were closed and the assets that were disposed of on a future store closing date subsequent to October 1, 1995. These assets accounted for $37.7 million of the asset impairment charge.

4. ACCOUNTS RECEIVABLE:

  Accounts receivable consisted of the following (in thousands):

                                                                                       PREDECESSOR
                                                                                        COMPANIES               COMPANY
                                                                                     -----------------  -----------------------
                                                                                       DECEMBER 31,
                                                                                     -----------------  FEBRUARY 1,  AUGUST 2,
                                                                                       1994     1995       1997        1997
                                                                                     --------  -------  ----------- -----------
                                                                                                                    (UNAUDITED)
   Layaway receivables.............................................................. $ 15,904  $ 6,214   $  6,118    $  8,019
   Trade receivables................................................................    3,320    5,226      2,425       4,003
   Other receivables................................................................    1,918    1,206        875         312
                                                                                     --------  -------   --------    --------
                                                                                       21,142   12,646      9,418      12,334
   Less:
     Layaway return reserves........................................................  (12,000)  (4,000)    (3,365)     (4,400)
     Allowance for doubtful accounts................................................   (1,450)  (1,028)    (1,202)       (443)
                                                                                     --------  -------   --------    --------
          Total..................................................................... $  7,692  $ 7,618   $  4,851    $  7,491
                                                                                     ========  =======   ========    ========

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following (in thousands):

                                                                                       PREDECESSOR
                                                                                        COMPANIES               COMPANY
                                                                                    ------------------  -----------------------
                                                                                      DECEMBER 31,
                                                                                    ------------------  FEBRUARY 1,  AUGUST 2,
                                                                                      1994      1995       1997        1997
                                                                                    --------  --------  ----------- -----------
                                                                                                                    (UNAUDITED)
   Land............................................................................ $  1,340  $  1,340    $ 1,340     $ 1,340
   Buildings and improvements......................................................   10,799     4,693        778         786
   Equipment and furniture.........................................................   99,903    74,363     15,048      16,732
   Leasehold improvements..........................................................   60,565    46,332        919       1,764
                                                                                    --------  --------    -------     -------
       Total.......................................................................  172,607   126,728     18,085      20,622
   Less: Accumulated depreciation and amortization.................................  (75,391)  (60,844)      (994)     (1,911)
                                                                                    --------  --------    -------     -------
       Total....................................................................... $ 97,216  $ 65,884    $17,091     $18,711
                                                                                    ========  ========    =======     =======

6. ACCRUED EXPENSES:

  Accrued expenses consisted of the following (in thousands):

                                                                                       PREDECESSOR
                                                                                        COMPANIES               COMPANY
                                                                                    ------------------  -----------------------
                                                                                      DECEMBER 31,
                                                                                    ------------------  FEBRUARY 1,  AUGUST 2,
                                                                                      1994      1995       1997        1997
                                                                                    --------  --------  ----------- -----------
                                                                                                                    (UNAUDITED)
   Taxes other than Federal and state income taxes................................. $ 11,843  $ 12,062    $ 7,334     $ 6,278
   Salaries and compensated absences...............................................    4,667     8,158      4,131       3,027
   Current portion of lease obligations for closed stores..........................      126     8,032      2,678       2,712
   Advertising.....................................................................    4,670     5,072      4,328         230
   Other...........................................................................   20,196    19,299     16,046      13,836
                                                                                    --------  --------    -------     -------
       Total....................................................................... $ 41,502  $ 52,623    $34,517     $26,083
   --------------------------------------------------
                                                                                    ========  ========    =======     =======

7. LONG-TERM DEBT:

  As part of the Acquisition, the Company issued a $55.8 million senior secured subordinated note (the Note) to CVS. Interest was accrued annually at 10% on $55 million of the Note and was payable on the maturity date of the Note at December 31, 2000. The remaining $0.8 million of the Note was noninterest-bearing and was payable on the Note's maturity date. The Note was collateralized by substantially all assets of the Company and was subordinate to borrowings under the revolving credit agreement. The Note was repurchased by the Company on August 18, 1997 (see Note 15).

  In conjunction with the Acquisition, the Company obtained a $150 million revolving credit agreement (the Revolver) with certain banks, which extends through May 24, 1999 and includes a $90 million letter of credit subfacility. The Revolver is collateralized by substantially all assets of the Company.

  Interest on cash borrowings under the Revolver is at the bank reference rate plus 0%-1.25%, or LIBOR plus 1.75%-2.75%. The interest rate is dependent upon the amount and term of the borrowings as well as the Company's earnings before income taxes/cash interest coverage ratio for the trailing four quarters. The Company pays a monthly fee equal to .375% per annum on the unused amount of the Revolver and on that portion of the

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES first $10.0 million in borrowings that bears interest at prime plus 0%-.875%. During the twenty-six week period ended August 2, 1997 there were no cash borrowings under the Revolver, and as of August 2, 1997, $43.9 million in letters of credit were outstanding.

  The Note and the Revolver contain covenants, which among other things, restrict the ability of the Company to, above certain thresholds, incur indebtedness; to make capital expenditures, acquisitions, investments, stock redemptions and dispositions of assets; and to pay dividends. The Revolver also requires the Company to maintain certain financial covenants. At February 1, 1997, the Company was in compliance with all covenants of the Note and the Revolver.

  Prior to the Acquisition, the Predecessor Companies' operations were funded primarily by CVS (see Note 12).

8. INCOME TAXES:

  The income tax provision (benefit) is comprised of the following (in thousands):

                                                                                  PREDECESSOR COMPANIES            COMPANY
                                                                             ----------------------------------  -----------
                                                                                                                 PERIOD FROM
                                                                                                         FIVE     INCEPTION
                                                                              YEARS ENDED DECEMBER      MONTHS    (MAY 26,
                                                                                       31,              ENDED     1996) TO
                                                                             ------------------------  MAY 25,   FEBRUARY 1,
                                                                              1993   1994      1995      1996       1997
                                                                             ------ -------  --------  --------  -----------
      Current:
        Federal............................................................. $5,333 $(2,869) $  1,137  $(11,731)  $ 17,642
        State...............................................................    981  (1,286)      608     --         2,814
      Deferred..............................................................    724   1,046   (11,845)    5,128     (4,928)
                                                                             ------ -------  --------  --------   --------
          Total............................................................. $7,038 $(3,109) $(10,100) $ (6,603)  $ 15,528
                                                                             ====== =======  ========  ========   ========

  Reconciliations of the U.S. federal statutory income tax rate to the effective tax rate are as follows:

                                                                                    PREDECESSOR COMPANIES           COMPANY
                                                                                   -----------------------------  -----------
                                                                                                                  PERIOD FROM
                                                                                                          FIVE     INCEPTION
                                                                                     YEARS ENDED         MONTHS    (MAY 26,
                                                                                     DECEMBER 31,         ENDED    1996) TO
                                                                                   -------------------   MAY 25,  FEBRUARY 1,
                                                                                   1993  1994    1995     1996       1997
                                                                                   ----  -----   -----   -------  -----------
      U.S. federal statutory income tax (benefit) rate ........................... 35.0% (35.0)% (35.0)%  (35.0)%      35.0%
      Goodwill amortization....................................................... 13.4   19.8    29.4     --         --
      State income taxes, net of federal tax effect...............................  9.3   (5.0)   --       (2.3)        3.0
      Other, net..................................................................  0.5    0.4     0.1      0.1         1.4
                                                                                   ----  -----   -----    -----    --------
          Effective tax rate...................................................... 58.2% (19.8)%  (5.5)%  (37.2)%      39.4%
                                                                                   ====  =====   =====    =====    ========

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax asset and liability were as follows (in thousands):

                                                                                                   PREDECESSOR
                                                                                                    COMPANIES        COMPANY
                                                                                                 ----------------  -----------
                                                                                                  DECEMBER 31,
                                                                                                 ----------------  FEBRUARY 1,
                                                                                                  1994     1995       1997
                                                                                                 -------  -------  -----------
      Deferred tax asset:
        Inventories............................................................................. $ 2,545  $   327   $  --
        Property and equipment..................................................................     687   11,835      --
        Accrued liabilities.....................................................................   3,785    4,501      3,649
        Net operating loss carryforwards........................................................   1,678    1,678      3,587
        Other...................................................................................   --         241        491
                                                                                                 -------  -------   --------
                                                                                                   8,695   18,582      7,727
        Less--Valuation allowance...............................................................  (1,678)  (1,678)     --
                                                                                                 -------  -------   --------
          Total.................................................................................   7,017   16,904      7,727
                                                                                                 -------  -------   --------
      Deferred tax liability:
        Layaway and sales return reserve........................................................   1,121    --           347
        Inventories.............................................................................   --       --         7,264
        Property and equipment..................................................................   --       --         1,981
        Other...................................................................................     225    --           205
                                                                                                 -------  -------   --------
          Total.................................................................................   1,346    --         9,797
                                                                                                 -------  -------   --------
          Net deferred tax asset (liability).................................................... $ 5,671  $16,904   $ (2,070)
      --------------------------------------------------
                                                                                                 =======  =======   ========

  As of December 31, 1995, the Predecessor Companies had a federal net operating loss carryforward of $4.8 million expiring in the year 2002 which was available to offset future taxable income in the retail subsidiaries that generated the loss. A valuation allowance was provided for the full amount of the deferred tax benefit related to this carryforward.

  No valuation allowance was provided by the Company as it anticipates it will be able to utilize the benefits of the net deferred tax asset during future periods.

9. CAPITAL STOCK:

 Common Stock

  The Company's Amended Articles of Incorporation provide that all shares of common stock, regardless of class, will automatically be converted into an equal number of shares of common stock of a single class without class designation (the Conversion) without any action by any holder thereof immediately upon the occurrence of the closing of the first public offering by the Company of shares of common stock of the Company registered under the Securities Act. On June 2, 1997, upon completion of the initial public offering (see Note 14), all shares of all classes of common stock were converted to a single class of common stock. After the Conversion, such shares of common stock have equal rights in all respects, including the right to one vote per share of common stock for all matters submitted to holders of common stock for a vote. However, each shareholder that is subject to the shareholder agreement dated May 25, 1996 agrees to vote all of the voting shares of common stock held by such shareholder in favor of the election to the Board of Directors (the Board) of two individuals who shall

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES be nominated by a vote of a majority of the outstanding shares of common stock held by the Employees and their Permitted Transferees (as defined in the shareholder agreement) and, upon the vote of a majority of the outstanding shares of common stock held by the Employees and their Permitted Transferees, to remove or replace such directors, until the earlier of (i) the completion of an underwritten public offering with gross proceeds of at least $20 million or (ii) the general termination of the shareholder agreement, which termination will be no later than May 25, 1998.

  Holders of the Class A common stock and Class B common stock (including holders of the Restricted Stock--as defined below) and all other common stock (other than Class C common stock) will have one vote on all matters submitted to shareholders for each share outstanding in the name of such holder on the books of the Company. Except as required by law, the Class C common stock will have no voting rights. Each share of common stock (including holders of the Restricted Stock) will be entitled to share in dividends (when and if such dividends are declared and paid) and liquidation distributions ratably with all other shares of common stock then outstanding.

  As long as shares of Class B common stock are outstanding, (i) the Board of Directors (the Board) will consist of not more than five members, (ii) the holders of the Class B common stock, exclusively and voting as a single class, will be entitled, by a vote of a majority of the outstanding shares of Class B common stock, to elect two directors to the Board (requirement is eliminated upon the Company's completion of a $20 million or greater initial public offering), and (iii) the holders of the Class A common stock, Class B common stock and all other common stock (except Class C common stock), exclusively and voting as a single class without regard to whether such common stock is Class A common stock, Class B common stock or any other common stock (except Class C common stock), will be entitled, by a vote of a majority of the sum of the outstanding shares of Class A common stock, Class B common stock and all other common stock (except Class C common stock) held by such holders, to elect three of the directors to the Board. All the outstanding Class B and Class C common stock was purchased by management for $.60 per share.

  All shares of Class C common stock will automatically be converted into an equal number of shares of Class B common stock without any action by any holder thereof at such time as the number of shares of Class A common stock over which selected shareholders shall, directly or indirectly as partners in a partnership or a limited partnership or otherwise, have the power to vote be reduced to less than 4,275,000 (appropriately adjusted to reflect stock splits, dividends or combinations, reorganizations, consolidations and similar changes hereafter effected).

  As of February 1, 1997, 4,320,000, 2,925,000 and 405,000 shares of Class A,
Class B and Class C common stock, respectively, were issued and outstanding.

  In conjunction with the Acquisition, certain members of management of the Company purchased 1,080,000 shares of common stock with restrictions (the Restricted Stock) at $.60 per share under a restricted stock agreement (the Restricted Stock Agreement). The Restricted Stock vests over a five-year performance period based on the Company achieving certain performance targets, the paydown of the Note (see Note 7) or the occurrence of other defined events, pursuant to the Restricted Stock Agreement. As of February 1, 1997, the Company recorded $1,485,000 in compensation expense based on the number of shares (198,018) earned pursuant to the Restricted Stock Agreement. See Note 15.

 Preferred Stock

  The Series A preferred stock (Series A Preferred) will not have voting rights, except as required by law or as set forth below. Without the affirmative vote of the holders of at least a majority of the shares of Series A Preferred at the time outstanding, the Company is generally prohibited from
(i) issuing additional shares of

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES preferred stock on parity with or superior to the Series A Preferred, (ii) declaring or paying dividends or making any other distribution on any shares of capital stock of the Company at any time created and issued ranking junior to the Series A Preferred, or (iii) amending the Articles of Incorporation of the Company so as to materially alter any existing provision relating to the terms of the Series A Preferred or waive any of the rights granted to the holders of the Series A Preferred by the Articles of Incorporation of the Company or otherwise alter the rights or preferences of the Series A Preferred. See Note 14 for discussion regarding the Series A Preferred exchange.

  After the repayment in full of the Note plus accrued interest thereon (the date of which such repayment is made being hereinafter referred to as the Note Repayment Date), the Series A Preferred will be entitled to receive, when and as duly declared by the Board in the manner provided in the Articles of Incorporation, cash dividends at the annual rate of $80 per share (appropriately adjusted to reflect stock splits, dividends or combinations, reorganizations, consolidations and similar changes hereafter effected) from the date of issuance of such Series A Preferred, which dividends will be cumulative (whether or not there shall be funds of the Company legally available for the payment of such dividends) and will accrue (whether or not earned or declared) from the date of issuance of such shares of Series A Preferred, and, to the extent accrued and unpaid as of May 31 of any year, will be payable before any dividends on any shares of common stock shall be declared or paid or set apart for payment during the 12 months following such May 31. As of February 1, 1997 and as of May 3, 1997, the Company has accrued $395,000 and $543,000, respectively, in dividends. See Note 14 for discussion regarding the Series A Preferred exchange.

  In the event of an involuntary or voluntary liquidation or dissolution of the Company at any time, the holders of shares of Series A Preferred will be entitled to receive out of the assets of the Company an amount equal to $1,000 per share (appropriately adjusted to reflect stock splits, dividends or combinations, reorganizations, consolidations and similar changes hereafter effected), plus all per-share dividends unpaid and accumulated or accrued thereon (whether or not earned or declared) to the date of such distribution, prior to any common stock distributions.

  The Company also has authorized 9,985,000 shares of undesignated, $.01 par preferred stock of which no shares are issued or outstanding as of February 1, 1997.

 Warrants

  As part of the Acquisition, the Company issued to CVS a warrant to purchase 1,350,000 Class A shares at an exercise price of $.60 per share (the CVS Warrant). The CVS Warrant is immediately exercisable and remains exercisable until the tenth anniversary of the date of grant.

  The Company also issued to CVS a warrant to purchase 1,080,000 Class A shares at an exercise price of $.60 per share (the Manager Warrant). The Manager Warrant lapsed upon the repurchase of the Note on August 18, 1997. See
Note 15.

10. STOCK OPTIONS:

  During June 1996, Wilsons adopted the 1996 Stock Option Plan (the Plan), pursuant to which options to acquire an aggregate of 1,000,000 shares of the Company's common stock may be granted. The Plan is administered by a compensation committee which has the discretion to determine the number and purchase price of shares subject to stock options, the term of each option, and the time or times during its term when the option becomes exercisable. As of August 2, 1997, the Company has granted options on 197,900 shares.

  The Company accounts for the Plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plan been determined consistent with Statement of Financial

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the period from inception (May 26, 1996) to February 1, 1997:

      Net income (in thousands):               As reported                       $23,906
                                               Pro forma                          23,734
      Net income per common share:             As reported                       $  2.49
                                               Pro forma                            2.47

  During 1996, the Company granted 199,980 options which vest over a three year period, no options were exercised or expired, and 17,280 options were forfeited during the period from inception (May 26, 1996) to February 1, 1997. The weighted average fair value of the options granted was $4.40. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: risk-free interest rate of 6.4%, no expected dividend yields, expected life of three years, and expected volatility of 53.5%.

  During the twenty-six week period ended August 2, 1997 the Company granted 26,000 options and 10,800 options were forfeited.

11. EMPLOYEE BENEFIT PLANS:

 401(k) Profit Sharing Plan

  The Company has a defined contribution 401(k) profit sharing plan for eligible employees which is qualified under sections 401(a) and 401(k) of the Internal Revenue Code of 1986. Employees are entitled to make tax-deferred contributions of up to 15% of their eligible compensation (10% for those employees whose compensation in the previous year exceeded $55,000). For employees who have worked less than three years, the Company matches 25% of contributions, up to a maximum of 4% of the employee's eligible compensation. For employees who have worked more than three years, the Company matches 50% of contributions up to a maximum of 4% of the employee's eligible compensation. The Company may also, at its discretion, make a profit sharing contribution to the 401(k) Plan for each plan year. The Company's contributions vest after five years of service, or at age 65 regardless of service, or upon the death of the employee.

  The Predecessor Companies' contributions to the 401(k) profit sharing plan were $0.7 million, $0.6 million, $0.6 million, $0.3 million, $1.0 million, $0.3 million and $1.0 million for the years ended December 31, 1993, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996 and for the seventeen weeks ended May 25, 1996, respectively. The Company's contributions to the 401(k) profit sharing plan were $1.1 million, $0.1 million and $0.3 million for the period from inception (May 26, 1996) to February 1, 1997, from inception (May 26, 1996) to August 3, 1996 and for the twenty-six weeks ended August 2, 1997, respectively.

 Employee Stock Ownership Plan

  The Predecessor Companies' employees participated in CVS's Employee Stock Ownership Plan (ESOP). The ESOP was a defined contribution plan for all employees meeting certain eligibility requirements. The Company elected not to provide for a similar plan for its employees after the Acquisition.

  Compensation expense of $2.1 million, $1.4 million, $2.0 million, $0.1 million, $0.2 million, $2.0 million and $0.2 million was recognized during the years ended December 31, 1993, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996 and for the seventeen weeks ended May 25, 1996.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

12. TRANSACTIONS WITH CVS:

  The Predecessor Companies' operations were funded primarily by CVS. Under an agreement with CVS, the Predecessor Companies received cash necessary to fund their daily operations. The Predecessor Companies were dependent on CVS to provide a significant portion of their working capital financing. The weighted average interest rate on borrowings from CVS for the years ended December 31, 1993, 1994 and 1995, the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996 and for the seventeen weeks ended May 25, 1996, was 3.3%, 4.7%, 6.4%, 5.6%, 5.8%, 6.2% and 5.7%, respectively. Prior to the Acquisition, in anticipation of the sale, CVS contributed $124 million to the Predecessor Companies, which was reflected as a capital contribution in the accompanying consolidated financial statements.

  CVS allocated administrative expenses and employee benefits to the Predecessor Companies. Allocations were based on the Predecessor Companies' ratable share of expense paid by CVS on behalf of the Predecessor Companies for combined programs. The total costs allocated to the Predecessor Companies for the years ended December 31, 1993, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996 and for the seventeen weeks ended May 25, 1996, were $1.3 million, $1.3 million, $1.5 million, $0.6 million, $0.5 million, $1.0 million and $0.4 million, respectively, and are included in selling, general and administrative expenses.

  CVS Realty Company, Inc., a subsidiary of CVS, guaranteed the payment of the lease obligations of certain stores operated by the Predecessor Companies and charged a fee for that service. These fees are included in selling, general and administrative expenses and amounted to $0.6 million, $0.7 million, $0.7 million, $0.3 million, $0.3 million, $0.5 million and $0.2 million for the years ended December 31, 1993, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996 and for the seventeen weeks ended May 25, 1996, respectively.

13. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company has noncancelable operating leases, primarily for retail stores, which expire through 2007. A limited number of the leases contain renewal options for periods ranging from four to six years. These leases generally require the Company to pay costs, such as real estate taxes, common area maintenance costs and contingent rentals, based on sales. Net rental expense for all operating leases was as follows (in thousands):

                                           PREDECESSOR COMPANIES                       COMPANY
                          --------------------------------------------------------- -------------
                                                                                     PERIOD FROM
                           YEARS ENDED DECEMBER                            EIGHT      INCEPTION
                                    31,             FIVE MONTHS ENDED     MONTHS    (MAY 26, 1996)
                          -----------------------  -------------------     ENDED         TO
                                                     MAY 27,   MAY 25,  JANUARY 27,  FEBRUARY 1,
                           1993    1994    1995       1995      1996       1996         1997
                          ------- ------- -------  ----------- -------  ----------- -------------
                                                   (UNAUDITED)          (UNAUDITED)
Minimum rentals.........  $38,724 $43,268 $42,894   $ 17,436   $14,917   $ 28,598    $   26,972
Contingent rentals......    1,893   1,368   1,092        353       449        942         1,924
                          ------- ------- -------   --------   -------   --------    ---------
                           40,617  44,636  43,986     17,789    15,366     29,540        28,896
Less--Sublease rentals..    --      --        (18)     --         (122)       (24)         (207)
                          ------- ------- -------   --------   -------   --------    ---------
    Total...............  $40,617 $44,636 $43,968   $ 17,789   $15,244   $ 29,516    $   28,689
                          ======= ======= =======   ========   =======   ========    =========

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

  As of February 1, 1997, the future rental payments due under operating leases and future minimum sublease rental income, excluding lease obligations, for closed stores were as follows (in thousands):

      Fiscal years ending:
        1998.......................................................... $ 30,941
        1999..........................................................   27,483
        2000..........................................................   23,960
        2001..........................................................   20,552
        2002..........................................................   16,608
      Thereafter......................................................   29,935
                                                                       --------
          Total....................................................... $149,479
                                                                       ========
      Total future minimum sublease rental income..................... $  1,511
                                                                       ========

  As of February 1, 1997, a significant number of the existing lease obligations continue to be guaranteed by CVS. Any leases entered into subsequent to the Acquisition will no longer be guaranteed by CVS.

 Litigation

  The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position and results of operations.

  Pursuant to the sale agreement, CVS has agreed to indemnify the Company for certain claims. For certain other claims, CVS's indemnification liability is limited to claims in the aggregate which exceed $1.2 million but not to exceed $12 million.

 Guarantees

  As of February 1, 1997 and August 2, 1997, the Company had outstanding letters of credit of approximately $7.9 million and $43.9 million, respectively, (see Note 7) which were primarily used to guarantee foreign purchase orders.

 Purchase Commitments

  The Company has a contingent liability with respect to an unconditional contractual obligation for the purchase of supplies. The Company had a commitment to purchase $0.5 million and $0.4 million of these supplies on an as-needed basis as of February 1, 1997 and August 2, 1997, respectively. Total payments under this agreement, which was entered into in 1994, were $1.8 million, $1.6 million, $0.9 million, $0.5 million, $0.8 million, $0.9 million, $0.4 million, $0.1 million and $0.4 million for the years ended December 31, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996, for the eight months ended January 27, 1996, for the period from inception (May 26, 1996) to February 1, 1997, for the seventeen weeks ended May 25, 1996, for the period from inception (May 26, 1996) to August 3, 1996 and for the twenty-six weeks ended August 2, 1997, respectively.

14. REVERSE STOCK SPLIT, INITIAL PUBLIC OFFERING AND EXCHANGE OF STOCK:

  On October 11, 1996, the Company declared a .9-for-1 reverse split of common stock which has been retroactively reflected in the accompanying consolidated financial statements as if the split had occurred as of inception (May 26, 1996).

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

  On May 27, 1997, the Securities and Exchange Commission declared effective the Company's Registration Statement on Form S-1 relating to the initial public offering of 1,100,000 units. In addition, the Underwriter exercised its over-allotment option to purchase 165,000 units. Each unit consisted of one share of common stock and one redeemable warrant to purchase one share of common stock for $13.50 per share. The Company received net proceeds of approximately $9.5 million after payment of related underwriting discount and offering costs. The proceeds from this proposed public offering will be used to reduce future seasonal borrowings under the Revolver and to fund working capital and capital expenditures.

  As of May 27, 1997, the holders of the 7,405 shares of Series A Preferred exchanged their entire holdings of such shares for common stock at an exchange rate of $12.00 per share. In connection with such exchange, the holders of the Series A Preferred waived their rights to receive any accrued dividends in respect of such Series A Preferred.

15. OFFERING OF SENIOR NOTES (UNAUDITED):

  On August 18,1997, the Company completed a private offering of $75.0 million of 11 1/4% Series A senior notes due 2004 (Senior Notes) to certain qualified institutional buyers. Interest on the Senior Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 1998. The Senior Notes mature on August 15, 2004, unless previously redeemed, and the Company is not required to make any mandatory redemption or sinking fund payment prior to maturity. The Senior Notes are general unsecured obligations of the Company and rank senior in right of payment to all existing and future subordinated indebtedness of the Company and rank pari passu in right of payment with all other current and future unsubordinated indebtedness of the Company. The Indenture governing the Senior Notes contains numerous operating covenants that limit the discretion of management with respect to certain business matters, and which place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to declare or pay any dividend, to make certain payments or investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Company used $56.5 million of the net proceeds from the offering to repurchase the outstanding senior secured subordinated Note issued to CVS in connection with the Acquisition. The balance of the net proceeds, approximately $15.6 million, will be used for general corporate purposes, including capital expenditures and additional store openings.

  In conjunction with the offering of Senior Notes on August 18, 1997, the remaining 881,982 shares of Restricted Stock vested. The Company will be required to record an additional non-cash compensation charge in the quarter ended November 1, 1997 of $8.5 million related to such shares which is equal to the difference between the fair market value of the Restricted Stock on the date the shares vested, which was $10.25 per share, and the original purchase price of the Restricted Stock, which was $.60 per share. $900,000 of such additional charge was recorded in the twenty-six weeks ended August 2, 1997.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

         INDEX TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Pro Forma Consolidated Balance Sheet....................................... P-3
Notes to Pro Forma Consolidated Balance Sheet.............................. P-4
Pro Forma Consolidated Statements of Operations............................ P-5
Notes to Pro Forma Consolidated Statements of Operations................... P-8

             PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  The following pro forma unaudited consolidated financial information consists of Pro Forma Unaudited Consolidated Statements of Operations for the year ended February 1, 1997 and for the twenty-six weeks ended August 2, 1997 and the twenty-seven weeks ended August 3, 1996 and a Pro Forma Unaudited Consolidated Balance Sheet as of August 2, 1997. The Pro Forma Unaudited Consolidated Financial Statements give effect to: (i) the Restructuring and the Acquisition accounted for under the purchase method; (ii) the initial public offering of common stock and redeemable warrants (Units); and (iii) the issuance of the Senior Notes (the Senior Notes Offering) and the application of the net proceeds therefrom. The Pro Forma Unaudited Consolidated Statements of Operations give effect to such transactions and events as if they had occurred on January 28, 1996 (except for the Restructuring which is reflected as of the date it occurred). The Pro Forma Unaudited Consolidated Balance Sheet gives effect to such transactions and events as if they had occurred on August 2, 1997.

  As part of the Restructuring, the Company closed 156 stores during 1995 and 1996 and wrote off goodwill and certain other non-productive assets, recorded certain lease obligations and adopted the provisions of SFAS No. 121 in 1995. The Pro Forma Unaudited Consolidated Statements of Operations give effect to certain adjustments related to the Restructuring, including: (i) elimination of the results of operations for the portion of the 156 stores not closed until 1996 which included only direct costs associated with the stores; and
(ii) reflection of the associated tax effects.

  The Pro Forma Unaudited Consolidated Statements of Operations also give effect to certain adjustments related to the Acquisition, including: (i) reduction of depreciation expense through the effect of purchase accounting adjustments; (ii) reduction in interest expense attributable to the elimination of all prior indebtedness owed to CVS and increase in interest expense attributable to the Acquisition financing; and (iii) reflection of the associated tax effects of the above transactions.

  The Pro Forma Unaudited Consolidated Financial Statements give effect to the sale by the Company of 1,265,000 Units (including 165,000 Units issued upon the exercise of the underwriter's over-allotment option), each Unit consisting of one share of common stock and one redeemable warrant, in its initial public offering consummated on June 2, 1997. The Company received net proceeds of $9.5 million after payment of related underwriting discount and offering costs. The Pro Forma Unaudited Consolidated Statements of Operations give effect to the reduction in interest expense attributable to the portion of the Revolving Credit Facility which would have been paid off with the net proceeds of the initial public offering.

 The Pro Forma Unaudited Consolidated Statements of Operations do not reflect the nonrecurring, pre-tax gain of $6.3 million on the early extinguishment of the CVS Note upon consummation of the Senior Notes Offering. The Pro Forma Unaudited Consolidated Balance Sheet gives effect to this extraordinary gain, net of tax effect, for the early repurchase of debt.

  The Pro Forma Unaudited Consolidated Financial Statements and accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The Pro Forma Unaudited Consolidated Financial Statements do not purport to represent what the results of operations of Wilsons would actually have been if the aforementioned transactions or events had occurred on January 28, 1996 or on August 2, 1997 or at any future date.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF AUGUST 2, 1997
                                 (IN MILLIONS)

                                               PRO FORMA
                                                OFFERING
                                  COMPANY     ADJUSTMENTS         PRO FORMA
                                  --------------------------------------------
           A S S E T S
           -----------
Current Assets:
  Cash and cash equivalents.......$    24.1    $      72.1 (/1/)  $      39.8
                                                     (56.4)(/2/)
  Accounts receivable, net........      7.5         --                    7.5
  Inventories.....................     87.2         --                   87.2
  Prepaid expenses................      0.8         --                    0.8
                                  ---------    -----------        ----------
    Total current assets..........    119.6           15.7              135.3
Property and equipment, net.......     18.7         --                   18.7
Deferred financing costs, net of
 accumulated amortization.........      1.2            2.9 (/1/)          4.1
Deferred income taxes.............      0.5         --                    0.5
                                  ---------    -----------        ----------
                                  $   140.0    $      18.6        $     158.6
                                  =========    ===========        ==========
L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y
----------------------------------------------------------------
Current liabilities:
  Accounts payable................$    12.7    $    --            $      12.7
  Accrued expenses................     26.1           (0.9)(/4/)         25.2
  Income taxes payable............      0.2            2.5 (/3/)          2.7
  Deferred income taxes...........      4.3         --                    4.3
                                  ---------    -----------        ----------
    Total current liabilities.....     43.3            1.6               44.9
                                  ---------    -----------        ----------
Long-term debt:
  Due to CVS......................     61.3          (61.3)(/2/)      --
  Accrued interest on CVS Note....      1.2           (1.2)(/2/)      --
  Senior Notes due 2004...........   --               75.0 (/1/)         75.0
                                  ---------    -----------        ----------
    Total long-term debt..........     62.5           12.5               75.0
Other long-term liabilities.......      0.8         --                    0.8
                                  ---------    -----------        ----------
Shareholders' equity:
  Common stock, $.01 par value;
   45,000,000 shares authorized,
   9,532,083 shares issued and
   outstanding....................      0.1         --                    0.1
  Additional paid-in capital......     29.3            8.5 (/4/)         37.8
  Retained earnings (deficit).....      4.1            3.8 (/3/)          0.1
                                                      (7.8)(/4/)
  Cumulative translation
   adjustment.....................     (0.1)        --                   (0.1)
                                  ---------    -----------        ----------
    Total shareholders' equity....     33.4            4.5               37.9
                                  ---------    -----------        ----------
                                  $   140.0    $      18.6        $     158.6
                                  =========    ===========        ==========

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                AUGUST 2, 1997

(1) Reflects net proceeds received from the Senior Notes Offering and before estimated use of proceeds. Individual adjustments consist of (in millions):

   Senior Notes offered hereby........................................... $75.0
   Deferred financing fees and Offering costs............................  (2.9)
                                                                          -----
                                                                          $72.1
                                                                          =====

(2) Reflects use of net proceeds from the Senior Notes Offering. Individual adjustments consist of (in millions):

   Repayment of CVS Note:
     Principal balance.................................................. $(61.3)
     Accrued interest...................................................   (1.4)
     Tender offer discount..............................................    6.3
                                                                         ------
                                                                         $(56.4)
                                                                         ======

(3) Reflects the extraordinary gain on the early extinguishment of debt, net of tax (assuming a 40% effective tax rate). These net charges will be reflected in the Company's consolidated statement of operations as an extraordinary item when the Senior Notes Offering is consummated. The components of the gain consist of (in millions):

   Tender offer discount.................................................. $6.3
   Less: income tax effect................................................  2.5
                                                                           ----
     Net effect on retained earnings...................................... $3.8
                                                                           ====

(4) Reflects the compensation expense relating to the remaining shares of the Restricted Stock vesting upon consummation of the Senior Notes Offering. The compensation charge is computed based on the fair market value of the Company's common stock (the fair market value as of August 18, 1997 being $10.25) and the original purchase price of $0.60 per share. The total compensation charge for the vesting of the remaining shares of Restricted Stock as of August 2, 1997 is approximately $8.5 million. $900,000 of such charge was recorded in the twenty-six weeks ended August 2, 1997.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED FEBRUARY 1, 1997

                 (IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)

                                                                                   PRO FORMA FOR
                                                                                        THE
                                                                   PRO FORMA       RESTRUCTURING,
                                                 PRO FORMA          INITIAL         ACQUISITION
                                             RESTRUCTURING AND      PUBLIC          AND INITIAL    PRO FORMA
                                COMBINED        ACQUISITION        OFFERING            PUBLIC      OFFERING
                             COMPANIES (/1/) ADJUSTMENTS (/2/)    ADJUSTMENTS         OFFERING    ADJUSTMENTS
                             --------------- -----------------    -----------      -------------- -----------
Net sales...................   $    424.8       $     (2.2)        $  --             $    422.6    $  --
Costs and expenses:
  Cost of goods sold, buying
   and occupancy costs......        286.9             (1.7)           --                  285.2       --
  Selling, general and
   administrative expenses..        103.2             (0.8)           --                  102.4       --
  Depreciation and
   amortization.............          4.8             (3.4)(/3/)      --                    1.4       --
  Restricted stock
   compensation expense.....          1.5           --                --                    1.5         8.5 (/7/)
                               ---------        ----------         --------          ----------    --------
    Income (loss) from
     operations.............         28.4              3.7            --                   32.1        (8.5)
Interest expense, net.......          6.5              1.3 (/4/)       (0.3)(/6/)           7.5         2.8 (/8/)
                               ---------        ----------         --------          ----------    --------
    Income (loss) before
     income taxes...........         21.9              2.4              0.3                24.6       (11.3)
Income tax provision
 (benefit)..................          9.0              0.7 (/5/)        0.1 (/5/)           9.8        (0.5)(/5/)
                               ---------        ----------         --------          ----------    --------
    Net income (loss).......   $     12.9       $      1.7         $    0.2          $     14.8    $  (10.8)
                               =========        ==========         ========          ==========    ========
Net income per common
 share......................
Weighted average common
 shares outstanding.........
OTHER DATA:
  Adjusted EBITDA (/1//0/)..   $     34.7       $      0.3         $  --             $     35.0    $  --
                              PRO FORMA
                             ----------------
Net sales................... $     422.6
Costs and expenses:
  Cost of goods sold, buying
   and occupancy costs......       285.2
  Selling, general and
   administrative expenses..       102.4
  Depreciation and
   amortization.............         1.4
  Restricted stock
   compensation expense.....        10.0
                             ----------------
    Income (loss) from
     operations.............        23.6
Interest expense, net.......        10.3
                             ----------------
    Income (loss) before
     income taxes...........        13.3
Income tax provision
 (benefit)..................         9.3
                             ----------------
    Net income (loss)....... $       4.0
                             ================
Net income per common
 share...................... $      0.37
                             ================
Weighted average common
 shares outstanding.........  10,867,826(/9/)
                             ================
OTHER DATA:
  Adjusted EBITDA (/1//0/).. $      35.0

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE TWENTY-SIX WEEKS ENDED AUGUST 2, 1997

                 (IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)

                                                                 PRO FORMA
                                                                  FOR THE
                                     PRO FORMA      PRO FORMA  RESTRUCTURING,
                                   RESTRUCTURING     INITIAL    ACQUISITION
                                        AND          PUBLIC     AND INITIAL    PRO FORMA
                                    ACQUISITION     OFFERING       PUBLIC      OFFERING
                         COMPANY  ADJUSTMENTS(/2/) ADJUSTMENTS    OFFERING    ADJUSTMENTS      PRO FORMA
                         -------  ---------------- ----------- -------------- -----------      ----------
Net sales                $ 93.4      $   --         $  --        $     93.4    $  --           $     93.4
Costs and expenses:
  Cost of goods sold,
   buying and occupancy
   costs................   84.2          --            --              84.2       --                 84.2
  Selling, general and
   administrative
   expenses.............   36.5          --            --              36.5       --                 36.5
  Depreciation and
   amortization.........    0.9          --            --               0.9       --                  0.9
  Restricted stock
   compensation
   expense..............    0.9          --            --               0.9        (0.9)(/7/)      --
                         ------      ---------      --------     ----------    --------        ----------
    Income (loss) from
     operations.........  (29.1)         --            --             (29.1)        0.9             (28.2)
Interest expense, net...    1.9          --            --               1.9         1.5 (/8/)         3.4
                         ------      ---------      --------     ----------    --------        ----------
    Loss before income
     taxes..............  (31.0)         --            --             (31.0)       (0.6)            (31.6)
Income tax benefit......  (11.2)         --            --             (11.2)       (1.4)(/5/)       (12.6)
                         ------      ---------      --------     ----------    --------        ----------
    Net income (loss)... $(19.8)     $   --         $  --        $    (19.8)   $    0.8        $    (19.0)
                         ======      =========      ========     ==========    ========        ==========
Net loss per common
 share..................                                                                       $    (1.74)
                                                                                               ==========
Weighted average common
 shares outstanding.....                                                                       10,893,709 (/9/)
                                                                                               ==========
OTHER DATA:
  Adjusted EBITDA
   (/1//0/)............. $(27.3)     $   --         $  --        $    (27.3)   $  --           $    (27.3)

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                FOR THE TWENTY-SEVEN WEEKS ENDED AUGUST 3, 1996

                 (IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)

                                                                        PRO FORMA
                                                                         FOR THE
                                                           PRO FORMA  RESTRUCTURING,
                                         PRO FORMA          INITIAL    ACQUISITION
                                     RESTRUCTURING AND      PUBLIC     AND INITIAL    PRO FORMA
                         PREDECESSOR    ACQUISITION        OFFERING       PUBLIC      OFFERING
                          COMPANIES  ADJUSTMENTS (/2/)    ADJUSTMENTS    OFFERING    ADJUSTMENTS      PRO FORMA
                         ----------- -----------------    ----------- -------------- -----------      ----------
Net sales...............  $  108.2      $     (2.2)        $  --        $    106.0    $  --           $    106.0
Costs and expenses:
  Cost of goods sold,
   buying and occupancy
   costs................      90.9            (1.7)           --              89.2       --                 89.2
  Selling, general and
   administrative
   expenses.............      41.3            (0.8)           --              40.5       --                 40.5
  Depreciation and
   amortization.........       3.8            (3.4)(/3/)      --               0.4       --                  0.4
  Restricted stock
   compensation
   expense..............     --             --                --            --            10.0 (/7/)        10.0
                          --------      ----------         --------     ----------    --------        ----------
    Income (loss) from
     operations.........     (27.8)            3.7            --             (24.1)      (10.0)            (34.1)
Interest expense, net...       2.4             1.0(/4/)       --               3.4         1.5 (/8/)         4.9
                          --------      ----------         --------     ----------    --------        ----------
    Income (loss) before
     income taxes.......     (30.2)            2.7            --             (27.5)      (11.5)            (39.0)
Income tax provision
 (benefit)..............     (11.1)            0.8(/5/)       --             (10.3)       (1.3)(/5/)       (11.6)
                          --------      ----------         --------     ----------    --------        ----------
    Net income (loss)...  $  (19.1)     $      1.9         $  --        $    (17.2)   $  (10.2)       $    (27.4)
                          ========      ==========         ========     ==========    ========        ==========
Net loss per common
 share..................                                                                              $    (2.52)
                                                                                                      ==========
Weighted average common
 shares outstanding.....                                                                              10,893,709(/9/)
                                                                                                      ==========
OTHER DATA:
  Adjusted
   EBITDA(/1//0/).......  $  (24.0)     $      0.3         $  --        $    (23.7)   $  --           $    (23.7)

 NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS YEAR ENDED FEBRUARY 1, 1997 AND THE TWENTY-SIX WEEKS ENDED AUGUST 2, 1997 AND TWENTY-SEVEN WEEKS
                             ENDED AUGUST 3, 1996

 (1) Reflects the combination of results of operations of the Predecessor Companies for the period from January 28, 1996 to May 25, 1996 and the results of operations of the Company for the period from inception (May 26, 1996) to February 1, 1997.

 (2) Reflects the elimination of the results of operations for the portion of the 156 stores not closed until 1996 including all direct costs associated with the stores. No corporate overhead or allocated selling expenses were eliminated.

 (3) Reflects the reduction of depreciation expense due to the write-down of depreciable property to $12.1 million through the application of purchase accounting.

 (4) Reflects the reduction in interest expense attributable to the elimination of all prior indebtedness owed by the Predecessor Companies to CVS and certain capital contributions by CVS which resulted in Wilsons having $85.0 million in working capital upon the closing of the Acquisition (less Acquisition-related expenses). Also reflects an increase in interest expense arising from the $55.8 million CVS Note from the Acquisition financing, the interest rate on the Senior Credit Facility, and the associated amortization for the related deferred financing costs.

                                                  YEAR ENDED  TWENTY-SEVEN WEEKS
                                                  FEBRUARY 1,  ENDED AUGUST 3,
                                                     1997            1996
                                                  ----------- ------------------
                                                          (IN MILLIONS)
      Elimination of interest expense related to
       the repayment of intercompany
       indebtedness and additional capital
       contribution, net of the higher interest
       rate on the Senior Credit Facility at an
       average rate of 9.5%.....................   $   (4.9)     $      (2.1)
      Additional interest expense related to the
       CVS Note.................................        5.5              2.8
      Amortization of deferred financing costs..         .7              0.3
                                                   --------      ----------
                                                   $    1.3      $       1.0
                                                   ========      ==========

 (5) Represents adjustments to reconcile income taxes to an effective income tax rate of 40% after the effect of the nondeductible restricted stock compensation expense, where applicable.

 (6) Reflects the elimination of the interest expense on the portion of the Senior Credit Facility which would have been paid off with the net proceeds of the initial public offering.

 (7) Reflects the compensation expense relating to the remaining shares of the Restricted Stock vesting upon consummation of the Senior Notes Offering. The compensation charge is computed based on the fair market value of the Company's common stock (the fair market value as of August 18, 1997 at $10.25) and the original purchase price of $0.60 per share. The total compensation charge for the vesting of all shares of Restricted Stock is approximately $10.0 million. Also reflects the elimination of the Restricted Stock compensation expense in the twenty-six weeks ended August 2, 1997 as such vesting is assumed to have occurred on January 28, 1996.

 (8) Reflects the change in interest expense related to the Offering (in millions):

                                                                  TWENTY-SIX    TWENTY-SEVEN
                              PRINCIPAL AMOUNT    YEAR ENDED     WEEKS ENDED    WEEKS ENDED
                                  OF DEBT      FEBRUARY 1, 1997 AUGUST 2, 1997 AUGUST 3, 1996
                              ---------------- ---------------- -------------- --------------
    Pro forma interest ex-
     pense:
      Senior Notes at an
       assumed
       rate of 11 1/4%......   $        75.0     $       8.4      $     4.2      $     4.2
      Senior Credit
       Facility.............                             0.5         --              --
      Letters of credit.....                             0.5            0.2            0.2
      Other.................                             0.5            0.3            0.3
                                                 -----------      --------       ---------
      Cash interest
       expense..............                             9.9            4.7            4.7
      Amortization of
       deferred financing
       costs................                             1.1            0.5            0.5
                                                 -----------      --------       ---------
    Total pro forma interest
     expense................                            11.0            5.2            5.2
    Less: historical
     interest...............                             8.2            3.7            3.7
                                                 -----------      --------       ---------
    Total pro forma interest
     adjustment.............                     $       2.8      $     1.5      $     1.5
                                                 ===========      ========       =========

 (9) Includes the 1,265,000 shares of common stock sold in the initial public offering and 617,083 shares of common stock issued upon the Series A Preferred exchange.

(10) EBITDA represents income (loss) from operations, plus depreciation and amortization. Adjusted EBITDA represents EBITDA plus Restricted Stock compensation expense and Restructuring and asset impairment charges. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow or as a measure of liquidity or as an alternative to net earnings as indicative of operating performance. Adjusted EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTA-TIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              -------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary.......................................................    5
Risk Factors.............................................................   19
The Exchange Offer.......................................................   26
The Acquisition..........................................................   34
Use of Proceeds..........................................................   34
Capitalization...........................................................   35
Selected Historical and Pro Forma Consolidated Financial and Other Data..   36
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   39
Business.................................................................   51
Management...............................................................   63
Security Ownership of Certain Beneficial Owners and Management...........   68
Certain Transactions.....................................................   69
Description of Senior Credit Facility....................................   74
Certain Federal Income Tax Considerations................................   75
Description of Senior Notes..............................................   76
Plan of Distribution.....................................................  101
Legal Matters............................................................  102
Experts..................................................................  102
Available Information....................................................  102
Index to Consolidated Financial Statements...............................  F-1
Index to Pro Forma Unaudited Consolidated Financial Statements...........  P-1

  UNTIL , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECU-RITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     LOGO

                                  $75,000,000

                             OFFER TO EXCHANGE ITS
                     11 1/4% SERIES B SENIOR NOTESDUE 2004
 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR
     ANY AND ALL OF ITS OUTSTANDING 11 1/4% SERIES A SENIOR NOTES DUE 2004

                              -------------------

                                  PROSPECTUS
                              -------------------

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Article V of the Company's By-laws, the Company indemnifies its directors and officers to the extent permitted by Minnesota Statutes Section 302A.521. Section 302A.521 requires the Company to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlement, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

  The Company also maintains a director and officer insurance policy to cover the Company, its directors and certain of its officers against certain liabilities.

  The directors and officers of the Guarantors are provided broad indemnification by the laws of their respective states of incorporation, their corporate charters or their By-laws. Such directors and officers are also covered by the director and officer insurance policy referred to above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
      2.1      Sale Agreement dated as of May 24, 1996 by and among CVS
                New York, Inc., Wilsons Center, Inc., and Wilsons The
                Leather Experts Inc. (1)
      3.1      Amended Articles of Incorporation of the Registrant dated
                May 24, 1996. (1)
      3.2      Restated By-laws of the Registrant. (2)
      3.3      Articles of Amendment of Amended Articles of Incorporation
                of the Registrant dated October 11, 1997. (3)
      3.4      Articles of Incorporation of Wilsons Leather Holdings Inc.
      3.5      By-laws of Wilsons Leather Holdings Inc.
      3.6      Articles of Incorporation, and all amendments thereto, of
                Wilsons Center, Inc.
      3.7      By-laws of Wilsons Center, Inc.
      3.8      Articles of Incorporation, and all amendments thereto, of
                Rosedale Wilsons, Inc.
      3.9      Amended and Restated By-laws of Rosedale Wilsons, Inc.
      3.10     Articles of Incorporation, and all amendments thereto, of
                River Hills Wilsons, Inc.
      3.11     Amended and Restated By-laws of River Hills Wilsons, Inc.
      3.12     Certificate of Incorporation, and all amendments thereto,
                of Bermans The Leather Experts Inc.
      3.13     Amended and Restated By-laws of Bermans The Leather Ex-
                perts Inc.
      3.14     Articles of Incorporation, and all amendments thereto, of
                Wilsons House of Suede, Inc.
      3.15     Amended and Restated Bylaws of Wilsons House of Suede,
                Inc.
      3.16     Articles of Incorporation of Wilsons Tannery West, Inc.
      3.17     Amended and Restated Bylaws of Wilsons Tannery West, Inc.
      3.18     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Alabama Inc.
      3.19     Amended and Restated Bylaws of Wilsons Leather of Alabama
                Inc.
      3.20     Certificate of Incorporation, and all amendments thereto,
                of Wilsons Leather of Connecticut Inc.
      3.21     Amended and Restated Bylaws of Wilsons Leather of Connect-
                icut Inc.
      3.22     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Florida Inc.
      3.23     Amended and Restated Bylaws of Wilsons Leather of Florida
                Inc.
      3.24     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Georgia Inc.
      3.25     Amended and Restated Bylaws of Wilsons Leather of Georgia
                Inc.
      3.26     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Indiana Inc.
      3.27     Amended and Restated Bylaws of Wilsons Leather of Indiana
                Inc.
      3.28     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Iowa Inc.

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
      3.29     Amended and Restated Bylaws of Wilsons Leather of Iowa
                Inc.
      3.30     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Louisiana Inc.
      3.31     Amended and Restated Bylaws of Wilsons Leather of Louisi-
                ana Inc.
      3.32     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Maryland Inc.
      3.33     Amended and Restated Bylaws of Wilsons Leather of Maryland
                Inc.
      3.34     Articles of Organization, and all amendments thereto, of
                Wilsons Leather of Massachusetts Inc.
      3.35     Amended and Restated Bylaws of Wilsons Leather of Massa-
                chusetts Inc.
      3.36     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Michigan Inc.
      3.37     Amended and Restated Bylaws of Wilsons Leather of Michigan
                Inc.
      3.38     Certificate of Incorporation, and all amendments thereto,
                of Wilsons Leather of New Jersey Inc.
      3.39     Amended and Restated Bylaws of Wilsons Leather of New Jer-
                sey Inc.
      3.40     Certificate of Incorporation, and all amendments thereto,
                of Wilsons Leather of New York Inc.
      3.41     Amended and Restated Bylaws of Wilsons Leather of New York
                Inc.
      3.42     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of North Carolina Inc.
      3.43     Amended and Restated Bylaws of Wilsons Leather of North
                Carolina Inc.
      3.44     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Ohio Inc.
      3.45     Amended and Restated Regulations of Wilsons Leather of
                Ohio Inc.
      3.46     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Pennsylvania Inc.
      3.47     Amended and Restated Bylaws of Wilsons Leather of Pennsyl-
                vania Inc.
      3.48     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Rhode Island Inc.
      3.49     Amended and Restated Bylaws of Wilsons Leather of Rhode
                Island Inc.
      3.50     Charter, and all amendments thereto, of Wilsons Leather of
                Tennessee Inc.
      3.51     Amended and Restated Bylaws of Wilsons Leather of Tennes-
                see Inc.
      3.52     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Texas Inc.
      3.53     Amended and Restated Bylaws of Wilsons Leather of Texas
                Inc.
      3.54     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Virginia Inc.
      3.55     Amended and Restated Bylaws of Wilsons Leather of Virginia
                Inc.
      3.56     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of West Virginia Inc.
      3.57     Amended and Restated Bylaws of Wilsons Leather of West
                Virginia Inc.
      3.58     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Wisconsin Inc.

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
      3.59     Amended and Restated Bylaws of Wilsons Leather of Wiscon-
                sin Inc.
      3.60     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Arkansas Inc.
      3.61     Amended and Restated Bylaws of Wilsons Leather of Arkansas
                Inc.
      3.62     Certificate of Incorporation, and all amendments thereto,
                of Wilsons Leather of Delaware Inc.
      3.63     Amended and Restated By-laws of Wilsons Leather of Dela-
                ware Inc.
      3.64     Articles of Incorporation of Wilsons Leather of Missis-
                sippi Inc.
      3.65     By-laws of Wilsons Leather of Mississippi Inc.
      3.66     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of Missouri Inc.
      3.67     Amended and Restated Bylaws of Wilsons Leather of Missouri
                Inc.
      3.68     Articles of Incorporation, and all amendments thereto, of
                Wilsons Leather of South Carolina Inc.
      3.69     Amended and Restated Bylaws of Wilsons Leather of South
                Carolina Inc.
      3.70     Articles of Association, and all amendments thereto, of
                Wilsons Leather of Vermont Inc.
      3.71     Amended and Restated Bylaws of Wilsons Leather of Vermont
                Inc.
      3.72     Articles of Incorporation of Wilsons International Inc.
      3.73     By-laws of Wilsons International Inc.
      4.1      Specimen of Common Stock certificate. (4)
      4.2      Warrant No. 1 issued to CVS New York, Inc. for the Pur-
                chase of 1,350,000 shares of Common Stock of Wilsons The
                Leather Experts Inc., dated May 25, 1996. (1)
      4.3      Indenture dated as of August 18, 1997, by and among
                Wilsons The Leather Experts Inc., the other corporations
                listed on the signature pages thereof, and Norwest Bank
                Minnesota, National Association, including Specimen Cer-
                tificate of 11% Series A Senior Notes due 2004 (the "Pri-
                vate Notes") and Specimen Certificate of 11% Series B Se-
                nior Notes due 2004 (the "Exchange Notes"). (5)
      4.4      Underwriter Warrants.
      4.5      Shareholder Agreement dated as of May 25, 1996 among
                Leather Investors Limited Partnership I, Leather Invest-
                ors Limited Partnership II, the Other Investors Named on
                the Signature Pages thereto and Wilsons The Leather Ex-
                perts Inc. (1)
      4.6      Amendment to the Shareholder Agreement among Leather In-
                vestors Limited Partnership I, Leather Investors Limited
                Partnership II, the Other Investors Named on the Signa-
                ture Pages thereto and Wilsons The Leather Experts Inc.
                (1)
      4.7      Amendment to the Shareholder Agreement among Leather In-
                vestors Limited Partnership I, Leather Investors Limited
                Partnership II, the Other Investors Named on the Signa-
                ture Pages thereto and Wilsons The Leather Experts Inc.
                (6)
      4.8      Registration Rights Agreement dated as of May 25, 1996, by and among CVS New York, Inc., Wilsons The Leather Experts
                Inc., the Managers Listed on the Signature Pages thereto,
                Leather Investors Limited Partnership I and the Partners
                Listed on the Signature Pages thereto. (1)

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
      4.10     Redeemable Warrant Agreement, including form of Redeemable
                Warrant Certificate.
      4.11     Amendment to the Shareholder Agreement among Leather In-
                vestors Limited Partnership I, Leather Investors Limited
                Partnership II, the Other Investors Named on the Signa-
                ture Pages thereto and Wilsons The Leather Experts Inc.
      4.12     Purchase Agreement dated as of August 14, 1997, by and
                among Wilsons The Leather Experts Inc., the Subsidiary
                Guarantors party thereto, and BancAmerica Securities,
                Inc. (7)
      4.13     Registration Rights Agreement dated as of August 18, 1997
                by and among Wilsons The Leather Experts Inc., the Sub-
                sidiary Guarantors party thereto, and BancAmerica Securi-
                ties, Inc. (8)
      5.1      Opinion of Faegre & Benson LLP.
      8.1      Opinion of Faegre & Benson LLP regarding Federal Income
                Tax Consequences.
     10.1      Parent Guaranty dated as of May 25, 1996, by Wilsons The
                Leather Experts Inc., Wilsons Center, Inc., Rosedale
                Wilsons, Inc. and River Hills Wilsons, Inc. in favor of
                General Electric Capital Corporation. (9)
     10.2      Wilsons The Leather Experts Inc. Executive and Key Manage-
                ment Incentive Plan. (1)
     10.3      Wilsons The Leather Experts Inc. 401(k) Plan. (1)
     10.4      Employment Agreement dated as of May 25, 1996 between
                Wilsons The Leather Experts Inc. and Joel N. Waller. (1)
     10.5      Employment Agreement dated as of May 25, 1996 between
                Wilsons The Leather Experts Inc. and David L. Rogers. (1)
     10.6      Credit Agreement dated as of May 25, 1996 among Wilsons
                Leather Holdings Inc., as Borrower, the Lenders signatory
                thereto from time to time, as Lenders, and General Elec-
                tric Capital Corporation, as Agent, Lender and Swing Line
                Lender. (1)
     10.7      Security Agreement dated as of May 25, 1996 by Wilsons
                Leather Holdings Inc. and the other grantors listed on
                the signature pages thereto, in favor of General Electric
                Capital Corporation, in its capacity as Agent for Lend-
                ers. (1)
     10.8      Security Agreement dated as of May 25, 1996 by Wilsons
                Leather Holdings Inc. and the other grantors listed on
                the signature pages thereto, in favor of CVS New York,
                Inc. (1)
     10.9      Store Guarantors' Guaranty dated as of May 25, 1996, by
                Bermans The Leather Experts, Inc., Wilsons House of
                Suede, Inc., Wilsons Tannery West, Inc., the Georgetown
                Subsidiaries that are signatories thereto and the Indi-
                vidual Store Subsidiaries that are signatories thereto,
                in favor of General Electric Capital Corporation. (10)
     10.10     Wilsons The Leather Experts Inc. Amended 1996 Stock Option
                Plan. (4)
     10.11     Amendment No. 1 to Credit Agreement. (4)
     10.12     Amendment No. 2 to Credit Agreement. (4)
     10.13     Amendment No. 3 to Credit Agreement. (11)
     10.14     Amendment No. 1 to Security Agreement. (12)
     10.15     Stock Exchange Agreement. (13)
     10.16     Pledge Agreement, dated as of May 25, 1996, between
                Wilsons The Leather Experts Inc. and CVS New York, Inc.
                (14)

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
     10.17     Pledge Agreement, dated as of May 25, 1996, between
                Wilsons Center, Inc. and CVS New York, Inc. (14)
     10.18     Pledge Agreement, dated as of May 25, 1996, between
                Rosedale Wilsons, Inc. and CVS New York, Inc. (14)
     10.19     Pledge Agreement, dated as of May 25, 1996, between River
                Hills Wilsons, Inc. and CVS New York, Inc. (14)
     10.20     Amendment No. 1 to Pledge Agreement dated as of December
                19, 1996, between River Hills Wilsons, Inc. and CVS New
                York, Inc. (14)
     10.21     Pledge Agreement, dated as of May 25, 1996, between
                Wilsons The Leather Experts Inc. and General Electric
                Capital Corporation, individually and as agent for the
                lenders signatory to the Credit Agreement. (14)
     10.22     Pledge Agreement, dated as of May 25, 1996, between
                Wilsons Center, Inc. and General Electric Capital Corpo-
                ration, individually and as agent for the lenders signa-
                tory to the Credit Agreement. (14)
     10.23     Pledge Agreement, dated as of May 25, 1996, between
                Rosedale Wilsons, Inc. and General Electric Capital Cor-
                poration, individually and as agent for the lenders sig-
                natory to the Credit Agreement. (14)
     10.24     Pledge Agreement, dated as of May 25, 1996, between River
                Hills Wilsons, Inc. and General Electric Capital Corpora-
                tion, individually and as agent for the lenders signatory
                to the Credit Agreement. (14)
     10.25     Amendment No. 4 to Credit Agreement. (15)
     10.26     Repurchase Agreement dated as of August 13, 1997, by and
                between Wilsons The Leather Experts Inc. and CVS New
                York, Inc. (16)
     10.27     Amendment No. 2 to Pledge Agreement dated as of July 31,
                1997, between River Hills Wilsons, Inc. and General Elec-
                tric Capital Corporation. (17)
     10.28     Joinder Agreement dated as of July 31, 1997, by and be-
                tween Wilsons International Inc. and General Electric
                Capital Corporation. (18)
     10.29     Reaffirmation of Guaranty dated as of July 31, 1997, by
                Wilsons The Leather Experts Inc., Wilsons Center, Inc.,
                Rosedale Wilsons, Inc. and River Hills Wilsons, Inc., in
                favor of General Electric Capital Corporation. (19)
     11.1      Computation of per share income. (20)
     12.1      Computation of ratios.
     21.1      Subsidiaries of the Company.
     23.1      Consent of Arthur Andersen LLP.
     23.2      Consent of KPMG Peat Marwick LLP.
     23.3      Consent of Faegre & Benson LLP (included in Exhibits No.
                5.1 and 8.1 to the Registration Statement).
     24.1      Powers of Attorney of officers and directors of the Compa-
                ny.
     24.2      Powers of Attorney of officers and directors of the Guar-
                antors.
     25.1      Statement of Eligibility of Trustee.

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
     27.1      Financial Data Schedule. (20)
     99.1      Letter of Transmittal and related documents to be used in
               conjunction with the Exchange Offer.
     99.2      Notice of Guaranteed Delivery.
     99.3      Guidelines For Certification of Taxpayer Identification
               Number on Substitute Form W-9.
     99.4      Letter to Brokers, Dealers, Commercial Banks, Trust Compa-
               nies and other Nominees.
     99.5      Letter to Clients.

--------
   Share figures above have been adjusted for the 0.9-for-1 reverse stock split that was effected on October 11, 1996.

 (1) Incorporated by reference to the same numbered exhibit to the Company's Registration Statement on Form S-1 (333-13967) filed with the Securities and Exchange Commission (the "Commission") on October 11, 1996.

 (2) Incorporated by reference to Exhibit No. 3.4 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on December 24, 1996.

 (3) Incorporated by reference to Exhibit No. 3.5 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on April 18, 1997.

 (4) Incorporated by reference to the same numbered exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

 (5) Incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

 (6) Incorporated by reference to Exhibit 4.9 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on April 18, 1997.

 (7) Incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

 (8) Incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

 (9) Incorporated by reference to Exhibit 10.8 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(10) Incorporated by reference to Exhibit 10.10 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(11) Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended May 3, 1997 filed with the Commission.

(12) Incorporated by reference to the same numbered exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on April 18, 1997.

(13) Incorporated by reference to Exhibit 10.2 to the Company's Report on Form 10-Q for the quarter ended May 3, 1997 filed with the Commission.

(14) Incorporated by reference to the same numbered exhibit to Amendment No. 4 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on May 27, 1997.

(15) Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(16) Incorporated by reference to Exhibit 10.2 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(17) Incorporated by reference to Exhibit 10.6 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(18) Incorporated by reference to Exhibit 10.7 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(19) Incorporated by reference to Exhibit 10.9 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(20) Incorporated by reference to the same numbered exhibit to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

  (B) FINANCIAL STATEMENT SCHEDULES

  None required.

  (C) REPORTS, OPINIONS OR APPRAISALS

  None required.

ITEM 22. UNDERTAKINGS

  The undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of any of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON OCTOBER 2, 1997.

                                          WILSONS THE LEATHER EXPERTS INC.

                                                             *
                                          By: _________________________________
                                            Joel N. Waller
                                            Chairman and Chief Executive
                                            Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 2, 1997.


              SIGNATURE                        TITLE

                  *                    Chairman of the Board of
-------------------------------------   Directors and Chief Executive
           JOEL N. WALLER               Officer (Principal Executive
                                        Officer)

       /s/ Douglas J. Treff            Vice President, Finance and
-------------------------------------   Chief Financial Officer
          DOUGLAS J. TREFF              (Principal Financial and
                                        Accounting Officer)
             LYLE BERMAN
          THOMAS J. BROSIG
           MORRIS GOLDFARB             BOARD OF DIRECTORS*
           DAVID L. ROGERS
           JOEL N. WALLER

--------
* Douglas J. Treff, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

                                                  /s/ Douglas J. Treff
                                          By: _________________________________
                                            Douglas J. Treff, Attorney-in-fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE UNDERSIGNED REGISTRANTS HAVE DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON OCTOBER 2, 1997.

WILSONS LEATHER HOLDINGS INC.           WILSONS LEATHER OF NEW YORK, INC.
WILSONS CENTER, INC.                    WILSONS LEATHER OF NORTH CAROLINA INC.
ROSEDALE WILSONS, INC.                  WILSONS LEATHER OF OHIO INC.
RIVER HILLS WILSONS, INC.               WILSONS LEATHER OF PENNSYLVANIA INC.
BERMANS THE LEATHER EXPERTS INC.        WILSONS LEATHER OR RHODE ISLAND INC.
WILSONS TANNERY WEST, INC.              WILSONS LEATHER OF TENNESSEE INC.
WILSONS LEATHER OF ALABAMA INC.         WILSONS LEATHER OF TEXAS INC.
WILSONS LEATHER OF CONNECTICUT INC.     WILSONS LEATHER OF VIRGINIA INC.
WILSONS LEATHER OF FLORIDA INC.         WILSONS LEATHER OF WEST VIRGINIA INC.
WILSONS LEATHER OF GEORGIA INC.         WILSONS LEATHER OF WISCONSIN INC.
WILSONS LEATHER OF INDIANA INC.         WILSONS LEATHER OF ARKANSAS INC.
WILSONS LEATHER OF IOWA INC.            WILSONS LEATHER OF DELAWARE INC.
WILSONS LEATHER OF LOUISIANA INC.       WILSONS LEATHER OF MISSISSIPPI INC.
WILSONS LEATHER OF MARYLAND INC.        WILSONS LEATHER OF SOUTH CAROLINA INC.
WILSONS LEATHER OF MASSACHUSETTS INC.   WILSONS LEATHER OF VERMONT INC.
WILSONS LEATHER OF MICHIGAN INC.        WILSONS INTERNATIONAL INC.
WILSONS LEATHER OF NEW JERSEY INC.

                                                             *
                                          By: _________________________________
                                            Joel N. Waller
                                            Chairman and Chief Executive
                                            Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 2, 1997.


              SIGNATURE                        TITLE

                  *                    Chairman of the Board of
-------------------------------------   Directors and Chief Executive
           JOEL N. WALLER               Officer (Principal Executive
                                        Officer)

       /s/ Douglas J. Treff            Vice President, Finance and
-------------------------------------   Chief Financial Officer
          DOUGLAS J. TREFF              (Principal Financial and
                                        Accounting Officer)
           DAVID L. ROGERS             BOARD OF DIRECTORS*
           JOEL N. WALLER

--------
* Douglas J. Treff, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

                                                  /s/ Douglas J. Treff
                                          By: _________________________________
                                            Douglas J. Treff, Attorney-in-fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE UNDERSIGNED REGISTRANTS HAVE DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON OCTOBER 2, 1997.

                                          WILSONS HOUSE OF SUEDE, INC.
                                          WILSONS LEATHER OF MISSOURI INC.

                                                             *
                                          By: _________________________________
                                            Joel N. Waller
                                            Chairman and Chief Executive
                                            Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 2, 1997.


              SIGNATURE                        TITLE

                  *                    Chairman of the Board of
-------------------------------------   Directors and Chief Executive
           JOEL N. WALLER               Officer (Principal Executive
                                        Officer)

       /s/ Douglas J. Treff            Vice President, Finance, Chief
-------------------------------------   Financial Officer (Principal
          DOUGLAS J. TREFF              Financial and Accounting
                                        Officer) and member of the
                                        Board of Directors
           DAVID L. ROGERS             BOARD OF DIRECTORS*
           JOEL N. WALLER

--------
* Douglas J. Treff, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

                                                  /s/ Douglas J. Treff
                                          By: _________________________________
                                            Douglas J. Treff, Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                           DESCRIPTION                              METHOD OF FILING
 -------                         -----------                              ----------------
   2.1   Sale Agreement dated as of May 24, 1996 by and among CVS
          New York, Inc., Wilsons Center, Inc., and Wilsons The
          Leather Experts Inc. (1)..................................   Incorporated by Reference
   3.1   Amended Articles of Incorporation of the Registrant dated
          May 24, 1996. (1).........................................   Incorporated by Reference
   3.2   Restated Bylaws of the Registrant. (2).....................   Incorporated by Reference
   3.3   Articles of Amendment of Amended Articles of Incorporation
          of the Registrant dated October 11, 1997. (3).............   Incorporated by Reference
   3.4   Articles of Incorporation of Wilsons Leather Holdings
          Inc.......................................................   Filed Electronically
   3.5   Bylaws of Wilsons Leather Holdings Inc.....................   Filed Electronically
   3.6   Articles of Incorporation, and all amendments thereto, of
          Wilsons Center, Inc.......................................   Filed Electronically
   3.7   Bylaws of Wilsons Center, Inc..............................   Filed Electronically
   3.8   Articles of Incorporation, and all amendments thereto, of
          Rosedale Wilsons, Inc.....................................   Filed Electronically
   3.9   Amended and Restated Bylaws of Rosedale Wilsons, Inc.......   Filed Electronically
   3.10  Articles of Incorporation, and all amendments thereto, of
          River Hills Wilsons, Inc..................................   Filed Electronically
   3.11  Amended and Restated Bylaws of River Hills Wilsons, Inc....   Filed Electronically
   3.12  Certificate of Incorporation, and all amendments thereto,
          of Bermans The Leather Experts Inc........................   Filed Electronically
   3.13  Amended and Restated Bylaws of Bermans The Leather Experts
          Inc.......................................................   Filed Electronically
   3.14  Articles of Incorporation, and all amendments thereto, of
          Wilsons House of Suede, Inc...............................   Filed Electronically
   3.15  Amended and Restated Bylaws of Wilsons House of Suede,
          Inc.......................................................   Filed Electronically
   3.16  Articles of Incorporation of Wilsons Tannery West, Inc.....   Filed Electronically
   3.17  Amended and Restated Bylaws of Wilsons Tannery West,
          Inc.......................................................   Filed Electronically
   3.18  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Alabama Inc............................   Filed Electronically
   3.19  Amended and Restated Bylaws of Wilsons Leather of Alabama
          Inc.......................................................   Filed Electronically
   3.20  Certificate of Incorporation, and all amendments thereto,
          of Wilsons Leather of Connecticut Inc.....................   Filed Electronically
   3.21  Amended and Restated Bylaws of Wilsons Leather of
          Connecticut Inc...........................................   Filed Electronically
   3.22  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Florida Inc............................   Filed Electronically
   3.23  Amended and Restated Bylaws of Wilsons Leather of Florida
          Inc.......................................................   Filed Electronically
   3.24  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Georgia Inc............................   Filed Electronically
   3.25  Amended and Restated Bylaws of Wilsons Leather of Georgia
          Inc.......................................................   Filed Electronically

 EXHIBIT
   NO.                           DESCRIPTION                             METHOD OF FILING
 -------                         -----------                             ----------------
   3.26  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Indiana Inc............................  Filed Electronically
   3.27  Amended and Restated Bylaws of Wilsons Leather of Indiana
          Inc.......................................................  Filed Electronically
   3.28  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Iowa Inc...............................  Filed Electronically
   3.29  Amended and Restated Bylaws of Wilsons Leather of Iowa
          Inc.......................................................  Filed Electronically
   3.30  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Louisiana Inc..........................  Filed Electronically
   3.31  Amended and Restated Bylaws of Wilsons Leather of Louisiana
          Inc.............................................            Filed Electronically
   3.32  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Maryland Inc...........................  Filed Electronically
   3.33  Amended and Restated Bylaws of Wilsons Leather of Maryland
          Inc.......................................................  Filed Electronically
   3.34  Articles of Organization, and all amendments thereto, of
          Wilsons Leather of Massachusetts Inc......................  Filed Electronically
   3.35  Amended and Restated Bylaws of Wilsons Leather of
          Massachusetts Inc.........................................  Filed Electronically
   3.36  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Michigan Inc...........................  Filed Electronically
   3.37  Amended and Restated Bylaws of Wilsons Leather of Michigan
          Inc.......................................................  Filed Electronically
   3.38  Certificate of Incorporation, and all amendments thereto, of Wilsons Leather of New Jersey Inc......................  Filed Electronically
   3.39  Amended and Restated Bylaws of Wilsons Leather of New
          Jersey Inc................................................  Filed Electronically
   3.40  Certificate of Incorporation, and all amendments thereto, of Wilsons Leather of New York Inc........................  Filed Electronically
   3.41  Amended and Restated Bylaws of Wilsons Leather of New
          York Inc..................................................  Filed Electronically
   3.42  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of North Carolina Inc.....................  Filed Electronically
   3.43  Amended and Restated Bylaws of Wilsons Leather of North
          Carolina Inc..............................................  Filed Electronically
   3.44  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Ohio Inc...............................  Filed Electronically
   3.45  Amended and Restated Regulations of Wilsons Leather of Ohio
          Inc..................................................       Filed Electronically
   3.46  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Pennsylvania Inc.......................  Filed Electronically
   3.47  Amended and Restated Bylaws of Wilsons Leather of
          Pennsylvania Inc..........................................  Filed Electronically
   3.48  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Rhode Island Inc.......................  Filed Electronically
   3.49  Amended and Restated Bylaws of Wilsons Leather of Rhode
          Island Inc................................................  Filed Electronically
   3.50  Charter, and all amendments thereto, of Wilsons Leather of
          Tennessee Inc.............................................  Filed Electronically

 EXHIBIT
   NO.                           DESCRIPTION                             METHOD OF FILING
 -------                         -----------                             ----------------
   3.51  Amended and Restated Bylaws of Wilsons Leather of
          Tennessee Inc.............................................  Filed Electronically
   3.52  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Texas Inc..............................  Filed Electronically
   3.53  Amended and Restated Bylaws of Wilsons Leather of Texas
          Inc.......................................................  Filed Electronically
   3.54  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Virginia Inc...........................  Filed Electronically
   3.55  Amended and Restated Bylaws of Wilsons Leather of Virginia
          Inc.......................................................  Filed Electronically
   3.56  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of West Virginia Inc......................  Filed Electronically
   3.57  Amended and Restated Bylaws of Wilsons Leather of West
          Virginia Inc..............................................  Filed Electronically
   3.58  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Wisconsin Inc..........................  Filed Electronically
   3.59  Amended and Restated Bylaws of Wilsons Leather of
          Wisconsin Inc.............................................  Filed Electronically
   3.60  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Arkansas Inc...........................  Filed Electronically
   3.61  Amended and Restated Bylaws of Wilsons Leather of Arkansas
          Inc.......................................................  Filed Electronically
   3.62  Certificate of Incorporation, and all amendments thereto, of Wilsons Leather of Delaware Inc........................  Filed Electronically
   3.63  Amended and Restated Bylaws of Wilsons Leather of Delaware
          Inc.......................................................  Filed Electronically
   3.64  Articles of Incorporation of Wilsons Leather of Mississippi
          Inc...........................................              Filed Electronically
   3.65  Bylaws of Wilsons Leather of Mississippi Inc...............  Filed Electronically
   3.66  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of Missouri Inc...........................  Filed Electronically
   3.67  Amended and Restated Bylaws of Wilsons Leather of Missouri
          Inc.......................................................  Filed Electronically
   3.68  Articles of Incorporation, and all amendments thereto, of
          Wilsons Leather of South Carolina Inc.....................  Filed Electronically
   3.69  Amended and Restated Bylaws of Wilsons Leather of South
          Carolina Inc..............................................  Filed Electronically
   3.70  Articles of Association, and all amendments thereto, of
          Wilsons Leather of Vermont Inc............................  Filed Electronically
   3.71  Amended and Restated Bylaws of Wilsons Leather of Vermont
          Inc.......................................................  Filed Electronically
   3.72  Articles of Incorporation of Wilsons International Inc.....  Filed Electronically
   3.73  Bylaws of Wilsons International Inc........................  Filed Electronically
   4.1   Specimen of Common Stock certificate. (4)..................  Incorporated by
                                                                      Reference
   4.2   Warrant No. 1 issued to CVS New York, Inc. for the Purchase of 1,350,000 shares of Common Stock of Wilsons The Leather  Incorporated by
          Experts Inc., dated May 25, 1996. (1).........              Reference
   4.3   Indenture dated as of August 18, 1997, by and among Wilsons
          The Leather Experts Inc., the other corporations listed on the signature pages thereof, and Norwest Bank Minnesota,
          National Association, including Specimen Certificate of 11
          1/4% Series A Senior Notes due 2004 (the "Private Notes")
          and Specimen Certificate of 11 1/4% Series B Senior Notes
          due 2004 (the "Exchange Notes").                            Incorporated by
          (5).......................................................  Reference

 EXHIBIT
   NO.                           DESCRIPTION                             METHOD OF FILING
 -------                         -----------                             ----------------
   4.4   Underwriter Warrants.......................................  Filed Electronically
   4.5   Shareholder Agreement dated as of May 25, 1996 among
          Leather Investors Limited Partnership I, Leather Investors
          Limited Partnership II, the Other Investors Named on the
          Signature Pages thereto and Wilsons The Leather Experts     Incorporated by
          Inc. (1)..................................                  Reference
   4.6   Amendment to the Shareholder Agreement among Leather
          Investors Limited Partnership I, Leather Investors Limited
          Partnership II, the Other Investors Named on the Signature
          Pages thereto and Wilsons The Leather Experts Inc.          Incorporated by
          (1)..................................................       Reference
   4.7   Amendment to the Shareholder Agreement among Leather
          Investors Limited Partnership I, Leather Investors Limited
          Partnership II, the Other Investors Named on the Signature
          Pages thereto and Wilsons The Leather Experts Inc.          Incorporated by
          (6)..................................................       Reference
   4.8   Registration Rights Agreement dated as of May 25, 1996, by and among CVS New York, Inc., Wilsons The Leather Experts
          Inc., the Managers Listed on the Signature Pages thereto,
          Leather Investors Limited Partnership I and the Partners    Incorporated by
          Listed on the Signature Pages thereto. (1)................  Reference
   4.10  Redeemable Warrant Agreement, including form of Redeemable
          Warrant Certificate.......................................  Filed Electronically
   4.11  Amendment to the Shareholder Agreement among Leather
          Investors Limited Partnership I, Leather Investors Limited
          Partnership II, the Other Investors Named on the Signature
          Pages thereto and Wilsons The Leather Experts
          Inc.......................................................  Filed Electronically
   4.12  Purchase Agreement dated as of August 14, 1997, by and among Wilsons The Leather Experts Inc., the Subsidiary
          Guarantors party thereto, and BancAmerica Securities, Inc.  Incorporated by
          (7)..................................................       Reference
   4.13  Registration Rights Agreement dated as of August 18, 1997 by and among Wilsons The Leather Experts Inc., the
          Subsidiary Guarantors party thereto, and BancAmerica        Incorporated by
          Securities, Inc. (8)......................................  Reference
   5.1   Opinion of Faegre & Benson LLP.............................  Filed Electronically
   8.1   Opinion of Faegre & Benson LLP regarding Federal Income Tax
          Consequences..........................................      Filed Electronically
  10.1   Parent Guaranty dated as of May 25, 1996, by Wilsons The
          Leather Experts Inc., Wilsons Center, Inc., Rosedale
          Wilsons, Inc. and River Hills Wilsons, Inc. in favor of     Incorporated by
          General Electric Capital Corporation. (9).................  Reference
  10.2   Wilsons The Leather Experts Inc. Executive and Key           Incorporated by
          Management Incentive Plan. (1)............................  Reference
  10.3   Wilsons The Leather Experts Inc. 401(k) Plan. (1)..........  Incorporated by
                                                                      Reference
  10.4   Employment Agreement dated as of May 25, 1996 between
          Wilsons The Leather Experts Inc. and Joel N. Waller.        Incorporated by
          (1).......................................................  Reference
  10.5   Employment Agreement dated as of May 25, 1996 between
          Wilsons The Leather Experts Inc. and David L. Rogers.       Incorporated by
          (1).......................................................  Reference
  10.6   Credit Agreement dated as of May 25, 1996 among Wilsons
          Leather Holdings Inc., as Borrower, the Lenders signatory
          thereto from time to time, as Lenders, and General
          Electric Capital Corporation, as Agent, Lender and Swing    Incorporated by
          Line Lender. (1)..........................................  Reference

 EXHIBIT
   NO.                           DESCRIPTION                             METHOD OF FILING
 -------                         -----------                             ----------------
  10.7   Security Agreement dated as of May 25, 1996 by Wilsons
          Leather Holdings Inc. and the other grantors listed on the signature pages thereto, in favor of General Electric
          Capital Corporation, in its capacity as Agent for Lenders.  Incorporated by
          (1)..............................................           Reference
  10.8   Security Agreement dated as of May 25, 1996 by Wilsons
          Leather Holdings Inc. and the other grantors listed on the
          signature pages thereto, in favor of CVS New York, Inc.     Incorporated by
          (1)..................................................       Reference
  10.9   Store Guarantors' Guaranty dated as of May 25, 1996, by
          Bermans The Leather Experts, Inc., Wilsons House of Suede,
          Inc., Wilsons Tannery West, Inc., the Georgetown
          Subsidiaries that are signatories thereto and the
          Individual Store Subsidiaries that are signatories
          thereto, in favor of General Electric Capital Corporation.  Incorporated by
          (10).........................................               Reference
  10.10  Wilsons The Leather Experts Inc. Amended 1996 Stock Option   Incorporated by
          Plan. (4).................................................  Reference
  10.11  Amendment No. 1 to Credit Agreement. (4)...................  Incorporated by
                                                                      Reference
  10.12  Amendment No. 2 to Credit Agreement. (4)...................  Incorporated by
                                                                      Reference
  10.13  Amendment No. 3 to Credit Agreement. (11)..................  Incorporated by
                                                                      Reference
  10.14  Amendment No. 1 to Security Agreement. (12)................  Incorporated by
                                                                      Reference
  10.15  Stock Exchange Agreement. (13).............................  Incorporated by
                                                                      Reference
  10.16  Pledge Agreement, dated as of May 25, 1996, between Wilsons
          The Leather Experts Inc. and CVS New York, Inc.             Incorporated by
          (14)......................................................  Reference
  10.17  Pledge Agreement, dated as of May 25, 1996, between Wilsons  Incorporated by
          Center, Inc. and CVS New York, Inc. (14)..........          Reference
  10.18  Pledge Agreement, dated as of May 25, 1996, between          Incorporated by
          Rosedale Wilsons, Inc. and CVS New York, Inc. (14)........  Reference
  10.19  Pledge Agreement, dated as of May 25, 1996, between River    Incorporated by
          Hills Wilsons, Inc. and CVS New York, Inc. (14)...........  Reference
  10.20  Amendment No. 1 to Pledge Agreement dated as of December
          19, 1996, between River Hills Wilsons, Inc. and CVS New     Incorporated by
          York, Inc. (14)...........................................  Reference
  10.21  Pledge Agreement, dated as of May 25, 1996, between Wilsons
          The Leather Experts Inc. and General Electric Capital
          Corporation, individually and as agent for the lenders      Incorporated by
          signatory to the Credit Agreement. (14)...........          Reference
  10.22  Pledge Agreement, dated as of May 25, 1996, between Wilsons
          Center, Inc. and General Electric Capital Corporation,
          individually and as agent for the lenders signatory to the  Incorporated by
          Credit Agreement. (14)...................                   Reference
  10.23  Pledge Agreement, dated as of May 25, 1996, between
          Rosedale Wilsons, Inc. and General Electric Capital
          Corporation, individually and as agent for the lenders      Incorporated by
          signatory to the Credit Agreement. (14)...................  Reference
  10.24  Pledge Agreement, dated as of May 25, 1996, between River
          Hills Wilsons, Inc. and General Electric Capital
          Corporation, individually and as agent for the lenders      Incorporated by
          signatory to the Credit Agreement. (14)...................  Reference
  10.25  Amendment No. 4 to Credit Agreement. (15)..................  Incorporated by
                                                                      Reference
  10.26  Repurchase Agreement dated as of August 13, 1997, by and between Wilsons The Leather Experts Inc. and CVS New York,  Incorporated by
          Inc. (16)...........................................        Reference

 EXHIBIT
   NO.                           DESCRIPTION                             METHOD OF FILING
 -------                         -----------                             ----------------
  10.27  Amendment No. 2 to Pledge Agreement dated as of July 31,
          1997, between River Hills Wilsons, Inc. and General         Incorporated by
          Electric Capital Corporation. (17)........................  Reference
  10.28  Joinder Agreement dated as of July 31, 1997, by and between
          Wilsons International Inc. and General Electric Capital     Incorporated by
          Corporation. (18).................................          Reference
  10.29  Reaffirmation of Guaranty dated as of July 31, 1997, by
          Wilsons The Leather Experts Inc., Wilsons Center, Inc.,
          Rosedale Wilsons, Inc. and River Hills Wilsons, Inc., in    Incorporated by
          favor of General Electric Capital Corporation. (19).......  Reference
  11.1   Computation of per share income (20).......................  Incorporated by
                                                                      Reference
  12.1   Computation of ratios......................................  Filed Electronically
  21.1   Subsidiaries of the Company................................  Filed Electronically
  23.1   Consent of Arthur Andersen LLP.............................  Filed Electronically
  23.2   Consent of KPMG Peat Marwick LLP...........................  Filed Electronically
  23.3   Consent of Faegre & Benson LLP (included in Exhibits No.
          5.1 and 8.1 to the Registration Statement)................  Filed Electronically
  24.1   Powers of Attorney of officers and directors of the
          Company...................................................  Filed Electronically
  24.2   Powers of Attorney of officers and directors of the
          Guarantors................................................  Filed Electronically
  25.1   Statement of Eligibility of Trustee........................  Filed Electronically
  27.1   Financial Data Schedule (20)...............................  Incorporated by
                                                                      Reference
  99.1   Letter of Transmittal and related documents to be used in
          conjunction with the Exchange Offer.......................  Filed Electronically
  99.2   Notice of Guaranteed Delivery..............................  Filed Electronically
  99.3   Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.............................  Filed Electronically
  99.4   Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees..............................  Filed Electronically
  99.5   Letter to Clients..........................................  Filed Electronically

--------
   Share figures above have been adjusted for the 0.9-for-1 reverse stock split that was effected on October 11, 1996.
 (1) Incorporated by reference to the same numbered exhibit to the Company's Registration Statement on Form S-1 (333-13967) filed with the Securities and Exchange Commission (the "Commission") on October 11, 1996.
 (2) Incorporated by reference to Exhibit No. 3.4 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on December 24, 1996.
 (3) Incorporated by reference to Exhibit No. 3.5 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on April 18, 1997.
 (4) Incorporated by reference to the same numbered exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.
 (5) Incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
 (6) Incorporated by reference to Exhibit 4.9 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on April 18, 1997.

 (7) Incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
 (8) Incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
 (9) Incorporated by reference to Exhibit 10.8 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
(10) Incorporated by reference to Exhibit 10.10 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
(11) Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended May 3, 1997 filed with the Commission.
(12) Incorporated by reference to the same numbered exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on April 18, 1997.
(13) Incorporated by reference to Exhibit 10.2 to the Company's Report on Form 10-Q for the quarter ended May 3, 1997 filed with the Commission.
(14) Incorporated by reference to the same numbered exhibit to Amendment No. 4 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on May 27, 1997.
(15) Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
(16) Incorporated by reference to Exhibit 10.2 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
(17) Incorporated by reference to Exhibit 10.6 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
(18) Incorporated by reference to Exhibit 10.7 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
(19) Incorporated by reference to Exhibit 10.9 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.
(20) Incorporated by reference to the same numbered exhibit to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.